    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 4, 1996


                                                      REGISTRATION NO. 333-14001
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 4
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                              LARSCOM INCORPORATED
             (Exact name of registrant as specified in its charter)

           DELAWARE                          3661                  94-2362692
 (State or other jurisdiction    (Primary standard industrial   (I.R.S. Employer
     of incorporation or         classification code number)     Identification
        organization)                                                 No.)

                            4600 PATRICK HENRY DRIVE
                             SANTA CLARA, CA 95054
                                 (408) 988-6600
   (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                           --------------------------

                                DEBORAH M. SOON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              LARSCOM INCORPORATED
                            4600 PATRICK HENRY DRIVE
                             SANTA CLARA, CA 95054
                                 (408) 988-6600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

        W. LESLIE DUFFY, ESQ.                     JEFFREY D. SAPER, ESQ.
       CAHILL GORDON & REINDEL                    HOWARD S. ZEPRUN, ESQ.
            80 PINE STREET                   WILSON SONSINI GOODRICH & ROSATI
          NEW YORK, NY 10005                     PROFESSIONAL CORPORATION
            (212) 701-3000                          650 PAGE MILL ROAD
                                                 PALO ALTO, CA 94304-1050
                                                      (415) 493-9300

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 4, 1996


                                7,000,000 SHARES
                                     [LOGO]

                              CLASS A COMMON STOCK

    OF THE 7,000,000 SHARES OF CLASS A COMMON STOCK OFFERED HEREBY, 5,800,000 SHARES ARE BEING SOLD BY LARSCOM INCORPORATED, A DELAWARE CORPORATION ("LARSCOM" OR THE "COMPANY"), AND 1,200,000 SHARES ARE BEING SOLD BY AXEL JOHNSON INC., A DELAWARE CORPORATION ("AXEL JOHNSON" OR THE "SELLING STOCKHOLDER"). IT IS ANTICIPATED THAT THE COMPANY WILL USE A PORTION OF THE PROCEEDS OF THIS OFFERING FOR REPAYMENT OF $25.0 MILLION OF INDEBTEDNESS TO AXEL JOHNSON UNDER A NOTE ISSUED IN AUGUST 1996 IN CONNECTION WITH THE DECLARATION OF A DIVIDEND TO AXEL JOHNSON. THE COMPANY WILL NOT RECEIVE ANY PROCEEDS FROM THE SALE OF SHARES BY THE SELLING STOCKHOLDER. SEE "PRINCIPAL AND SELLING STOCKHOLDER," "RELATIONSHIP BETWEEN THE COMPANY AND AXEL JOHNSON" AND "USE OF PROCEEDS."

    THE COMPANY'S COMMON STOCK CONSISTS OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK. THE RIGHTS, PREFERENCES AND PRIVILEGES OF EACH CLASS OF COMMON STOCK ARE IDENTICAL IN ALL RESPECTS EXCEPT FOR VOTING RIGHTS. EACH SHARE OF CLASS A COMMON STOCK ENTITLES ITS HOLDER TO ONE VOTE AND EACH SHARE OF CLASS B COMMON STOCK ENTITLES ITS HOLDER TO FOUR VOTES FOR EACH SHARE OF CLASS A COMMON STOCK INTO WHICH CLASS B COMMON STOCK IS CONVERTIBLE. THE CLASS B COMMON STOCK IS CONVERTIBLE INTO CLASS A COMMON STOCK ON A SHARE-FOR-SHARE BASIS, SUBJECT TO ADJUSTMENT FOR STOCK DIVIDENDS, STOCK SPLITS, SUBDIVISIONS OR COMBINATIONS. SEE "PRINCIPAL AND SELLING STOCKHOLDER" AND "DESCRIPTION OF CAPITAL STOCK."

    PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE COMMON STOCK OF THE COMPANY. IT IS CURRENTLY ESTIMATED THAT THE INITIAL PUBLIC OFFERING PRICE OF THE CLASS A COMMON STOCK WILL BE BETWEEN $12.00 AND $14.00 PER SHARE. SEE "UNDERWRITING" FOR A DISCUSSION OF THE FACTORS TO BE CONSIDERED IN DETERMINING THE INITIAL PUBLIC OFFERING PRICE. THE COMPANY HAS APPLIED TO HAVE THE CLASS A COMMON STOCK APPROVED FOR QUOTATION ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "LARS."

    PRIOR TO THIS OFFERING, AXEL JOHNSON OWNS 100% OF THE OUTSTANDING SHARES OF THE COMPANY'S COMMON STOCK, AND UPON COMPLETION OF THIS OFFERING, WILL OWN 100% OF THE COMPANY'S OUTSTANDING CLASS B COMMON STOCK, REPRESENTING 60.5% OF THE TOTAL OUTSTANDING COMMON STOCK ON A SHARE-FOR-SHARE BASIS AND 85.9% OF THE TOTAL VOTING POWER OF THE OUTSTANDING COMMON STOCK. SEE "PRINCIPAL AND SELLING STOCKHOLDER" AND "RELATIONSHIP BETWEEN THE COMPANY AND AXEL JOHNSON."

    SEE "RISK FACTORS" COMMENCING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK OFFERED HEREBY.
                               -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
                                                                                    PROCEEDS TO
                                 PRICE TO       UNDERWRITING      PROCEEDS TO         SELLING
                                  PUBLIC        DISCOUNT (1)      COMPANY (2)       STOCKHOLDER
--------------------------------------------------------------------------------------------------
PER SHARE...................         $                $                $                 $
TOTAL (3)...................         $                $                $                 $
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

(1) SEE "UNDERWRITING" FOR INFORMATION CONCERNING INDEMNIFICATION OF THE UNDERWRITERS AND OTHER MATTERS.

(2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $1,500,000.

(3) THE COMPANY AND THE SELLING STOCKHOLDER HAVE GRANTED TO THE UNDERWRITERS A 30-DAY OPTION TO PURCHASE UP TO 350,000 AND 700,000 ADDITIONAL SHARES OF CLASS A COMMON STOCK, RESPECTIVELY, SOLELY TO COVER OVER-ALLOTMENTS, IF ANY. IF THE UNDERWRITERS EXERCISE THIS OPTION IN FULL, THE PRICE TO PUBLIC WILL TOTAL $ , THE UNDERWRITING DISCOUNT WILL TOTAL $ , THE PROCEEDS TO COMPANY WILL TOTAL $ AND THE PROCEEDS TO SELLING STOCKHOLDER WILL TOTAL
    $      . SEE "UNDERWRITING."

    THE SHARES OF CLASS A COMMON STOCK ARE OFFERED BY THE SEVERAL UNDERWRITERS NAMED HEREIN SUBJECT TO RECEIPT AND ACCEPTANCE BY THEM AND SUBJECT TO THEIR RIGHT TO REJECT ANY ORDER IN WHOLE OR IN PART. IT IS EXPECTED THAT DELIVERY OF THE CERTIFICATES REPRESENTING SUCH SHARES WILL BE MADE AGAINST PAYMENT THEREFOR
AT THE OFFICE OF MONTGOMERY SECURITIES ON OR ABOUT             , 1996.
                             ---------------------
MONTGOMERY SECURITIES
                                 COWEN & COMPANY
                                                           PUNK, ZIEGEL & KNOELL

                                     , 1996

                                 [CHART]
    Set forth here, under the title Global Internetworking Solutions, is a full-page graphic representation of the networking functions, capabilities, and interrelationships of Larscom's primary products. The Larscom wordmark appears above the title at the top of the page. At the upper and lower center of the diagram are two representations of clouds labeled Digital Network and ATM Network, respectively. The Digital Network cloud represents public and/or private wide area networks using circuit-based (i.e., time division multiplexing, or TDM) digital transmission technologies including full and fractional T1, E1, T3, and E3. The ATM Network cloud represents public and/or private wide area networks using cell-based Asynchronous Transfer Mode (ATM) digital transmission technologies. These are the two broad classes of networks in which Larscom products are deployed.

    Around the two network clouds are triangular and rectangular representations of Larscom products, labeled Access-T45, Access-T, Orion 4000, Orion 4000/5, Orion 400 Orion 800, and EtherSpan. On the outside of the product representations (relative to the central clouds) are various labeled icons representing network applications served by the Larscom products. Lines interconnecting the network application icons and the Larscom product representations indicate the physical connections between user and Larscom equipment, and are labeled to indicate the type of connection. Lines interconnecting the Larscom product representations and the network clouds indicate the access connections between Larscom equipment and the wide area networks, and are labeled to indicate the type of access facility.

    The Larscom products represented at the top left and right of the diagram are Access-T45 units. These are connected by a line labeled Clear Channel T3, which passes through the Digital Network cloud. At each Access-T45, a host computer is connected through channel extension equipment to the Access-T45 via a HSSI connection and a router is connected to the Access-T45. This portion of the diagram represents the multiplexing of two applications for end-to-end telecommunication via a clear channel T3 link.

    Below the Access-T45 on the left side of the diagram there are two Larscom product representations connected directly to the network clouds: an Orion 4000/5, connected to the Digital Network cloud by three parallel lines representing E1 facilities; and an Orion 4000, connected to the Digital Network cloud by three parallel lines representing E1 facilities and one line representing a T3 facility, and to the ATM Network cloud by one line representing a T3 facility. Host computer, router, and video device icons with connecting lines to the Orion 4000/5 represent the three applications served by the Orion 4000/5; these applications telecommunicate with applications connected to the Orion 4000 immediately below via the Digital Network, employing three E1 links. Applications served by the latter Orion 4000 include a multi-port router, an ATM switch, a T1 PBX, and an aggregation of low-speed circuits multiplexed to T1s by an Orion 800, as well as a host computer, a router, and a video device multiplexed to T1s by an Orion 4000/5. A T3 connection to the ATM network cloud represents the network link employed by the ATM switch; the other applications are internetworked via the T3 and E1 connections to the Digital Network cloud.

    Below the Access-T45 on the right side of the diagram are three Larscom product representations connected directly to the network clouds: a Mega-T, connected to the Digital Network cloud by four parallel lines representing inverse-multiplexed T1 facilities; an Orion 4000, connected to the Digital Network cloud by one line representing a T3 facility; and another Orion 4000, connected to the ATM Network cloud by one line representing a T3 facility, and connected to the Orion 4000 above by one line representing a private T3 facility. On the non-network side, the Mega-T is connected to an EtherSpan, which serves a 10Base-T LAN connection represented by a line labeled 10Base-T; another EtherSpan is shown connecting a labeled icon of a 10Base-T Ethernet switch to the non-network side of the Orion 4000 below the Mega-T. These two EtherSpan portions of the diagram represent remote LAN interconnection, with a four-T1 channel providing the path through the Digital Network cloud between the Mega-T and the Orion 4000. In addition to the EtherSpan-served remote LAN connection, applications served by the Orion 4000 include a T1 PBX and an aggregation of low-speed circuits multiplexed to T1s by an Orion 400, as well as a PBX, a router, and a video device multiplexed to a T3 by the Orion 4000 in the lower right corner of the diagram. All of the applications served by the former Orion 4000 are multiplexed to a single T3 line for connection to the Digital Network cloud; separation and distribution of the individual applications to different sites (i.e., different Larscom products in the diagram) are performed by switches and other devices within the fabric of the Digital Network. The Orion 4000 in the lower right also supports an ATM switch via a UNI connection on its non-network side. This ATM switch internetworks with the ATM switch at the left side of the diagram via T3 connections and the ATM Network cloud.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. AS USED IN THIS PROSPECTUS, THE TERMS "LARSCOM" AND THE "COMPANY" INCLUDE LARSCOM INCORPORATED AND ITS SUBSIDIARY, UNLESS THE CONTEXT OTHERWISE INDICATES. THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INCLUDE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THIS PROSPECTUS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED IN THE SECTIONS ENTITLED "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION PRESENTED IN THIS PROSPECTUS ASSUMES (I) NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION, (II) THE AMENDMENT AND RESTATEMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION PRIOR TO CONSUMMATION OF THIS OFFERING, PURSUANT TO WHICH EACH OUTSTANDING SHARE OF COMMON STOCK SHALL BE CONVERTED INTO 1,190 SHARES OF CLASS B COMMON STOCK AND AN AGGREGATE OF 100,000,000 SHARES OF CLASS A COMMON STOCK SHALL BE AUTHORIZED (THE "RECAPITALIZATION") AND (III) THE CONVERSION BY AXEL JOHNSON OF 1,200,000 SHARES OF CLASS B COMMON STOCK INTO 1,200,000 SHARES OF CLASS A COMMON STOCK TO BE SOLD HEREUNDER. CERTAIN TECHNICAL TERMS AND ACRONYMS USED IN THIS PROSPECTUS ARE DEFINED IN THE "GLOSSARY OF TERMS" BEGINNING ON PAGE 57.

    Larscom develops, manufactures and markets a broad range of high speed global internetworking solutions for network service providers ("NSPs") and corporate users. Larscom's products provide access to fractional T1, E1, T1/E1, frame relay, fractional T3/E3, channelized T3 services and Clear Channel ATM ("CCA") inverse multiplexing, with clear channel T3, ISDN, IMA and ATM under development. Larscom's newest families of products, the Orion 200 and Orion 4000, were designed with modular hardware and downloadable software to provide the Company's customers with the flexibility to increase network capacity and add services in a rapid and cost-effective manner. In the broadband market, for example, the Orion 4000 is unique in its ability to accommodate both the emerging cell-based ATM network connectivity and traditional circuit-based TDM connectivity within the same architecture and to accommodate bandwidth needs that range from a single T1 or E1 circuit to 155 Mbps.

    The proliferation of personal computers, the increased demand for local area networks ("LANs") that connect computing resources within an enterprise and the increased demand for wide area networks ("WANs") that permit interconnection of computing resources across wide geographic areas have created dramatic growth in the demand for capacity and high speed access. More recently, this demand has been further fueled by the growth in Internet usage among both individuals and businesses, as well as the emergence of more bandwidth-intensive applications such as video and imaging. As such, NSPs and corporate users require equipment that supports a broad range of services, operates reliably and consistently in all major markets across the globe and bridges the technology gap between current circuit-based TDM technology and the emerging cell-based ATM environment. Larscom addresses these needs with a broad range of products which provide affordable network access for multiple speeds and standards.

    The Company strives to be a global leader in providing flexible, dependable, high speed internetworking solutions that allow its customers to connect high speed applications economically across WANs and that enable NSPs to introduce new services rapidly and economically. In order to achieve this objective, the Company intends to expand relationships with major customers, to expand its customer base by broadening distribution channels and to capitalize on its innovative technology. The Company's expansion of its relationships with major customers provides it with advanced insight into the evolving needs of customers, which allows it to anticipate new technology requirements. The Company also seeks to extend its market presence domestically through the development of alternative distribution channels and to expand its international sales and support organization to complement existing and new distribution relationships. Furthermore, the Company seeks to build upon its strength in technology innovation to ensure that its products remain in the forefront of the broadband and digital access markets.

    The Company sells its products in the U.S. primarily through its direct sales organization and through OEMs, value added resellers ("VARs") and systems integrators. Internationally, the Company markets its products through distribution arrangements with VARs and systems integrators. The Company provides onsite services via arrangements with a number of service partners worldwide and provides technical applications assistance as well as customer and distributor product maintenance, installation and training. The Company's customers principally consist of NSPs, Fortune 500 corporations, systems integrators, VARs and federal, state and local government agencies. The Company's largest customers include MCI, IBM/Advantis, UUNET and AT&T.

                         RELATIONSHIP WITH AXEL JOHNSON

    Axel Johnson currently owns 100% of the Company's outstanding Common Stock. Upon consummation of this Offering, assuming no exercise of the Underwriters' over-allotment option, Axel Johnson will own 100% of the Company's outstanding Class B Common Stock, representing 60.5% of the total outstanding Common Stock on a share-for-share basis and 85.9% of the total voting power of the outstanding Common Stock. Additionally, Axel Johnson will not own any shares of Class A Common Stock. See "Principal and Selling Stockholder." As a result of its ownership interest, Axel Johnson will be able to control the vote on most matters submitted to stockholders, including the election of directors and the approval of extraordinary corporate transactions. The Company and Axel Johnson have entered into a number of agreements for the purpose of defining their ongoing relationship. While these agreements will continue to provide the Company with certain services, the Company is only entitled to the ongoing assistance of Axel Johnson for a limited time and it may not receive such services beyond the terms of the agreements. See "Risk Factors--Control by and Relationship with Axel Johnson," "--No Recent Independent Operating History" and "Relationship Between the Company and Axel Johnson."

    In August 1996, the Company declared a dividend of $25.0 million to Axel Johnson, evidenced by a $25.0 million promissory note payable to Axel Johnson, bearing interest at a rate of 7.5% per annum, payable semi-annually. The principal amount of $25.0 million is repayable on August 22, 1999, or on the earliest occurrence of any of the following events: (i) the Company's total stockholders' equity equals or exceeds $40.0 million, (ii) the Company sells all or substantially all of its assets or (iii) Axel Johnson nominates less than a majority of the persons to be elected to the Company's Board of Directors. The sale of Class A Common Stock offered hereby will cause the Company's equity to exceed $40.0 million. As a result, it is anticipated that the Company will use $25.0 million of the net proceeds from the sale of the Class A Common Stock to repay the $25.0 million of indebtedness owed to Axel Johnson. See "Use of Proceeds."

                                  RISK FACTORS

    An investment in the Class A Common Stock involves certain risks associated with the business of Larscom and the industry in which the Company competes. Such risks include, but are not limited to, (i) the uncertainty as to the Company's successful development or marketing of its new products, (ii) the Company's lack of a recent independent operating history, (iii) the Company's ability to continue to compete successfully with existing or new competitors,
(iv) the Company's ability to effectively manage the expansion of its business and (v) the Company's ability to adapt to the rapid technological changes associated with its industry and to comply with the regulations and the various evolving industry standards. See "Risk Factors."

                                DIVIDEND POLICY

    The Company previously declared a $25.0 million dividend to its sole shareholder in August 1996 (evidenced by a promissory note anticipated to be paid out of the net proceeds of this Offering). In order to retain earnings to finance future growth, the Company does not intend to pay any further non-stock dividends in the foreseeable future. The declaration and payment of dividends, if any, will be subject to the discretion of the Company's Board of Directors and will depend on the Company's earnings, capital requirements, financial condition, statutory restrictions and other factors deemed to be relevant by the Board of Directors. See "Dividend Policy."

                                  THE OFFERING

Class A Common Stock offered by the Company..........  5,800,000 shares

Class A Common Stock offered by the Selling
  Stockholder........................................  1,200,000 shares

Common Stock to be outstanding after this Offering:

  Class A Common Stock...............................  7,000,000 shares (1)

  Class B Common Stock...............................  10,700,000 shares

    Total............................................  17,700,000 shares (1)

Use of proceeds......................................  For repayment of $25.0 million of indebtedness to the Selling
                                                       Stockholder and general corporate
                                                       purposes, including working capital.
                                                       The Company will not receive any of
                                                       the proceeds from the sale of Common
                                                       Stock by the Selling Stockholder.
                                                       See "Use of Proceeds."

Voting rights........................................  The Class A Common Stock and Class B
                                                       Common Stock vote as a single class
                                                       with respect to all matters
                                                       submitted to a vote of stockholders,
                                                       with each share of Class A Common
                                                       Stock entitled to one vote and each
                                                       share of Class B Common Stock
                                                       entitled to four votes for each
                                                       share of Class A Common Stock into
                                                       which Class B Common Stock is
                                                       convertible. The Class B Common
                                                       Stock is convertible into Class A
                                                       Common Stock on a share-for-share
                                                       basis, subject to adjustment for
                                                       stock dividends, stock splits,
                                                       subdivisions or combinations.

Proposed Nasdaq National Market symbol...............  LARS

------------------------

(1) Excludes (i) 205,000 shares of Class A Common Stock reserved for issuance pursuant to the Stock Option Plan for Non-Employee Directors, of which options to purchase an aggregate of 36,000 shares shall be granted upon consummation of this Offering and no other options are outstanding, (ii) 2,485,000 shares of Class A Common Stock reserved for issuance pursuant to the Stock Incentive Plan, of which options to purchase an aggregate of 1,300,000 shares shall be granted upon consummation of this Offering and no other options are outstanding, and of which 23,555 shares of Class A Common Stock will be issued upon consummation of this Offering to officers of the Company in connection with the termination of the Company's participation in the Selling Stockholder's existing long-term incentive plan and (iii) 310,000 shares of Class A Common Stock reserved for issuance pursuant to the Stock Purchase Plan, none of which has been issued to date. See "Management."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                  NINE MONTHS
                                                                                                     ENDED
                                                                YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                                             -------------------------------  --------------------
                                                               1993       1994       1995       1995       1996
                                                             ---------  ---------  ---------  ---------  ---------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Revenues.................................................  $  39,035  $  36,550  $  48,663  $  36,654  $  48,981
  Gross profit.............................................     24,046     21,513     27,516     21,142     27,020
  Income from operations...................................      4,148      1,425      4,611      3,827      7,156
  Net income...............................................      2,295        661      2,529      2,100      4,101
  Supplemental net income per share (1)....................                        $    0.18             $    0.30
  Shares used to compute supplemental
    net income per share (1)...............................                           14,013                14,013

                                                                                            SEPTEMBER 30, 1996
                                                                                        --------------------------
                                                                                                     AS ADJUSTED
                                                                                          ACTUAL         (2)
                                                                                        ----------  --------------
CONSOLIDATED BALANCE SHEET DATA:
  Working capital (deficit)...........................................................  $  (10,822)   $   32,800
  Total assets........................................................................      32,101        75,723
  Note payable to Axel Johnson........................................................      25,000            --
  Total stockholders' equity (deficit)................................................      (2,663)       65,959

------------------------

(1) See Note 1 of Notes to the Consolidated Financial Statements for an explanation of the determination of shares used to compute supplemental net income per share.

(2) Adjusted to reflect the receipt of the estimated net proceeds from the sale of 5,800,000 shares of Class A Common Stock offered by the Company hereby at an assumed initial public offering price of $13.00 per share and the payment of the $25.0 million note payable to Axel Johnson. See "Use of Proceeds" and "Capitalization."

                            ------------------------

    The Company was originally incorporated in California on January 16, 1970 and was reincorporated in Delaware on June 13, 1989. The principal executive offices of the Company are located at 4600 Patrick Henry Drive, Santa Clara, California 95054, and the Company's telephone number is (408) 988-6600.

                                  RISK FACTORS

    THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS. ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS DUE TO A NUMBER OF FACTORS, INCLUDING THOSE SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY'S BUSINESS BEFORE PURCHASING SHARES OF CLASS A COMMON STOCK OFFERED HEREBY.

BENEFIT OF TRANSACTION TO EXISTING STOCKHOLDER

    This Offering will provide substantial benefits to the existing stockholder of the Company, Axel Johnson. Axel Johnson will benefit from the sale of approximately $15.6 million of Class A Common Stock in this Offering, based upon an assumed initial public offering price of $13.00 per share. In addition, the Company will use approximately $25.0 million of its net proceeds from this Offering to repay indebtedness to Axel Johnson. After consummation of this Offering, Axel Johnson will also benefit from the creation of a public market for the Class A Common Stock into which the Class B Common Stock held by it is convertible. Upon the consummation of this Offering, the shares of Class A Common Stock into which the Class B Common Stock then held by Axel Johnson would be convertible, will have an aggregate market value of approximately $139.1 million, based upon an assumed initial public offering price of $13.00 per share of Class A Common Stock. See "Relationship Between the Company and Axel Johnson."

NO RECENT INDEPENDENT OPERATING HISTORY

    The Company has been a wholly-owned subsidiary of Axel Johnson since 1987 and, accordingly, has had no recent independent operating history. Following this Offering, the Company will be required to further develop financial, management, administrative and other resources previously provided by Axel Johnson which are necessary to operate successfully as an independent public company. Although the Company and Axel Johnson have entered into several agreements that are intended to ease the Company's transition to an independent public company, there can be no assurance that the Company will be able to manage this transition or to develop these independent resources successfully. Although the Company will have access, subject to certain conditions, to a $15.0 million credit facility provided by Axel Johnson, there can be no assurance that alternative sources of financing will be available upon the expiration or termination of such facility or that additional sources of funding will be available on terms favorable to the Company if the Company's borrowing requirements exceed the amount of the facility. See "--Control by and Relationship with Axel Johnson" and "Relationship Between the Company and Axel Johnson."

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; ABSENCE OF SIGNIFICANT BACKLOG

    The Company's operating results have fluctuated significantly in the past and may fluctuate in the future on a quarterly and annual basis as a result of a number of factors, many of which are beyond the Company's control. In 1995, the Company experienced a shift in the purchasing behavior of its customers which resulted in higher second and third quarter sales relative to fourth quarter sales. These purchasing patterns and resulting cyclicality could continue in the future. Moreover, the Company's sales historically have been concentrated in a small number of customers. Therefore, sales for a given quarter may depend to a significant degree upon product shipments to a limited number of customers. Sales to individual large customers are often related to the customer's specific equipment deployment projects, the timing of which are subject to change on limited notice. The Company has experienced both acceleration and slowdown in orders related to such projects, causing changes in the sales level of a given quarter relative to both the preceding and subsequent quarters. For example, since 1994 sales to MCI, IBM/Advantis, AT&T and other current customers have occasionally varied by $1.0 million or more from quarter to quarter. Since most of the Company's sales are in the form of large orders with short delivery times to a limited number of customers, the Company's ability to predict revenues is limited. In addition, announcements by the

Company or its competitors of new products and technologies could cause customers to defer purchases of the Company's existing products. In the event that anticipated orders from major customers fail to materialize, or delivery schedules are deferred or canceled as a result of the above factors or other unanticipated factors, the Company's business and operating results could be materially adversely affected. As a result, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon as indicative of future performance.

    The Company's backlog at any point in time is typically limited. Accordingly, sales in any quarter are largely dependent on orders received during that quarter. Furthermore, the Company's agreements with its customers typically provide that they may change delivery schedules and cancel orders within specified timeframes, typically up to 30 days prior to the scheduled shipment date, without penalty. The Company's customers have in the past built, and may in the future build, significant inventory in order to facilitate more rapid deployment of anticipated major projects or for other reasons. Decisions by such customers to reduce their inventory levels could lead to reductions in purchases from the Company. Therefore, customer decisions to delay delivery, cancel orders or reduce purchases could have a material adverse effect on the Company's business and operating results.

    The Company's gross margin is affected by a number of factors, including product mix, product pricing, cost of components and manufacturing costs. For example, a price reduction of a particular product in response to competitive pressure which is not offset by a reduction in production costs or by sales of other products with higher gross margins would decrease the Company's overall gross margin and could have a material adverse effect on the Company's business and operating results. The Company's anticipated increase in overall spending in future periods in order to pursue new market opportunities may also affect operating margins. The Company establishes its expenditure levels for product development and other operating expenses based on projected sales levels and margins, however, expenses are relatively fixed in the short term. Accordingly, if sales are below expectations in any given period, the adverse impact of the revenue shortfall on the Company's operating results may be greater due to the Company's inability to adjust spending in the short term to compensate for the shortfall.

    Results in any period could also be affected by changes in market demand, competitive market conditions, market acceptance of new or existing products, the cost and availability of components, the mix of the Company's customer base and sales channels, the mix of products sold, sales promotion activities by the Company, the Company's ability to expand its sales and marketing organization effectively, the Company's ability to attract and retain key technical and managerial employees and general economic conditions. Due to all of the foregoing factors, the Company's operating results in one or more future periods may be subject to significant fluctuations. In the event this results in the Company's financial performance being below the expectations of public market analysts and investors, the price of the Company's Class A Common Stock could be materially adversely affected. See "--Customer Concentration," "--Dependence on Component Availability and Key Suppliers" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CONTROL BY AND RELATIONSHIP WITH AXEL JOHNSON

    As a result of the Recapitalization, the Company's capital stock will consist of Class A Common Stock and Class B Common Stock. Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to four votes per share, subject to adjustment. The Class B Common Stock is convertible into Class A Common Stock on a share-for-share basis, subject to adjustment. Upon the consummation of this Offering, Axel Johnson will own 100% of the outstanding Class B Common Stock and none of the outstanding Class A Common Stock. As a result, Axel Johnson will have sufficient voting power to control the direction and policies of the Company, including mergers, consolidations, the sale of all or substantially all of the assets of the Company and the election of the Board of Directors of the Company, and to prevent or cause a change in control of the Company. Such control may have the effect of discouraging certain types of transactions involving an actual or potential change of control of the Company, including transactions in which the holders of Class A Common Stock might otherwise receive a premium for their shares over the then-current market price. See "Principal and Selling Stockholder" and "Description of Capital Stock."

    Historically, the Company has derived certain benefits from being a subsidiary of Axel Johnson. Effective upon the consummation of this Offering, the relationship between the Company and Axel Johnson will be defined pursuant to several transitional agreements. Because of the complexity of the various agreements between the Company and Axel Johnson, there can be no assurance that such agreements, or the transactions provided for therein, will be effected on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties. While these agreements will continue to provide the Company with certain benefits, the Company is only entitled to the ongoing assistance of Axel Johnson for a limited time and it may not enjoy benefits from its relationship with Axel Johnson beyond the term of the agreements, including benefits derived from Axel Johnson's reputation and credit support. There can be no assurance that the Company, upon termination of such assistance from Axel Johnson, will be able to develop such services internally or to obtain arrangements from third parties to replace such services upon favorable terms, if at all. See "--No Recent Independent Operating History" and "Relationship Between the Company and Axel Johnson."

CERTAIN ANTI-TAKEOVER EFFECTS

    Upon consummation of this Offering, 60.5% of the outstanding Common Stock owned and 85.9% of the outstanding voting power will be controlled by Axel Johnson (55.4% and 83.3%, respectively, if the Underwriters' over-allotment option is exercised in full). Voting control by Axel Johnson may discourage certain types of transactions involving an actual or potential change of control of the Company, including transactions in which the holders of the Company's Class A Common Stock might receive a premium for their shares over the prevailing market price of the Class A Common Stock. In addition, the authorized but unissued capital stock of the Company includes 5,000,000 shares of preferred stock (the "Preferred Stock"). The Board of Directors is authorized to provide for the issuance of Preferred Stock in one or more series and to fix the designations, preferences, powers and relative, participating, optional or other rights and restrictions thereof. Accordingly, the Company may issue a series of Preferred Stock in the future that will have preference over the Common Stock with respect to the payment of dividends and upon liquidation, dissolution or winding up or which could otherwise adversely affect holders of the Common Stock or discourage or make difficult any attempt to obtain control of the Company. See "--Control By and Relationship with Axel Johnson," "Description of Capital Stock--Preferred Stock" and "Principal and Selling Stockholder."

CUSTOMER CONCENTRATION

    A small number of customers has accounted for a majority of the Company's revenues in each of the past several years. In the nine months ended September 30, 1996, MCI and IBM/Advantis accounted for 20.4% and 14.0% of the Company's revenues, respectively, and the Company's top five customers accounted for 53.3% of the Company's revenues. In 1995, MCI and IBM/Advantis accounted for 17.9% and 13.7% of the Company's revenues, respectively, and the Company's top five customers accounted for 48.1% of the Company's revenues. The Company's customers are not contractually obligated to purchase any quantity of products in any particular period, and product sales to major customers have varied widely from quarter to quarter and year to year. There can be no assurance that the Company's current customers will continue to place orders with the Company, that orders by existing customers will continue at the levels of previous periods or that the Company will be able to obtain orders from new customers. Loss of, or a material reduction in orders by, one or more of the Company's major customers could have a material adverse effect on the Company's business and operating results. See "--Fluctuations in Quarterly Operating Results; Absence of Significant Backlog," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Customers" and "--Marketing and Sales."

DEPENDENCE ON RECENTLY INTRODUCED PRODUCTS AND PRODUCTS UNDER DEVELOPMENT

    The Company's future operating results are highly dependent on continuing market acceptance of the Company's newest products, particularly in the broadband area. Broadband products represented 27.4% of revenues in the nine months ended September 30, 1996 and are expected to continue to increase as a percentage of overall revenues. There can be no assurance that these products or any future products will continue to achieve widespread market acceptance. In addition, the Company has in the past experienced delays in the development of new products and the enhancement of existing products, and such delays may occur in the future. The Company's potential inability to develop and introduce new products or versions in a timely manner, due to resource constraints or technological or other reasons, or to achieve timely and widespread market acceptance of its new products or releases could have a material adverse effect on the Company's business and operating results.

COMPETITION

    The markets for the Company's products are intensely competitive and the Company expects competition to increase in the future in both broadband and digital access markets. In the broadband market, the Company competes primarily with Digital Link, ADC Kentrox, RAD Data Communications and OnStream Networks (for which an acquisition by 3Com was recently announced). In the digital access market, the Company competes against traditional CSU/DSU vendors, such as ADC Kentrox, Verilink and Digital Link, and relatively newer entrants to the market such as ADTRAN and TxPort. The Company believes that its ability to compete successfully depends upon a number of factors, including timely development of new products and features, product quality and performance, price, announcements by competitors, experienced sales, marketing and service organizations and evolving industry standards. The Company believes that it generally competes favorably in these areas. However, certain competitors have more broadly developed distribution channels and are further along in certain emerging technologies, such as ATM and SONET. In addition, the Company's digital access products could be adversely affected by the integration of WAN functionality into switches and routers, by the entry of LAN equipment vendors into the Company's markets, or by the requirement for alternate methods of performance monitoring for services such as frame relay. There can be no assurance that the Company will be able to continue to compete successfully with existing or new competitors. See "Business--Competition."

RISKS ASSOCIATED WITH ENTRY INTO INTERNATIONAL MARKETS

    The Company has had minimal sales to international customers to date, and has had little experience in international markets. The conduct of business outside the U.S. is subject to certain risks, including unexpected changes in regulatory requirements and tariffs, difficulties in staffing and managing foreign operations, longer payment cycles, greater difficulty in accounts receivable collection, currency fluctuations, expropriation and potentially adverse tax consequences. In addition, in order to sell its products internationally, the Company must meet standards established by telecommunications authorities in various countries, as well as recommendations of the International Telecommunications Union. A delay in obtaining, or the failure to obtain, certification of its products in countries outside the U.S. could deny or preclude the Company's marketing and sales efforts in such countries, which could have a material adverse effect on the Company's business and operating results. See "Business--Marketing and Sales" and "--Strategy."

MANAGEMENT OF EXPANDING OPERATIONS

    The growth in the Company's business has placed a significant strain on the Company's personnel, management and other resources, and is expected to continue to do so. In order to manage any future expansion effectively, the Company must attract, train, motivate and manage new employees successfully, integrate new management and employees into its overall operations and continue to improve its operational, financial and management systems, particularly as the Company transitions from services provided to date by Axel Johnson. Availability of qualified sales and technical personnel is limited, and competition for experienced sales and technical personnel in the telecommunications equipment industry is intense. Moreover, the Company expects to increase significantly the size of its domestic and international sales support staff and expand the scope of its sales and marketing activities. The Company's failure to manage any expansion effectively, including the above factors, could have a material adverse effect on the Company's business and operating results. See "--Control by and Relationship with Axel Johnson," "--Dependence on Key Personnel" and "Business--Strategy."

DEPENDENCE ON KEY PERSONNEL


    The Company's future success will depend to a large extent on the continued contributions of its executive officers and key management, sales and technical personnel. The Company believes that its future success will depend in large part on its ability to attract and retain additional key employees. Competition for such personnel in the telecommunications equipment industry is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. While the Company does not believe it is dependent on any one key individual, the loss of the services of one or more of the Company's executive officers or key personnel, namely Deborah Soon, President and Chief Executive Officer, Jeffrey Reedy, Vice President, Engineering and Paul Strudwick, Vice President, Marketing, or the inability to continue to attract qualified personnel could delay product development cycles or otherwise have a material adverse effect on the Company's business and operating results. The Company does not maintain key-man life insurance for any of its employees. All employees, however, are required to sign non-competition agreements. See "Business--Employees" and "Management."


DEPENDENCE ON COMPONENT AVAILABILITY AND KEY SUPPLIERS

    On-time delivery of the Company's products depends upon the availability of components and subsystems used in its products. The Company depends upon its suppliers to manufacture, assemble and deliver components in a timely and satisfactory manner. The Company obtains components and licenses certain embedded software from numerous single sources. Other than components and software supplied by Waferscale, Vicor and PMC-Sierra, the Company believes it would be able to develop alternative sources for components and software used in its products without incurring substantial additional costs. However, there can be no assurance that the inability of the Company to develop alternative sources, if required, an inability by such suppliers to meet the Company's demand or a prolonged interruption in supply or a significant price increase of one or more components or software will not occur, each of which could have a material adverse effect on the Company's business and operating results. The Company generally does not have any long-term contracts with such suppliers. There can be no assurance that these suppliers will continue to be able and willing to meet the Company's requirements. Any significant interruption in the supply or degradation in the quality of any such item could have a material adverse effect on the Company's business and operating results.

    Purchase orders from the Company's customers frequently require delivery quickly after placement of the order. The Company maintains a supply of finished goods inventories at its manufacturing facility, as well as safety stocks of critical components, in order to respond quickly to customer needs. However, there can be no assurance that interrupted or delayed supplies of key components will not occur which could have a material adverse effect on the Company's business and operating results. The Company uses internal forecasts to determine its general materials and components requirements. Lead times for materials and components may vary significantly, and depend on factors such as specific supplier performance, contract terms and general market demand for components. If orders vary from forecasts, the Company may experience excess or inadequate inventory of certain materials and components. From time to time, the Company has experienced shortages and supplier allocations of certain components, resulting in delays in fulfillment of customer orders. Such shortages and allocations could have a material adverse effect on the Company's business and operating results. For example, the Company experienced one component availability problem in 1995, due to a process quality problem at the manufacturer, that adversely impacted the Company's operating results in the second and third quarters of 1995. To prevent delays in fulfillment of customer orders, a more expensive alternate component was procured, resulting in a significant purchase cost variance. See "--Fluctuations in Quarterly Operating Results; Absence of Significant Backlog," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Manufacturing and Quality Assurance."

RAPID TECHNOLOGICAL CHANGE

    The telecommunications equipment industry is characterized by rapidly changing technologies and frequent new product introductions. The rapid development of new technologies increases the risk that current or new competitors could develop products that would reduce the competitiveness of the Company's products. The Company's success will depend to a substantial degree upon its ability to respond to changes in technology and customer requirements. This will require the timely selection, development and marketing of new products and enhancements on a cost-effective basis. There can be no assurance that the Company will be successful in developing, introducing or managing the transition to new or enhanced products or that any such products will be responsive to technological changes or will gain market acceptance. If the Company were to be unsuccessful or to incur significant delays in developing and introducing such new products or enhancements, the Company's business and operating results could be materially adversely affected. See "--Dependence on Recently Introduced Products and Products Under Development" and "Business--Research and Development."

COMPLIANCE WITH REGULATIONS AND EVOLVING INDUSTRY STANDARDS

    The market for the Company's products is characterized by the need to meet a significant number of communications regulations and standards, some of which are evolving as new technologies are deployed. In the U.S., the Company's products must comply with various regulations defined by the Federal Communications Commission and standards established by Underwriters Laboratories, as well as industry standards established by various organizations. As standards for new services such as ATM evolve, the Company may be required to modify its existing products or develop and support new versions of its products. The failure of the Company's products to comply, or delays in compliance, with the various existing and evolving industry standards could delay introduction of the Company's products, which in turn could have a material adverse effect on the Company's business and operating results.

    Government regulatory policies are likely to continue to have a major impact on the pricing of existing as well as new public network services and therefore are expected to affect demand for such services and the telecommunications products that support such services. For example, tariff rates, whether determined by NSPs or in response to regulatory directives, may affect the cost effectiveness of deploying communication services. Such policies may also affect demand for telecommunications equipment, including the Company's products.

RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS

    An important element of the Company's strategy is to review acquisition prospects that would complement its existing product offerings, augment its market coverage, enhance its technological capabilities or offer growth opportunities. The Company has no current agreements or negotiations underway with respect to any such acquisitions. Future acquisitions by the Company could result in potentially dilutive issuances of equity securities and/or the incurrence of debt and the assumption of contingent liabilities, any of which could have a material adverse effect on the Company's business and operating results and/or the price of the Company's Class A Common Stock. In this regard, as a result of the ownership interest of Axel Johnson in the Company, the Company will not be able to use pooling of interests accounting for any future acquisition. Accordingly, such acquisitions could result in amortization of goodwill and other charges (including the immediate write-off of purchased research and development in process) typically associated with purchase accounting. Acquisitions entail numerous risks, including difficulties in the assimilation of acquired operations, technologies and products, diversion of management's attention to other business concerns, risks of entering markets in which the Company has limited or no prior experience and potential loss of key employees of acquired organizations. The Company's management has limited prior experience in assimilating acquired organizations. No assurance can be given as to the ability of the Company to successfully integrate any businesses, products, technologies or personnel that might be acquired in the future, and the failure of the Company to do so could have a material adverse effect on the Company's business and operating results. See "Use of Proceeds" and "Business--Strategy."

MANAGEMENT'S DISCRETION AS TO USE OF UNALLOCATED NET PROCEEDS

    The Company has designated only limited specific uses, other than general corporate and working capital purposes, for the net proceeds of this Offering. After repayment of indebtedness to the Selling Stockholder, an aggregate of $43.6 million of net proceeds will be available for general corporate purposes, including working capital and capital expenditures, as well as potential acquisitions. Consequently, the Board of Directors and management of the Company will have broad discretion in the use of a significant portion of the net proceeds of this Offering. See "Use of Proceeds."

RISK OF THIRD-PARTY CLAIMS OF INFRINGEMENT

    The telecommunications equipment industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. From time to time, third parties may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies that are important to the Company. In addition, since patent applications in the U.S. are not publicly disclosed until the patent is issued, applications may have been filed by competitors of the Company which could relate to the Company's products. The Company may receive communications from third parties in the future asserting that the Company's products infringe or may infringe on the proprietary rights of such third parties. In its distribution agreements, the Company typically agrees to indemnify its customers for any expenses or liabilities, resulting from claimed infringements of patents, trademarks or copyrights of third parties. In the event of litigation to determine the validity of any third-party claims, such litigation, whether or not determined in favor of the Company, could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel. In the event of an adverse ruling in such litigation, the Company might be required to discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses from third parties. There can be no assurance that licenses from third parties would be available on acceptable terms, if at all. A successful claim against the Company and the failure of the Company to develop or license a substitute technology could have a material adverse effect on the Company's business and operating results. See "Business--Proprietary Rights."

LIMITED PROTECTION OF INTELLECTUAL PROPERTY; PROPRIETARY INFORMATION

    The Company relies upon a combination of trade secrets, contractual restrictions, copyrights, trademark laws and patents to establish and protect proprietary rights in its products and technologies. Although the Company has been issued only one U.S. patent to date, it believes that the success of its business depends primarily on its proprietary technology, information and processes and know-how, rather than patents. Much of the Company's proprietary information and technology is not patented and may not be patentable. There can be no assurance that the Company will be able to protect its technology or that competitors will not be able to develop similar technology independently. The Company has entered into confidentiality and invention assignment agreements with all of its employees, and enters into non-disclosure agreements with its suppliers, distributors and appropriate customers so as to limit access to and disclosure of its proprietary information. There can be no assurance that these statutory and contractual arrangements will deter misappropriation of the Company's technologies or discourage independent third-party development of similar technologies. In the event such arrangements are insufficient, the Company's business and operating results could be materially adversely affected. See "Business--Proprietary Rights."

NO PRIOR MARKET; STOCK PRICE VOLATILITY

    Prior to this Offering, there has been no public market for the Company's Common Stock. The initial public offering price will be determined by negotiations among the Company, the Selling Stockholder and the representatives of the Underwriters. There can be no assurance that an active public market for the Class A Common Stock will develop or be sustained after this Offering or that the market price of the Class A Common Stock will not decline below the initial public offering price. The trading price of the Company's Class A Common Stock could be subject to wide fluctuations in response to quarter to quarter variations in operating results, announcements of technological innovations or new products by the Company or its competitors, developments with respect to patents or proprietary rights, general conditions in the telecommunications industry, changes in earnings estimates by analysts, or other events or factors. In addition, the stock market has experienced extreme price and volume fluctuations which have particularly affected the market prices of many technology companies and which have often been unrelated to the operating performances of such companies. The Company's revenues or operating results in future quarters may be below the expectations of public market securities analysts and investors. In such event, the price of the Company's Class A Common Stock would likely decline, perhaps substantially. These Company-specific factors or broad market fluctuations may materially adversely affect the market price of the Company's Class A Common Stock. See "--Fluctuations in Quarterly Operating Results; Absence of Significant Backlog" and "Underwriting."

SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of Class A Common Stock (including shares issuable upon conversion of outstanding Class B Common Stock) in the public market after this Offering may materially adversely affect prevailing market prices for the Class A Common Stock and could impair the Company's ability to raise capital in the future through the sale of its equity securities. Upon the consummation of this Offering, the Company will have 7,023,555 shares of Class A Common Stock and 10,700,000 shares of Class B Common Stock outstanding. Of these shares, 7,000,000 shares of Class A Common Stock offered hereby will be freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act"). The remaining 23,555 shares of Class A Common Stock and 10,700,000 shares of Class B Common Stock are "restricted shares" within the meaning of the Securities Act (the "Restricted Shares") and will be eligible for sale in the public market beginning 180 days and 240 days, respectively, after the date of this Prospectus, pursuant to Rule 144 ("Rule 144") promulgated under the Securities Act and the expiration of certain lock-up agreements entered into between the Underwriters and the holders of such Restricted Shares. Of such Restricted Shares, 10,700,000 shares of Class B Common Stock will be subject to certain volume limitations and other resale restrictions pursuant to Rule 144. In addition, the Company intends to file a Registration Statement on Form S-8 ("Form S-8") under the Securities Act after the effective date of this Offering to register 3,000,000 shares of Class A Common Stock issuable upon the exercise of stock options or stock purchase rights to be granted under the Company's stock plans, which includes 23,555 shares of Class A Common Stock issued in connection with the termination of the Company's participation in the Selling Stockholder's existing long-term incentive plan. Such shares of Class A Common Stock issued pursuant to these plans after the effective dates of registration statements will be available for sale in the public market, subject to expiration of the lock-up agreements with the Underwriters.

REGISTRATION RIGHTS

    Pursuant to the terms of a registration rights agreement, the holder of 10,700,000 shares of Class B Common Stock has demand and/or incidental, or "piggyback," registration rights, permitting such holder, in the case of demand registration rights, to request on three occasions (subject to certain limitations) that such shares be registered for resale under the Securities Act at the Company's expense, in certain registration statements filed by the Company. No prediction can be made as to the effect, if any, that sales of shares of Class A Common Stock (including Class A Common Stock issuable on conversion of Class B Common Stock) or even the availability of such shares for sale will have on the market prices prevailing from time to time. See "Shares Eligible for Future Sale" and "Underwriting."

DILUTION TO PURCHASERS IN OFFERING

    Purchasers of the Class A Common Stock will experience immediate and substantial dilution in net tangible book value per share of the Class A Common Stock from the initial public offering price per share. After giving effect to the sale by the Company of 5,800,000 shares of Class A Common Stock offered hereby (at an assumed initial public offering price of $13.00 per share and after deduction of estimated underwriting discounts and estimated offering expenses payable by the Company), the Company's pro forma net tangible book value at September 30, 1996 would have been $65.8 million, or $3.72 per share of Common Stock. This represents an immediate dilution in net tangible book value of $9.28 per share to new investors purchasing shares in this Offering. See "Dilution."

NO ANTICIPATED DIVIDENDS

    The Company does not anticipate paying dividends in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

    The net proceeds from the sale of the Class A Common Stock offered hereby, after deducting estimated offering expenses and the underwriting discount payable by the Company, are estimated to be approximately $68.6 million.

    The Company will use $25.0 million of such proceeds to repay indebtedness and interest thereon owed to Axel Johnson under a promissory note, which currently bears interest at 7.5% per annum, issued in August 1996 in connection with the declaration of a dividend to Axel Johnson. The balance of the net proceeds will be used for general corporate purposes, including working capital, capital expenditures and possible acquisitions of complementary businesses, products or technologies or for the development of possible corporate partnering arrangements. Although the Company frequently reviews potential acquisition and partnering opportunities, there are no present plans, understandings, commitments or agreements, nor is the Company currently engaged in any discussions or negotiations with respect to any such transaction. Pending such uses, the Company intends to invest the proceeds in short-term, investment-grade, interest-bearing securities. See "Risk Factors--Management's Discretion as to Use of Unallocated Net Proceeds" and "Relationship Between the Company and Axel Johnson."

                                DIVIDEND POLICY

    The Company previously declared a $25.0 million dividend to its sole shareholder in August 1996 (evidenced by a promissory note anticipated to be paid out of the net proceeds of this Offering). In order to retain earnings to finance future growth, the Company does not intend to pay any further non-stock dividends in the foreseeable future. The declaration and payment of dividends, if any, will be subject to the discretion of the Company's Board of Directors and will depend on the Company's earnings, capital requirements, financial condition, statutory restrictions and other factors deemed to be relevant by the Board of Directors.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of September 30, 1996 after giving effect to the Recapitalization and on an as adjusted basis to reflect the sale by the Company of the 5,800,000 shares of Class A Common Stock offered hereby and the receipt and application by the Company of the estimated net proceeds therefrom (after deducting the underwriting discount and estimated offering expenses at an assumed initial public offering price of $13.00, including the payment of the $25.0 million note payable to Axel Johnson). The capitalization information set forth in the table below is qualified by the more detailed Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus and should be read in conjunction with such Consolidated Financial Statements and Notes.

                                                                                               SEPTEMBER 30, 1996
                                                                                             -----------------------
                                                                                               ACTUAL    AS ADJUSTED
                                                                                             ----------  -----------
                                                                                              (IN THOUSANDS, EXCEPT
                                                                                                   SHARE DATA)

Note payable to Axel Johnson...............................................................  $   25,000   $      --
                                                                                             ----------  -----------
                                                                                             ----------  -----------
Stockholders' equity:

  Preferred Stock, $0.01 par value; 5,000,000 shares authorized; no shares issued and
    outstanding............................................................................  $       --   $      --
  Class A Common Stock, $0.01 par value; 100,000,000 shares authorized; no shares issued and outstanding, actual; and 7,000,000 shares issued and outstanding, as adjusted
    (1)....................................................................................          --          70
  Class B Common Stock, $0.01 par value; 11,900,000 shares authorized; 11,900,000 shares issued and outstanding, actual; and 10,700,000 shares issued and outstanding, as
    adjusted (2)...........................................................................         119         107
  Additional paid-in capital...............................................................      13,171      81,735
  Accumulated deficit......................................................................     (15,953)    (15,953)
                                                                                             ----------  -----------
    Total stockholders' equity (deficit)...................................................      (2,663)     65,959
                                                                                             ----------  -----------
      Total capitalization.................................................................  $   (2,663)  $  65,959
                                                                                             ----------  -----------
                                                                                             ----------  -----------

------------------------

(1) Excludes (i) 205,000 shares of Class A Common Stock reserved for issuance pursuant to the Stock Option Plan for Non-Employee Directors, of which options to purchase an aggregate of 36,000 shares shall be granted upon consummation of this Offering and no other options are outstanding, (ii) 2,485,000 shares of Class A Common Stock reserved for issuance pursuant to the Stock Incentive Plan, of which options to purchase an aggregate of 1,300,000 shares shall be granted upon consummation of this Offering and no other options are outstanding, and of which 23,555 shares of Class A Common Stock will be issued upon consummation of this Offering to officers of the Company in connection with the termination of the Company's participation in Axel Johnson's existing long-term incentive plan and (iii) 310,000 shares of Class A Common Stock reserved for issuance pursuant to the Stock Purchase Plan, none of which has been issued to date. See "Management."

(2) Reflects the conversion by Axel Johnson of 1,200,000 shares of Class B Common Stock into 1,200,000 shares of Class A Common Stock immediately prior to this Offering.

                                    DILUTION

    The net tangible book value (deficit) of the Company's Common Stock at September 30, 1996, was $(2.8) million, or $(0.23) per share. Net tangible book value (deficit) per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale by the Company of 5,800,000 shares of Class A Common Stock offered hereby (at an assumed initial public offering price of $13.00 per share and after deduction of estimated underwriting discounts and estimated offering expenses payable by the Company), the Company's pro forma net tangible book value at September 30, 1996 would have been $65.8 million, or $3.72 per share of Common Stock. This represents an immediate dilution in net tangible book value of $9.28 per share to new investors purchasing shares in this Offering. Dilution is determined by subtracting pro forma net tangible book value per share after this Offering from the amount of cash paid by a new investor for a share of Class A Common Stock. The following table illustrates the per share dilution:

Initial public offering price per share.............................             $   13.00

Net tangible book value (deficit) per share before Offering.........  $   (0.23)
Increase per share attributable to new investors....................       3.95
                                                                      ---------
Pro forma net tangible book value per share after Offering..........                  3.72
                                                                                 ---------
Dilution per share to new investors.................................             $    9.28
                                                                                 ---------
                                                                                 ---------

    The following table sets forth, on a pro forma basis at September 30, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by Axel Johnson and by new public investors calculated based on the assumptions set forth in the preceding paragraph (assuming the sale by the Company of 5,800,000 shares at a price of $13.00 per share, before deduction of underwriting discount and offering expenses payable by the Company):

                                         SHARES PURCHASED          TOTAL CONSIDERATION
                                     -------------------------  --------------------------  AVERAGE PRICE
                                        NUMBER       PERCENT       AMOUNT        PERCENT      PER SHARE
                                     ------------  -----------  -------------  -----------  -------------
Axel Johnson.......................    11,900,000(1)      67.2% $  13,290,000(2)      15.0%        $ 1.12
New public investors...............     5,800,000       32.8       75,400,000       85.0            13.00
                                     ------------       -----   -------------       -----
      Total........................    17,700,000       100.0 % $  88,690,000       100.0 %
                                     ------------       -----   -------------       -----
                                     ------------       -----   -------------       -----

------------------------

(1) The conversion of 1,200,000 shares of Class B Common Stock into, and the subsequent sale of, 1,200,000 shares of Class A Common Stock in this Offering by the Selling Stockholder will reduce the number of shares held by the Selling Stockholder to 10,700,000 shares of Class B Common Stock or 60.5% of the total number of shares of Common Stock to be outstanding after this Offering, and will increase the number of shares held by new public investors to 7,000,000 shares of Class A Common Stock or 39.5% of the total number of shares of Common Stock to be outstanding after this Offering. See "Principal and Selling Stockholder."

(2) Does not reflect the $25.0 million dividend declared to the Selling Stockholder.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated statement of operations data for the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1996 and the consolidated balance sheet data as of December 31, 1994 and 1995 and September 30, 1996 have been derived from the Company's Consolidated Financial Statements, included elsewhere in this Prospectus, which have been audited by Price Waterhouse LLP, independent accountants. The selected consolidated statement of operations data for the years ended December 31, 1991 and 1992 and the selected consolidated balance sheet data as of December 31, 1991, 1992 and 1993 have been derived from unaudited consolidated financial statements of the Company. The unaudited consolidated financial statements have been prepared on a basis consistent with the Company's audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's consolidated financial position and results of operations for the periods presented. The historical results are not necessarily indicative of future operating results. The data set forth below is qualified by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the related Notes thereto appearing elsewhere in this Prospectus.

                                                                                                            NINE MONTHS
                                                                                                               ENDED
                                                              YEARS ENDED DECEMBER 31,                     SEPTEMBER 30,
                                                -----------------------------------------------------  ----------------------
                                                  1991       1992       1993       1994       1995       1995        1996
                                                ---------  ---------  ---------  ---------  ---------  ---------  -----------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Revenues....................................  $  27,529  $  33,502  $  39,035  $  36,550  $  48,663  $  36,654   $  48,981
  Cost of revenues............................     13,393     13,654     14,989     15,037     21,147     15,512      21,961
                                                ---------  ---------  ---------  ---------  ---------  ---------  -----------
      Gross profit............................     14,136     19,848     24,046     21,513     27,516     21,142      27,020
                                                ---------  ---------  ---------  ---------  ---------  ---------  -----------
  Operating expenses:
    Research and development..................      3,508      5,458      6,269      6,703      7,143      5,547       5,732
    Selling, general and administrative.......      9,725     11,752     13,629     13,385     15,762     11,768      14,132
                                                ---------  ---------  ---------  ---------  ---------  ---------  -----------
      Total operating expenses................     13,233     17,210     19,898     20,088     22,905     17,315      19,864
                                                ---------  ---------  ---------  ---------  ---------  ---------  -----------
  Income from operations......................        903      2,638      4,148      1,425      4,611      3,827       7,156
  Interest expense charged by Axel Johnson....         --         --         --         --         --         --        (195)
  Interest income.............................         --          2         --          9          3          3          --
                                                ---------  ---------  ---------  ---------  ---------  ---------  -----------
  Income before income taxes..................        903      2,640      4,148      1,434      4,614      3,830       6,961
  Provision for income taxes..................        544      1,260      1,853        773      2,085      1,730       2,860
                                                ---------  ---------  ---------  ---------  ---------  ---------  -----------
  Net income..................................  $     359  $   1,380  $   2,295  $     661  $   2,529  $   2,100   $   4,101
                                                ---------  ---------  ---------  ---------  ---------  ---------  -----------
                                                ---------  ---------  ---------  ---------  ---------  ---------  -----------
  Supplemental net income per share (1).......                                              $    0.18              $    0.30
  Shares used to compute supplemental
    net income per share (1)..................                                                 14,013                 14,013

                                                                          DECEMBER 31,
                                                      -----------------------------------------------------  SEPTEMBER 30,
                                                        1991       1992       1993       1994       1995         1996
                                                      ---------  ---------  ---------  ---------  ---------  -------------
                                                                                 (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
  Working capital (deficit).........................  $   5,528  $   6,426  $   7,620  $   7,520  $   8,605    $ (10,822)
  Total assets......................................     16,889     18,670     19,526     21,772     25,739       32,101
  Note payable to Axel Johnson......................         --         --         --         --         --       25,000
  Total stockholders' equity (deficit)..............     11,372     12,757     15,046     15,707     18,236       (2,663)

------------------------
(1) See Note 1 of Notes to the Consolidated Financial Statements for an explanation of the determination of shares used to compute supplemental net income per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS. ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS DUE TO A NUMBER OF FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    Over the past several years, Larscom has transitioned its business from supplying single purpose T1 and fractional T1 ("FT1") wide area network customer premises equipment ("CPE") to Fortune 500 corporations, to providing high speed network access platform solutions predominantly to network service providers ("NSPs"). From 1986 through 1991, Larscom engaged primarily in the development, marketing and support of T1 CSU/DSUs and T1 diagnostic equipment. In October 1991, the Company acquired T3 Technologies Inc. ("T3T"), a broadband products company. The first broadband products developed by Larscom after the acquisition of T3T were the Access-T45, one of the first T3 DSUs, and the Mega-T, the first multiple T1 inverse multiplexer. Since then, the Company has invested significant resources in developing a suite of broadband capabilities for the Orion 4000 platform. Sales related to the Company's broadband products--Access-T45, EtherSpan, Mega-T and Orion 4000--represented 11.8% and 27.4% of total revenues in 1995 and the nine months ended September 30, 1996, respectively. The Company believes that sales of broadband products, including recently developed modules, will represent an increasing percentage of future sales. See "Risk Factors--Dependence on Recently Introduced Products and Products Under Development."

    A small number of customers, consisting of NSPs and resellers, have accounted for a majority of the Company's revenues in each of the past several years. Sales to the Company's top five customers accounted for 41.0%, 48.1%, and 53.3% of revenues in 1994, 1995 and the nine months ended September 30, 1996, respectively. Sales to NSPs and resellers are often difficult to forecast due to a relatively long sales cycle and acceleration or delays in the timing of specific projects for which the NSP or reseller is acquiring equipment. The Company has experienced fluctuations in both annual and quarterly revenues due to the timing of receipt of customer orders as well as decisions from time to time by major customers to cease marketing, purchasing and reselling the Company's products. For example, from 1993 to 1994, the Company experienced revenue shortfall when three of the Company's larger customers significantly reduced their order rates of T1 CSUs and DSUs. The decrease in revenues from 1993 to 1994 was also due to the sale of one of the Company's product lines. Since the Company continues to have significant sales to a small number of customers, similar sales fluctuations may occur in the future. In addition, since 1994 the Company has experienced pricing pressures in its digital access product line, resulting in a decline in the average selling prices of such products. Accordingly, the Company's gross margins declined from 61.6% in 1993 to 56.5% in 1995 and 55.2% for the nine months ended September 30, 1996. These pricing pressures for digital access products are expected to continue, which could result in further declines in the Company's gross margins. See "Risk Factors--Customer Concentration" and "--Fluctuations in Quarterly Operating Results; Absence of Significant Backlog."

    The Company sells its products primarily through a direct sales force and to a lesser extent through a variety of resellers, including OEMs, VARs, systems integrators and distributors. Sales outside the U.S. have not been significant to date.

RESULTS OF OPERATIONS

    The following table sets forth the percentage of revenues represented by certain items in the Company's consolidated statement of operations for the periods indicated:

                                                                                                           NINE MONTHS ENDED
                                                                            YEARS ENDED DECEMBER 31,
                                                                                                             SEPTEMBER 30,
                                                                         -------------------------------  --------------------
                                                                           1993       1994       1995       1995       1996
                                                                         ---------  ---------  ---------  ---------  ---------
Revenues...............................................................      100.0%     100.0%     100.0%     100.0%     100.0%
Cost of revenues.......................................................       38.4       41.1       43.5       42.3       44.8
                                                                         ---------  ---------  ---------  ---------  ---------
  Gross margin.........................................................       61.6       58.9       56.5       57.7       55.2
                                                                         ---------  ---------  ---------  ---------  ---------
Operating expenses:
  Research and development.............................................       16.1       18.4       14.6       15.2       11.7
  Selling, general and administrative..................................       34.9       36.6       32.4       32.1       28.9
                                                                         ---------  ---------  ---------  ---------  ---------
      Total operating expenses.........................................       51.0       55.0       47.0       47.3       40.6
                                                                         ---------  ---------  ---------  ---------  ---------
Income from operations.................................................       10.6        3.9        9.5       10.4       14.6
Interest expense charged by Axel Johnson...............................         --         --         --         --       (0.4)
Interest income........................................................         --         --         --         --         --
                                                                         ---------  ---------  ---------  ---------  ---------
Income before income taxes.............................................       10.6        3.9        9.5       10.4       14.2
Provision for income taxes.............................................        4.7        2.1        4.3        4.7        5.8
                                                                         ---------  ---------  ---------  ---------  ---------
Net income.............................................................        5.9%       1.8%       5.2%       5.7%       8.4%
                                                                         ---------  ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------  ---------

NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30,
  1995

    REVENUES. Revenues increased 33.6% to $49.0 million in the nine months ended September 30, 1996 from $36.7 million in the nine months ended September 30, 1995. The increase in revenues reflected increased sales across the Company's product lines, particularly sales of broadband products such as the Access-T45 and Orion 4000 to NSPs. Sales to NSPs increased to 60.7% of revenues in the nine months ended September 30, 1996 from 48.4% of revenues in the nine months ended September 30, 1995. Sales to the top five customers represented 53.3% and 48.7% of revenues for the periods ended September 30, 1996 and 1995, respectively.

    GROSS PROFIT. As a percentage of revenues, gross profit declined to 55.2% in the nine months ended September 30, 1996 from 57.7% in the nine months ended September 30, 1995. This decrease was primarily the result of lower average unit selling prices of digital access products, partially offset by increased sales of higher margin broadband products. The Company is continuing to seek to increase broadband product sales and to reduce costs of its broadband products as well as of its digital access products. There can be no assurance that such efforts will be sufficient to offset the expected continued decline in the average selling prices of digital access products.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased 3.3% to $5.7 million in the nine months ended September 30, 1996 from the $5.5 million in the nine months ended September 30, 1995. As a percentage of revenues, research and development expenses declined to 11.7% in the nine months ended September 30, 1996 from 15.2% in the nine months ended September 30, 1995 due to increased revenues. The Company believes that a continued commitment to research and development, in particular to broadband products and emerging technologies in response to customer demands, will be required to remain competitive. Accordingly, the Company is increasing its engineering staff and anticipates that its research and development expenses will increase in future periods in absolute dollars.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased 20.1% to $14.1 million in the nine months ended September 30, 1996 from $11.8 million in the nine months ended

September 30, 1995. As a percentage of revenues, selling, general and administrative expenses declined to 28.9% in the nine months ended September 30, 1996 from 32.1% in the nine months ended September 30, 1995. The increase in absolute dollars was due to additional personnel costs associated with expansion of the Company's sales and marketing resources, as well as higher selling expenses associated with higher revenues. Selling, general and administrative expenses included the amortization of goodwill of approximately $356,000 and $741,000 for the nine months ended September 30, 1996 and 1995, respectively, related to the acquisition of Larscom by Axel Johnson in 1987 and the acquisition of T3T by Larscom in 1991. Goodwill relating to these acquisitions has been fully amortized as of September 30, 1996. Selling, general and administrative expenses also include a charge from Axel Johnson for legal, accounting, tax, treasury and administrative services. Axel Johnson will continue to provide these services subsequent to this Offering for a transitional period. For the nine months ended September 30, 1996 and 1995, these charges were approximately $395,000 and $412,000, respectively. See "Relationship Between the Company and Axel Johnson." The Company anticipates that selling, general and administrative expenses will increase in absolute dollars in the future as a result of the Company's continued investments in the expansion of its sales, service and support organizations and development of its distribution channels, particularly outside the United States, as well as the legal, accounting, human resources and administrative expenses associated with being a public company.

    INTEREST EXPENSE. Interest expense of $195,000 for the nine months ended September 30, 1996 represents interest charged on the $25.0 million note payable to Axel Johnson, which bears interest at 7.5% per annum. The Company expects to pay such note from the proceeds of this Offering.

    PROVISION FOR INCOME TAXES. The effective tax rates of 41.1% and 45.2% for the nine months ended September 30, 1996 and for the nine months ended September 30, 1995, respectively, differed from the federal statutory rates as a result of non-deductible goodwill amortization and state taxes, offset in part by research and development tax credits in 1995. The effective tax rate decreased in the nine months ended September 30, 1996 as the non-deductible items constituted a relatively lower percentage of pre-tax income during that period.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO THE YEAR ENDED DECEMBER 31, 1994

    REVENUES. Revenues increased 33.1% to $48.7 million in 1995 from $36.6 million in 1994. This increase was primarily due to an increase in digital access product unit sales. Broadband product unit sales increased to a lesser extent. Sales to NSPs increased to 47.5% of revenues in 1995 from 40.5% of revenues in 1994. Sales to the top five customers represented 48.1% and 41.0% of revenues in 1995 and 1994, respectively.

    GROSS PROFIT. As a percentage of revenues, gross profit declined to 56.5% in 1995 from 58.9% in 1994. This decrease was due primarily to price pressures in the digital access market, partially offset by the increase in sales of higher gross profit broadband products.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased to $7.1 million in 1995 from $6.7 million in 1994. The increase was primarily due to higher costs associated with continued development in 1995 of the broadband product line and related technologies. As a percentage of revenues, research and development expenses decreased to 14.6% in 1995 from 18.4% in 1994 due to increased revenues.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased 17.8% to $15.8 million in 1995 from $13.4 million in 1994. As a percentage of revenues, selling, general and administrative expenses declined to 32.4% in 1995 from 36.6% in 1994. The increase in absolute dollars was due to the additional personnel and increased incentive compensation costs required to generate and support an increased sales force. Selling, general and administrative expenses each year include the amortization of goodwill of approximately $1.0 million. Selling, general and administrative expenses also included charges by Axel Johnson of $549,000 and $526,000 in 1995 and 1994, respectively.

    PROVISION FOR INCOME TAXES. The effective tax rates of 45.2% in 1995 and 53.9% in 1994 differed from the federal statutory rates as a result of non-deductible goodwill amortization and state taxes, offset in part by research and development tax credits. The effective tax rate decreased in 1995 as the non-deductible items constituted a relatively lower percentage of pre-tax income during that period.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO THE YEAR ENDED DECEMBER 31, 1993

    REVENUES. The Company's revenues declined 6.4% to $36.6 million in 1994 from $39.0 million in 1993. This decrease was primarily the result of a decline in sales of digital access products as well as the sale of the Company's analog alarm product line in 1993. The decline in digital access product sales was primarily the result of a reduction in orders from certain major customers, one of which reduced unit purchases due to completion of its internal network and the others of which commenced production of their own digital access products. This decline was partially offset by an increase in broadband product sales. Sales to the Company's top five customers in 1994 and 1993 were 41.0% and 38.3% of revenues, respectively.

    GROSS PROFIT. As a percentage of revenues, gross profit declined to 58.9% in 1994 from 61.6% in 1993, primarily due to lower average selling prices of digital access products.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased to $6.7 million in 1994 from $6.3 million in 1993 due to increased costs associated with the development of the broadband product line. As a percentage of revenues, research and development expenses increased to 18.4%, from 16.1% in 1993, as a result of the decline in revenues.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses remained relatively flat in 1994, decreasing $244,000 to $13.4 million. As a percentage of revenues, selling, general and administrative expenses increased to 36.6% in 1994 from 34.9% in 1993. The decrease in absolute dollars was due to lower incentive compensation associated with lower revenues, offset by the additional costs associated with high turnover as well as with the increased salaries required to attract qualified personnel into the sales organization. Selling, general and administrative expenses for each year include the amortization of goodwill of approximately $1.0 million. Selling, general and administrative expenses also included charges by Axel Johnson of $526,000 and $491,000 in 1994 and 1993, respectively.

    PROVISION FOR INCOME TAXES. The effective tax rates of 53.9% in 1994 and 44.7% in 1993 differed from the federal statutory rates as a result of non-deductible goodwill amortization and state taxes, offset in part by research and development tax credits. The effective tax rate increased in 1994 as the non-deductible items constituted a relatively higher percentage of pre-tax income during that period.

QUARTERLY RESULTS OF OPERATIONS

    The following tables present the Company's consolidated results of operations for each of the last seven quarters and the percentage relationship of certain items to revenues for the respective periods. The information for each of these quarters is prepared on the same basis as the audited Consolidated Financial Statements of the Company appearing elsewhere in this Prospectus. In the opinion of management, all necessary adjustments (consisting only of normal recurring adjustments) have been included to present fairly the unaudited consolidated quarterly results when read in conjunction with the audited Consolidated Financial Statements of the Company and the Notes thereto appearing elsewhere in this Prospectus. These quarterly results of operations are not necessarily indicative of the results for future quarters.

                                                                     QUARTERS ENDED
                                      ----------------------------------------------------------------------------
                                      MAR. 31,   JUNE 30,   SEPT. 30,  DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,
                                        1995       1995       1995       1995       1996       1996        1996
                                      ---------  ---------  ---------  ---------  ---------  ---------  ----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues............................  $  10,458  $  12,740  $  13,456  $  12,009  $  11,848  $  18,776  $   18,357
Cost of revenues....................      4,208      5,443      5,861      5,635      5,426      8,334       8,201
                                      ---------  ---------  ---------  ---------  ---------  ---------  ----------
  Gross profit......................      6,250      7,297      7,595      6,374      6,422     10,442      10,156
                                      ---------  ---------  ---------  ---------  ---------  ---------  ----------
Operating expenses:
  Research and development..........      1,876      1,880      1,791      1,596      1,756      1,875       2,101
  Selling, general and
    administrative..................      3,658      3,986      4,124      3,994      4,060      4,849       5,223
                                      ---------  ---------  ---------  ---------  ---------  ---------  ----------
      Total operating expenses......      5,534      5,866      5,915      5,590      5,816      6,724       7,324
                                      ---------  ---------  ---------  ---------  ---------  ---------  ----------
Income from operations..............        716      1,431      1,680        784        606      3,718       2,832
Interest expense charged by Axel
 Johnson............................         --         --         --         --         --         --        (195)
Interest income.....................          3         --         --         --         --         --          --
                                      ---------  ---------  ---------  ---------  ---------  ---------  ----------
Income before income taxes..........        719      1,431      1,680        784        606      3,718       2,637
Provision for income taxes..........        325        646        759        355        249      1,528       1,083
                                      ---------  ---------  ---------  ---------  ---------  ---------  ----------
Net income..........................  $     394  $     785  $     921  $     429  $     357  $   2,190  $    1,554
                                      ---------  ---------  ---------  ---------  ---------  ---------  ----------
                                      ---------  ---------  ---------  ---------  ---------  ---------  ----------

                                                                     QUARTERS ENDED
                                      ----------------------------------------------------------------------------
                                      MAR. 31,   JUNE 30,   SEPT. 30,  DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,
                                        1995       1995       1995       1995       1996       1996        1996
                                      ---------  ---------  ---------  ---------  ---------  ---------  ----------
Revenues............................      100.0%     100.0%     100.0%     100.0%     100.0%     100.0%      100.0%
Cost of revenues....................       40.2       42.7       43.6       46.9       45.8       44.4        44.7
                                      ---------  ---------  ---------  ---------  ---------  ---------  ----------
  Gross margin......................       59.8       57.3       56.4       53.1       54.2       55.6        55.3
                                      ---------  ---------  ---------  ---------  ---------  ---------  ----------
Operating expenses:
  Research and development..........       17.9       14.7       13.3       13.3       14.8       10.0        11.4
  Selling, general and
    administrative..................       35.0       31.3       30.6       33.3       34.3       25.8        28.4
                                      ---------  ---------  ---------  ---------  ---------  ---------  ----------
      Total operating expenses......       52.9       46.0       43.9       46.6       49.1       35.8        39.8
                                      ---------  ---------  ---------  ---------  ---------  ---------  ----------
Income from operations..............        6.9       11.3       12.5        6.5        5.1       19.8        15.5
Interest expense charged by Axel
 Johnson............................         --         --         --         --         --         --        (1.1)
Interest income.....................         --         --         --         --         --         --          --
                                      ---------  ---------  ---------  ---------  ---------  ---------  ----------
Income before income taxes..........        6.9       11.3       12.5        6.5        5.1       19.8        14.4
Provision for income taxes..........        3.1        5.1        5.7        2.9        2.1        8.2         5.9
                                      ---------  ---------  ---------  ---------  ---------  ---------  ----------
Net income..........................        3.8%       6.2%       6.8%       3.6%       3.0%      11.6%        8.5%
                                      ---------  ---------  ---------  ---------  ---------  ---------  ----------
                                      ---------  ---------  ---------  ---------  ---------  ---------  ----------

    The Company's operating results have fluctuated significantly in the past and may fluctuate in the future on a quarterly and annual basis as a result of a number of factors, many of which are beyond the Company's control.

    In 1995, the Company experienced a shift in the purchasing behavior of its customers which resulted in higher second and third quarter sales relative to fourth quarter sales. These purchasing patterns and resulting cyclicality could continue in the future. Moreover, the Company's sales historically have been concentrated in a small number of customers. Therefore, sales for a given quarter may depend to a significant degree upon product shipments to a limited number of customers. Sales to individual large customers are often related to the customer's specific equipment deployment projects, the timing of which is subject to change on limited notice. The Company has experienced both acceleration and slowdown in orders related to such projects, causing changes in the sales level of a given quarter relative to both the preceding and subsequent quarters. For example, since 1994 sales to MCI, IBM/Advantis, AT&T and other current customers have occasionally varied by $1.0 million or more from quarter to quarter. Since most of the Company's sales are in the form of large orders with short delivery times to a limited number of customers, the Company's ability to predict revenues is limited. In addition, announcements by the Company or its competitors of new products and technologies could cause customers to defer purchases of the Company's existing products. In the event that anticipated orders from major customers fail to materialize, or delivery schedules are deferred or canceled as a result of the above factors or other unanticipated factors, the Company's business and operating results could be materially adversely affected.

    The Company's backlog at the beginning of each quarter typically is limited. Accordingly, sales in any quarter are largely dependent on orders received in that quarter. Customer decisions to delay delivery, cancel or reduce its purchases could cause fluctuations in the Company's operating results and could have a material adverse effect on the Company's business and operating results in the period.

    The Company's revenues increased sequentially in the first three quarters of 1995 and decreased in the fourth quarter of 1995 and first quarter of 1996, for the reasons outlined above. Revenues increased significantly in the second quarter of 1996 primarily as a result of increased sales to the Company's largest NSP customers. Revenues in the third quarter of 1996 declined slightly compared to revenues in the second quarter, as the rate of growth in the second quarter was unusually high.

    Gross margins declined throughout 1995 due to pricing pressures in the digital access market. On a quarterly basis, from the fourth quarter of 1995 through the second quarter of 1996, gross margins increased due to higher margin broadband sales. The pricing pressure in the digital access market has continued on a quarterly basis in 1996 and is expected to continue. The Company is continuing to seek to increase broadband product sales and to reduce costs of its broadband products as well as of its digital access products. There can be no assurance that such efforts will be sufficient to offset the decreases in the average unit selling prices of the digital access products.

    Research and development expenses remained relatively flat from the first quarter of 1995 to the third quarter of 1995 and decreased in the fourth quarter due primarily to lower material costs related to the development of certain modules of the Orion 4000. The increase in research and development expenses in the first three quarters of 1996 was due primarily to a 27% increase over the headcount at the end of December 1995, as well as costs associated with product safety and country-specific product certification. The Company expects that its research and development expenses will continue to increase in absolute dollars. Selling, general and administrative expenses have fluctuated from quarter to quarter as a result of incentive compensation associated with the fluctuation in quarterly revenues and increased personnel to generate and support the higher level of revenues. Selling, general and administrative expenses are expected to increase in absolute dollars in the future for the reasons outlined above.

    Due to all of the foregoing factors, the Company's operating results in one or more future periods may be subject to significant fluctuations. In the event this results in the Company's financial performance being below the expectations of public market analysts and investors, the price of the Company's Class A

Common Stock could be materially adversely affected. The Company believes that period-to-period comparisons of its operating results are not neccessarily meaningful and should not be relied upon as indicative of future performance.

LIQUIDITY AND CAPITAL RESOURCES

    Since its acquisition by Axel Johnson in 1987, the Company has met its operating and capital requirements primarily from cash flow from operations and advances from Axel Johnson.

    The Company's operating activities generated $4.0 million in cash in 1995, primarily as a result of net income, offset by increases in accounts receivable and inventories. Operating activities generated $332,000 in cash in the nine months ended September 30, 1996, primarily as a result of net income, non-cash charges and an increase in accrued expenses and accounts payable partially offset by increases in accounts receivable and inventories.

    At September 30, 1996, the Company had $(10.8) million in working capital (deficit). Upon consummation of this Offering, the Company will have an aggregate of $43.7 million in cash, based on balances at September 30, 1996 and the expected application of the net proceeds of this Offering. In addition, the Company will also have available a revolving line of credit for up to $15.0 million from Axel Johnson pursuant to the Credit Agreement to be entered into by the Company and Axel Johnson upon consummation of this Offering. In addition to such Credit Agreement, the Company and Axel Johnson intend to enter into an administrative services agreement and a tax sharing agreement upon consummation of this Offering for the purposes of defining the on-going relationship between them. See "Relationship Between the Company and Axel Johnson."

    The Credit Agreement contains various representations, covenants and events of default typical for financing a business of a similar size and nature. The events of default under the Credit Agreement include any failure to pay punctually any principal or interest due under the Credit Agreement, any act of insolvency of Larscom and any sale by Larscom of all or substantially all of its assets. Upon an event of default, the line of credit shall become payable in full. See "Relationship Between the Company and Axel Johnson--Credit Agreement."

    The Company's working capital (deficit) was $7.5 million at December 31, 1994, $8.6 million at December 31, 1995 and $(10.8) million at September 30, 1996. The decrease of working capital from December 31, 1995 to September 30, 1996 was primarily due to the $25.0 million note payable to Axel Johnson and increases in accounts receivable and inventories resulting from higher revenues, partially offset by increases in accounts payable and accrued expenses. Accounts receivable increased from December 31, 1995 to September 30, 1996 due to higher revenues in the current year and, in particular, in the quarter ended September 30, 1996. Although inventory remained relatively constant as a percentage of revenues at September 30, 1996 as compared to December 31, 1995, inventory increased at September 30, 1996 as compared to the earlier date due to the higher revenues as well as projected revenue growth. The increase in working capital from 1994 to 1995 principally reflects the higher levels of receivables and inventories resulting from the higher revenues, partially offset by higher payables and accrued expenses. Capital expenditures in 1995 and in the nine months ended September 30, 1996 were $2.1 million for each period. These expenditures were principally for the acquisitions of computers, software and test equipment. The Company expects capital expenditures to increase over the next several years as it expands its operations.

    The effects of inflation on the Company's revenues and operating income have not been material.

    The Company believes that the net proceeds from this Offering, together with the Company's line of credit and funds generated from operations, will provide adequate liquidity to meet the Company's operating and capital requirements at least through 1997. However, there can be no assurance that future events, such as the potential use of cash to fund acquisitions, will not require the Company to seek additional capital at an earlier date or, if so required, that adequate capital will be available on terms acceptable to the Company, or at all.

                                    BUSINESS

    THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS. ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS DUE TO A NUMBER OF FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

    Larscom develops, manufactures and markets a broad range of high speed global internetworking solutions for NSPs and corporate users. Larscom's products provide access to fractional T1, E1, T1/E1, frame relay, fractional T3/E3, channelized T3 services and CCA inverse multiplexing, with clear channel T3, ISDN, IMA and ATM under development. Larscom's newest families of products, the Orion 200 and Orion 4000, were designed with modular hardware and downloadable software to provide the Company's customers with the flexibility to increase network capacity and add services in a rapid and cost-effective manner.

INDUSTRY OVERVIEW

    The proliferation of personal computers and the continuing need of users to disseminate and share information, oftentimes across an enterprise and from remote locations, have created increased demand for both LANs which connect computing resources within an enterprise and WANs which permit interconnection across wide geographic areas. As networks extend beyond the enterprise and reach around the world, demand for WAN capacity and higher speed WAN access has grown dramatically. More recently, this demand has been further fueled by the growth in Internet usage among both individuals ("consumer use") and businesses, as well as the emergence of more bandwidth-intensive applications such as video and imaging.

    The increased demand for WAN speed and capacity has been accompanied by increased complexity in available network services. In addition to dedicated 56/64 kbps and T1/FT1 services, both private and public frame relay, ISDN basic rate and primary rate and ATM are available. This large variety of services has also been coupled with an escalation in the variety and complexity of LAN technology (10 Mbps Ethernet, 100 Mbps Ethernet, FDDI, switched Ethernet and Gigabit Ethernet). ATM, in particular, adds complexity to network demands. As an alternative to current circuit-based (or TDM) services, ATM is a new cell-based service which allows corporate users and NSPs to combine all types of traffic--data, voice, video and image--across the same network. ATM is expected to become more widely available as standards evolve. Since it utilizes cell-based technology rather than traditional circuit-based TDM technology, ATM poses significant network hardware and software challenges. To date, ATM has been deployed in local area and campus network environments, as some corporations have elected to base their next generation network architecture on ATM. Although NSPs have yet to use the technology widely to transport ATM traffic, they have used ATM as a backbone technology to offer other services such as frame relay.

    As a result of both the increased demand for WAN capacity and the complexity and continuing evolution of service offerings, businesses have been transitioning from the use of private WANs dedicated to individual businesses to greater use of public WANs maintained by NSPs. As this transition occurs, NSPs are being asked to provide an increasing variety of transmission services and network management services. In addition, corporate users in many cases are requiring NSPs to assume full responsibility for operation and monitoring of the network and to guarantee certain levels of service.

    NSPs and corporate users require equipment that supports higher bandwidth than provided by common T1 and E1 services. In addition, NSPs and corporate users increasingly are seeking a solution that bridges the technology gap by providing connectivity to both the currently ubiquitous TDM network environment and the emerging ATM environment without requiring that one technology be dropped in favor of the other. Moreover, many businesses need to operate on a global basis with networks that cross international boundaries. Furthermore, NSPs and corporate users require the ability to add more services and high speed applications in a rapid and affordable manner. Accordingly, NSPs and corporate users require telecommunications equipment that supports a broad range of services and that will operate reliably, flexibly and consistently in all the required countries. The complexity and variety of services and products have prompted both NSPs and corporate users alike to consolidate their purchasing activity by using fewer vendors who offer reliable and affordable equipment throughout the world.

    WAN services are expected to continue to exhibit rapid growth, which in turn, should result in increased demand for broadband and digital access products. According to industry analysts, T1 and T3 service connections are projected to grow at compounded annual growth rates ("CAGR") of approximately 11% and 27%, respectively, between 1995 and 1999. During the same period, the number of business Internet users is projected to grow at a CAGR of approximately 19%. Also, during the same period, frame relay service is expected to grow at a CAGR of approximately 73% and ATM services are expected to grow at a CAGR of 99%, but from a much smaller base.

THE LARSCOM SOLUTION

    The Company's broad range of product offerings provides access to both ATM and TDM services across a variety of international standards at speeds ranging from 56 kbps to 155 Mbps. The Company's products have modular architectures that simplify the provisioning of new services by NSPs and lower the cost for large corporate users of obtaining additional bandwidth.

    BRIDGING THE TECHNOLOGY GAP. To address the gap between emerging and existing technologies, in particular between ATM and TDM, the Company has developed a broad range of network communications products that provide its corporate customers with reliable and flexible network access. The Company offers its NSP customers easily deployable, well managed solutions to provision new network services quickly. In the broadband market, for example, the Orion 4000 is unique in its ability to accommodate both ATM and TDM network connectivity within the same multiplexing architecture. The Orion 4000 can also accommodate bandwidth needs that range from a single T1 or E1 circuit to 155 Mbps.

    BRIDGING THE BANDWIDTH GAP. Through its Mega-T and Orion 4000 products, Larscom pioneered the use of multiple T1 and E1 inverse multiplexing, which enables users to achieve higher bandwidth capacity than offered by a single T1 line, thereby bridging the bandwidth gap between T1 and T3. Fractional T3 service, provided in this manner, allows the NSP to leverage the existing T1-based infrastructure and provides the corporate user with ready access to affordable and ubiquitous high speed bandwidth.

    SCALEABILITY AND MODULARITY. The Company has incorporated flexibility and modularity into its products as network complexity and bandwidth increase, as industry standards evolve and as NSPs and corporate users seek to meet multiple needs. The Company's upgradeable software and plug-in modules enable NSPs to add services rapidly and cost-effectively as demand changes and industry standards evolve.

    RELIABILITY AND QUALITY. The Company has earned a strong reputation for the quality of its products, as well as its responsive service. The Company's products are manufactured to meet the highest standards of reliability and quality, including intensive system level testing in development and manufacturing. Larscom has responded to its customers' needs by providing telecommunications equipment that operates reliably and consistently across the globe. Orion 200 and Orion 4000 platforms are designed, tested and certified for use in major international markets. The Company was the first in its industry segment to become ISO 9001 certified and was among the first companies in California to receive this certification.

    CUSTOMER SERVICE AND SUPPORT. The Company offers real-time service and support through various stages of the customer relationship. The Company's service and support function begins by working closely with customers at the product definition and design stage. To meet its customers' unpredictable purchasing patterns, the Company's sales and operations departments are organized to respond quickly to short lead-time orders. Finally, Larscom provides post-sale service and support of its products through technical consulting, installation assistance and maintenance.

STRATEGY


    Larscom's objective is to be a leader in providing flexible, dependable high speed global internetworking solutions that allow its customers to connect high speed applications economically across WANs and to enable NSPs to introduce new service offerings rapidly and economically. The key elements of the Company's strategy, in order of relative importance, are as follows:



    EXPAND RELATIONSHIPS WITH MAJOR CUSTOMERS. The primary element of the Company's strategy is to seek to capitalize on the strong relationships it has with NSPs and other telecommunication leaders, including major companies such as AT&T, MCI, IBM/Advantis, MFS Communications and UUNET. These relationships provide the Company with advanced insight into the evolving needs of customers and allow the Company to anticipate new technology requirements. The Orion 200 and Orion 4000 product families were designed specifically to meet the demands of its major customers. Enhancements to these product families are being developed by including major customers in the product definition and review process. Both product families provide solutions that accommodate legacy services and equipment, as well as emerging ATM and other high speed customer networking applications. Additionally, the Company's major customers prefer to purchase the majority of their network access solutions from a single vendor. The Company seeks to capitalize on these purchasing patterns by continuing to broaden and enhance its current product lines, as well as to develop next generation broadband and digital access products.


    EXPAND CUSTOMER BASE BY BROADENING DISTRIBUTION CHANNELS. The Company seeks to continue the expansion of its customer base through both direct and alternate distribution channels. Developments in broadband and digital access platforms will continue to be handled by a direct sales organization experienced in systems-level sales. Additionally, the Company seeks to extend its market reach to the Fortune 2000 corporations in the U.S. through the development of alternate distribution channels and supporting services, with the intent to have such channels in operation beginning in 1998. In international markets, the Company is seeking to develop partnerships with international NSPs and to develop its own sales and support organization, beginning in 1998, to complement existing distributor relationships.

    CAPITALIZE ON INNOVATIVE TECHNOLOGY. The Company seeks to build upon its strength in technology innovation, complemented by its intimate knowledge of its customers, to ensure that Larscom's products remain in the forefront of the broadband and digital access markets. In the broadband market, the Company has pioneered both fractional T3 and, with the Orion 4000, integrated ATM and TDM technologies. In the digital access market, the Company has introduced the Orion 200 family of products to address the need to serve U.S. T1 lines and international E1 lines and to accommodate T1/E1 conversion. The early participation of the Company's engineering team with its customers in product definition and the Company's ability to leverage its knowledge of digital access technology are key factors in market acceptance and in bringing new products to market in a timely fashion.


    GROW THROUGH ACQUISITIONS. The Company seeks to broaden its product offerings, address emerging markets and expand its distribution channels in part through strategic acquisitions of complementary businesses and technologies. The Company has no current agreements or negotiations under way with respect to any such acquisitions. Nevertheless, the Company intends to effect such a strategic acquisition within the next twelve to eighteen months.


    CONTINUE COMMITMENT TO PRODUCT QUALITY AND CUSTOMER SERVICE. The Company seeks to differentiate itself from competitors through the quality of its products and customer service. The Company offers distinctive service products that can be tailored for specific customers. In addition, the Company works closely with customers to provide technical consulting, trouble-shooting, maintenance, installation assistance, and training. The Company seeks to continue to reduce production cycle times and product costs through its commitments to product quality and customer service.

PRODUCTS

    The Company's principal products consist of broadband access solutions such as the Orion 4000 family of products and digital access solutions such as the Orion 200 and Access-T families of products. Broadband products address transmission speeds greater than 2 Mbps and digital access products address speeds less than 2 Mbps. The Company's principal product platforms feature modular software and hardware which can be adapted to changing industry standards and customer needs. The products can be upgraded in the field, for new features or standards, by downloading new software. In addition, several of the products are designed to permit ready addition of modules to provide new functions or interfaces. This provides an NSP or corporate user with the components necessary to architect an entire system to interconnect multiple locations in a cost-effective and manageable network. The following diagram illustrates the breadth of the Company's products:

                             LARSCOM'S PRODUCT MIX

                                  [CHART]
    Set forth here, under the heading Larscom's Balanced Product Mix, is a large horizontally-oriented rectangle divided into four equal-sized quadrants, on which Larscom products are arranged to indicate product interrelationships in terms of bandwidth/network types and cost/features. To the left of the rectangle are a pair of labels: T3/FT3, E3/FE3, and above, which applies to the top pair of quadrants; and T1, E1, and below, which applies to the bottom pair of quadrants. Below the rectangle are another pair of labels: Lower Price, which applies to the left pair of quadrants; and Greater Features, which applies to the right pair of quadrants. A diagonal broken line divides the large rectangle from top left to bottom right into two basic product classes, with labels above the rectangle designating the left portion as Digital Access and the right portion as Broadband. Within the rectangle are various-sized ovals labeled with Larscom product names or product types. In the lower left quadrant, to the left of the broken line (indicating T1/E1, and below; Lower Price; and Digital Access product class), are five ovals, arranged from lower left to upper right and labeled, in order, as follows: T1 CSUs, T1/E1 CSU/DSUs, Split-T, Access-T, Orion
200. At the upper right portion of the upper left quadrant, to the right of the broken line (indicating T3/FT3, E3/FE3, and above; Lower Price; and Broadband product class), is one oval labeled Access-T45. An oval labeled Mega-T is positioned spanning the border in the lower portion of the top quadrants, to the right of the broken line (indicating T3/FT3, E3/FE3, and above; a middle position between Lower Cost and Greater Features; and Broadband product class). Over the right three-quarters of the upper right quadrant is the largest oval, labeled Orion 4000; its position indicates T3/FT3, E3/FE3, and above; Greater Features, and Broadband product class. The last oval is labeled Etherspan and spans the border between the upper and lower right quadrants, indicating bandwidths from T1/E1 to FT3/FE3; Greater Features; and Broadband product class.

    BROADBAND PRODUCTS

    Larscom entered the broadband market in 1991 with the acquisition of T3 Technologies, Inc. Larscom's broadband product line consists of a range of products that include the Orion 4000 broadband access multiplexer, a family of inverse multiplexers and a single function T3 DSU.

    ORION 4000. The Orion 4000 is a highly versatile broadband access multiplexer with a unique WAN access architecture that handles both ATM and TDM traffic on a dual, redundant, 155 Mbps bus structure. Prices for the Orion 4000 start at $20,500 for a basic system equipped with a single inverse multiplexing module. The Orion 4000 accommodates data applications operating at speeds from
1.54 Mbps up to 50 Mbps, as well as network connections that range from T1 or E1 to 155 Mbps. The Orion 4000 is designed to enable different functionality to be added in a modular and cost effective fashion. It is available in both 5-slot and 12-slot shelf configurations, both of which have met the requirements of CE (European Union certification) for international markets. The Orion 4000 is distinctive in the role that it can play in hybrid networks (TDM networks with ATM applications) and in providing an economic migration path from TDM to ATM, thereby ensuring legacy equipment investment protection.

    In a TDM environment, the Orion 4000 is able to support full and fractional T3 networks. Its T1 and E1 inverse multiplexing modules, introduced in 1994 and 1995, respectively, provide transparent channels for applications such as LAN interconnection or video transmission. The T3mux and Tmux modules, introduced in 1995, provide greater flexibility in transporting T1 circuits across the network. They can be used to consolidate several fractional T3 applications onto a single T3 circuit and combine T1 traffic from a digital PBX or a T1 multiplexer with inverse multiplexed data. The following diagram illustrates inverse multiplexing through the Orion 4000 and the Mega-T (as described below) in a hub and spoke configuration that allows centralized network nodes to serve units at dispersed sites:

                              INVERSE MULTIPLEXING
             Orion 4000 and Mega-T in a hub and spoke configuration
            use inverse multiplexing to carry data over conventional
             T1 circuits and channelized, redundant T3 facilities.

                                 [CHART]

    Set forth here, under the heading Inverse Multiplexing, is a network diagram illustrating how inverse multiplexing is employed by Larscom Mega-T and Orion 4000 products in a hub-and-spoke internetwork architecture. A central cloud, labeled Carrier Network, represents a generic digital network based on a T1/T3 fabric. At the far left are four boxes label DTE and representing a user's Data Terminal Equipment. At the far right are four identical labeled boxes. Each DTE on the left communicates with the corresponding DTE on the right as indicated by the connections illustrated in the diagram. The upper-left DTE is connected to the point of a triangle labeled Mega-T by a line labeled 6 Mbps; four lines from the base of the triangle, labeled T1s, connect to a circle with a cross in it, located within the Carrier Network cloud and representing a network switch. This portion of the diagram indicates an application using 6 Mbps of bandwidth being connected to the carrier network via a Larscom Mega-T and 4 inverse-multiplexed T1 access lines. The second DTE on the left is connected to the carrier network in the same manner as the first. The third and fourth are connected similarly, but with a 12 Mbps connection to an Orion 4000/5 and eight inverse-multiplexed T1s providing access to switches in the Carrier Network.

    On the right side, all four DTE boxes are connected by single lines to an Orion 4000. The connecting lines, the top two labeled 6 Mbps and the bottom two labeled 12 Mbps, connect to a box within the Orion 4000 box which is labeled T1 IMUXES and which represents T1 IMUX modules which are part of the Orion 4000. A total of 24 lines labeled T1s (grouped 4-4-8-8 in correspondence with the DTE speeds of 6-6-12-12 mbps) connect the box labeled T1 IMUXES to another box within the Orion 4000, the latter labeled T3 MUXES and representing a pair of redundant T3 MUX modules which are part of the Orion 4000. Two parallel lines, labeled T3 (primary and redundant backup), connect the T3 MUXES box to a circle-and-cross icon within the Carrier Network cloud. This part of the diagram shows how multi-megabit applications are inverse-multiplexed onto T1s by Orion 4000 T1 IMUX modules, then multiplexed into channelized T3 circuits by Orion 4000 T3 MUX modules for connection to a switch within the Carrier Network. The placement of the switch icons within the Carrier Network cloud indicates that switch interconnections are purely a function of the fabric of the carrier network.

    A caption beneath the heading (Inverse Multiplexing) at the top of the diagram states: Orion 4000 in a hub-and-spoke configuration uses inverse multiplexing to carry data over conventional T1 circuits and channelized, redundant T3 facilities.

    ORION 4000 MODULES UNDER DEVELOPMENT. The next step in the evolution of the Orion 4000's TDM capability is the development of a clear channel T3 module, which will increase the bandwidth available for applications to 44 Mbps. This will be a single-slot module that, in addition to a clear channel T3 interface, will offer four DTE ports supporting HSD and HSSI connections and a combination of eight T1 ports and four multiplexer channels.

    The Company's CCA inverse multiplexer is expected to commence commercial volume shipments in early 1997. The first in a series of modules will provide a 45 Mbps UNI (User-to-Network Interface) connection to up to eight T1 circuits. CCA will allow NSPs and corporate users to pass ATM traffic between local and campus environments using inverse multiplexing of regular T1 or E1 circuits. The CCA modules will provide buffering and rate adaptation to match application speeds to network facilities. The Company is developing ATM modules (network and data interfaces) for the Orion 4000, which will be able to connect LAN data traffic to public or private ATM networks. The following diagram illustrates
CCA:

                               CLEAR CHANNEL ATM
                     Orion 4000 connects industry standard
                   DS3 UNI across conventional TDM networks.

                                  [CHART]

    Set forth here, under the heading Clear Channel ATM, is a network diagram illustrating the way Larscom's Orion 4000 product is used to implement Clear Channel ATM WAN connections over standard TDM circuits. A central cloud, labeled TDM Network, represents a generic digital network based on a T1/T3 fabric. Around the network cloud are boxes labeled Orion 4000 and representing Larscom Orion 4000 Broadband Access Multiplexers. At the far left of the diagram are two boxes, labeled ATM Switch and ATM-Equipped Server respectively, each of which is connected via a broad line labeled ATM DS3 UNI to a separate box within the Orion 4000 box which is labeled Clear Channel ATM MUX. This represents two different types of ATM devices connected to a pair of ATM IMUX modules within the Orion 4000 which multiplexes the NxT1 channels produced by the IMUX modules onto a single T3. A line between the Orion 4000 box and the TDM Network cloud is labeled FT3 and represents fractional T3 access to the TDM network.

    On the right side of the diagram are two boxes labeled Orion 4000. Each contains one box labeled Clear Channel ATM IMUX. A box labeled ATM Router is connected via a broad line labeled ATM DS3 UNI to the ATM IMUX box within the top right Orion 4000. A box labeled ATM Switch is connected via a broad line labeled ATM DS3 UNI to the ATM IMUX box within the bottom right Orion 4000. Each of these Orion 4000 boxes connected by a pair of parallel lines labeled NxT1; three dots lined up vertically between each pair of lines indicate an indefinite number of T1 circuits connecting each Orion 4000 to the TDM Network cloud. The connection of the three Orion 4000 sites to the TDM Network cloud indicates that the three sites are internetworked via TDM circuits.

    A caption beneath the heading (Clear Channel ATM) at the top of the diagram states: Orion 4000 connects industry standard DS3 UNI across conventional TDM Networks.

    OTHER BROADBAND PRODUCTS. The Mega-T, introduced in 1993, is the first inverse multiplexer to bridge the bandwidth gap between T1 and T3. Priced from $8,250, it provides affordable access to greater-than-T1 bandwidth for high speed applications, deriving a data channel of up to 6 Mbps from four T1 circuits. Larscom's patented inverse multiplexing algorithm, used for both the Mega-T and Orion 4000, handles alignment of the individual T1s and allows for differential delay between individual T1s. This algorithm also allows the data transmission rate to be lowered should individual T1 circuits fail and to be raised when the circuits are restored. The Mega-T shares with the Orion 4000 the unique ability to identify individual T1 circuits, thereby simplifying trouble-shooting. The Mega-T is primarily used for high speed LAN internetworking, as well as frame relay network access above T1 speed and broadcast quality digital video.

    The Access-T45, introduced in 1992, is a dual-port, 45 Mbps DSU that provides a clear channel T3 network interface. Priced at $7,500, it is used for very high speed LAN internetworking, for Internet access and backbones and for channel extension. The Access-T45 allocates bandwidth in increments of 3 Mbps, a functionality which has been used by some Internet service providers ("ISPs") to control bandwidth assignment for their customers. In addition, it is capable of scrambling LAN data in a manner which ensures the successful receipt of transmitted data.

The following diagram illustrates how the Access-T45 and the Orion 4000 are used by ISPs:

                    LARSCOM ACCESS-T45 CONNECTS THE INTERNET
                   ISPs rely on Larscom's broadband products
            to provision services and relieve bandwidth congestion.

                                [CHART]

    Set forth here, under the heading Larscom Access-T45 and Orion 4000 Connect the Internet, is a network diagram illustrating the way Larscom's Access-T45 and Orion 4000 products are used in an Internet service backbone spanning the United States. A caption beneath the heading states: ISPs rely on Larscom's broadband products to provision services and relieve bandwidth congestion.

    An outline map of the United States is used as the background for the diagram. Boxes labeled Access-T45 overlay the map at locations corresponding to the following cities, with labels identifying the cities: Seattle, Santa Clara, Chicago, Boston, New York City, Newark. Boxes labeled Orion 4000 overlay the map at locations corresponding to the following cities, with labels identifying the cities: San Diego, Houston, Atlanta, Miami. Boxes labeled Access-T45 and Orion 4000 overlay the map at locations corresponding to the following cities, with labels identifying the cities: Los Angeles, Dallas/Fort Worth, Washington, D.C.

    Three different types of lines interconnect the boxes, corresponding to the actual bandwidth employed between an individual pair of sites: T3 (45 Mbps), 9 Mbps, or 6 Mbps. Thick lines representing T3s connect boxes as follows: Seattle to Santa Clara, Seattle to Chicago, Santa Clara to Washington D.C., Chicago to Dallas/Fort Worth, Chicago to New York, New York to Boston, New York to Newark, Boston to Washington D.C., Newark to Washington D.C. Thin lines with thick dashes representing 9 Mbps links connect boxes as follows: Los Angeles to Dallas/Fort Worth, Dallas/Fort Worth to Houston, Dallas/Fort Worth to Atlanta, Atlanta to Washington D.C. Thin lines representing 6 Mbps links connect boxes as follows: Los Angeles to San Diego, San Diego to Houston, Houston to Miami. A legend at the bottom of the diagram indicates the network speed corresponding to each of the three line styles.

    EtherSpan, introduced in 1996, is an advanced Ethernet bridge that can handle a sustained data rate of 10 Mbps. It offers cost-effective, high speed WAN connectivity for Ethernet LANs, with one 10Base-T Ethernet LAN port and a single WAN port that utilizes either HSD or HSSI standards.

    DIGITAL ACCESS PRODUCTS

    Larscom entered the digital access market in 1986 with emphasis on performance monitoring of T1 lines. Larscom's pioneering efforts to deliver an advanced network diagnostic system within a CSU resulted in its TNDS (T1 Network Diagnostic System) product line. The advanced performance monitoring capabilities, which were featured in the first TNDS and enhanced and complemented in subsequent CSU and CSU/DSU products, continue to be a hallmark of Larscom throughout its product lines.

    ORION 200 FAMILY. The Orion 200 family, introduced in 1994, is an advanced T1 and E1 access multiplexer that can accommodate from two to eight data ports and two network ports. Priced from $4,995, its primary application is for LAN interconnection, often coupled with digital PBX traffic, as well as video conferencing. The Orion 200 family can operate in both T1 and E1 networks, and can also perform conversion between T1 and E1 standards. The Orion 200 family is a platform with replaceable network interface modules which can provide other capabilities in the future including ISDN network interface modules.

    OTHER DIGITAL ACCESS PRODUCTS. The Access-T family, introduced in 1991, is a series of T1/FT1 CSU/ DSUs. Pricing starts at $1,695 for a single-port DSU. The primary use of the Access-T family is for LAN interconnection, often coupled with the multiplexing of digital PBX traffic onto a single T1/FT1 circuit. The Access-T 1500, a shelf-based version introduced in 1992, utilizes a hub and spoke architecture that allows centralized network nodes to serve units at dispersed sites and to concentrate traffic in a single location where network hubs are constrained for space. In 1996, the Access-T100S, a low cost, smaller version of a single-port Access-T, was introduced, allowing the Company to respond to downward price pressure in the digital access market.


    The Split-T, introduced in 1990, is a stand-alone T1/FT1 CSU/DSU, with prices starting at $3,195. It has a front panel that incorporates an LCD user interface for local configuration and is primarily used for LAN interconnection and digital PBX traffic.

    In addition, Larscom offers a family of T1 CSU products, introduced in 1986, centered on the TNDS family of fully featured T1 CSUs. These products offer a T1 network interface with advanced performance monitoring and diagnostic capabilities.

CUSTOMERS

    The Company's customers principally consist of NSPs, including ISPs, Fortune 500 corporations, systems integrators, VARs and federal, state and local government agencies. The following table sets forth certain Larscom customers:

                        REPRESENTATIVE LARSCOM CUSTOMERS

                NSPS
         ---------------------------------------------

         AT&T

         Bell Atlantic

         Cable & Wireless

         IBM/Advantis

         Korea Telecom

         MCI

         MFS Communications

         UUNET

                OEMS
         ---------------------------------------------

         N.E.T.

         Racal-Datacom

                CORPORATE USERS
         ---------------------------------------------

         Chase Manhattan Bank

         Federal Express

         Hewlett-Packard

         Digital Equipment Corporation
         Fidelity Investments

                SYSTEMS INTEGRATORS/VARS
         ---------------------------------------------
         Computer Sciences Corp.

         Data Comm Systems

         Inter Net

         Progressive Telecom

         Electrocom Automation L.P.

    In 1993, 1994, 1995 and the nine months ended September 30, 1996, NSPs represented 38.9%, 40.5%, 47.5% and 60.7%, respectively, of total revenues. The Company's customers constituting more than 10% of the Company's revenues and the percentage of total revenues represented by sales to such customers for 1993, 1994, 1995 and the nine months ended September 30, 1996 are set forth below:

                                                                             % OF TOTAL REVENUES
                                                         ------------------------------------------------------------
                                                                      YEARS ENDED
                                                                     DECEMBER 31,                    NINE MONTHS
                                                         -------------------------------------          ENDED
CUSTOMER                                                    1993         1994         1995       SEPTEMBER 30, 1996
-------------------------------------------------------  -----------  -----------  -----------  ---------------------

MCI....................................................       13.0%        15.3%        17.9%             20.4%
IBM/Advantis...........................................       *            *            13.7%             14.0%

------------------------

* Less than 10%

    The future success of the Company will continue to depend on future purchase orders from the NSPs in general, and from MCI and IBM/Advantis, in particular.

MARKETING AND SALES

    The Company sells its products in the U.S. primarily through its direct sales organization, with products also being sold through OEMs, VARs and systems integrators. The Company markets its products internationally through non-exclusive distribution agreements with VARs and systems integrators. The Company's field sales organization and distributors receive support from various internal groups. Such support includes periodic intensive product and technology training, network applications design and regular communications about competitive offerings and announcements. In addition, the engineering organization may participate in key sales calls to discuss product and network architecture considerations for future network needs or to host in-depth technical product demonstrations. In the U.S. and Europe, customers and distributors also receive in-country post-sale support from the Company's service partners who include Racal-Datacom, Netcom Solutions and ND Networks.

    Sales orders are placed through industry-standard mechanisms, such as purchase orders. All customers are subject to a credit check, and are assigned credit limits and terms as deemed appropriate by the Company's finance department. Payment terms are typically net 30 days, consistent with industry practices. In a few cases, purchase contracts are negotiated with customers which grant more favorable terms and guarantee fixed prices for specific products over the term of the contract.

    NSPs require that products undergo extensive lab testing and field trials prior to their deployment in the network. Accordingly, the Company is continually submitting successive generations of its current products as well as new products to its customers for evaluation and approval. Additionally, international NSPs require products to meet country-specific certification standards for safety, emissions and network connectivity. The length of the various approval processes is affected by a number of factors, including the complexity of the product involved, the priorities of the customer, budgets and regulatory issues.

    The Company's backlog at any point in time is typically limited. Accordingly, sales in any quarter are largely dependent on orders received during that quarter. Furthermore, the Company's agreements with its customers typically provide that they may change delivery schedules and cancel orders within specified timeframes, typically up to 30 days prior to the scheduled shipment date, without penalty. The Company's customers have in the past built, and may in the future build, significant inventory in order to facilitate more rapid deployment of anticipated major projects or for other reasons. Decisions by such customers to reduce their inventory levels could lead to reductions in purchases from the Company.

CUSTOMER SERVICE AND SUPPORT

    The Company's products are required to meet rigorous standards imposed by both customers and established internal product quality assurance testing procedures. The Company has service contracts with most of its major customers, and provides on-site service via arrangements with a number of service partners worldwide such as Racal-Datacom and Netcom Solutions in the U.S. and ND Networks in Europe. These contracts typically establish response time and level of service commitments, with penalties for non-performance. Larscom maintains a 24-hours, 7-days-a-week technical assistance support center, and provides on-site support with contracted response times, plus a wide range of repair programs. The Company also provides technical applications assistance, as well as customer and distributor product maintenance and installation training.

    The Company seeks to resolve the majority of field problems through remote diagnostics before any field personnel are dispatched. Customer calls that cannot be handled by first-level support technicians, either over the telephone or via remote diagnostic trouble-shooting, are routed to contracted service partners and/or Company support personnel for a field dispatch to the customer site.

    All of the Company's products carry a two-year warranty, which generally covers defects in materials and workmanship. For the past five years, the Company's warranty expenses have been relatively insignificant. See "--Manufacturing and Quality Assurance."

RESEARCH AND DEVELOPMENT

    Larscom believes that its future success depends on its ability to maintain technological leadership through timely enhancements of existing products and development of new products that meet customer needs. During 1993, 1994, 1995 and the nine months ended September 30, 1996, total research and development expenses were $6.3 million, $6.7 million, $7.1 million and $5.7 million, respectively.

    The Company's research and development programs are focused on its modular platforms (the Orion 4000 family, the Orion 200 family and the Access-T family), which allow new technologies to be incorporated and new services supported through incremental modules. In the short term, the Company will develop new modules for the Orion 4000 that integrate ATM with inverse multiplexing and for the Orion 200 family that incorporate ISDN. In the future, the Company intends to extend the international capabilities of its products and to address additional broadband technology such as SONET/SDH.

    The rapid development of new technologies increases the risk that current or new competitors could develop products that would reduce the competitiveness of the Company's products. The Company's success will depend to a substantial degree upon its ability to respond to changes in technology and customer requirements. This will require the timely selection, development and marketing of new products and enhancements on a cost-effective basis. The development of new, technologically advanced products is a complex and uncertain process, requiring high levels of innovation. For the network access market, expertise is required in the general areas of telephony, data networking, network management, as well as specific technologies such as ISDN, ATM and SONET. Further, the telecommunications industry is characterized by the need to design products which meet industry standards for safety, immunity, emissions and network connection. Such industry standards are often changing or incomplete as new and emerging technologies and service offerings are introduced by NSPs. As a result, there is a potential for product development delay due to the need for compliance with new or modified standards. The introduction of new and enhanced products also requires that the Company manages transitions from older products in order to minimize disruptions in customer orders, avoid excess inventory of old products and ensure that adequate supplies of new products can be delivered to meet customer orders. There can be no assurance that the Company will be successful in developing, introducing or managing the transition to new or enhanced products or that any such products will be responsive to technological changes or will gain acceptance in the market. The Company's business and operating results could be materially adversely affected if the Company were to be unsuccessful, or to incur significant delays, in developing and introducing such new products or enhancements.

MANUFACTURING AND QUALITY ASSURANCE

    The Company's manufacturing operations consist of materials procurement, third party assembly of final product based on printed circuit boards, product testing and inspection and system configuration for shipment. The Company has maintained a long-term relationship with its third party printed circuit board assembler, Top Line Electronics Corporation, which has allowed the Company to implement total quality control in the entire manufacturing process, including statistically-monitored process control programs. The Company utilizes traditional procurement methods with its suppliers, using standard purchase orders for all scheduling and commitments. No contract relationships exist. Most purchase order payment terms are standard with payment due in 30 days, with some orders negotiated to net 45 days payment. The Company uses automated functional product testing to remain flexible to customers' needs while maintaining control of the quality of the manufacturing process. During 1996, the Company has increased its emphasis on aggressively monitoring software quality in its products by implementing automated system test programs that verify product performance concurrent with product development and prior to product release. The Company was the first in its industry segment to become ISO 9001 certified and was among the first companies in California to receive this certification.

    On-time delivery of the Company's products is dependent upon the availability of quality components used in its products. The Company purchases parts and components for assembly from a variety of pre-approved suppliers through a worldwide procurement sourcing program. The Company attempts to manage risks through developing alternate sources and by maintaining quality relationships with its suppliers. To date, the Company has been able to obtain adequate supplies of required components in a timely manner from existing sources or, when necessary, from alternate sources. The Company does acquire certain components from sole sources, either to achieve economies of scale or because of proprietary technical features designed into the Company's products. Sole sourced components come from suppliers such as Waferscale, Vicor and PMC-Sierra. A substantial portion of the Company's shipments in any fiscal period relates to orders for certain products received in that period. To meet this demand, the Company maintains a supply of finished goods inventories at its manufacturing facility, including safety stocks of critical components. In addition, a significant percentage of the Company's orders are shipped within three business days. However, there can be no assurance that interrupted or delayed supplies of key components will not occur which could have a material adverse effect on the Company's business and operating results.

    The Company maintains a comprehensive quality control program. However, complex products such as those offered by the Company may contain undetected errors or failures when first introduced or as new versions are released. Despite testing by the Company and its customers, there can be no assurance that existing or future products based upon the Orion 4000 architecture or other technologies will not contain undetected errors or failures when first introduced or as new versions are released. The Company's standard limited warranty for the Orion 4000 products is two years. Since the Company's Orion 4000 products are new, with limited time in service, the Company cannot predict the level of warranty claims that it will experience for these products. Such errors or failures could result in warranty returns in excess of those historically experienced by the Company and have a material adverse effect on the Company's business and operating results.

COMPETITION

    The markets for the Company's products are intensely competitive and the Company expects competition to increase in the future. In the broadband market, the Company competes primarily with Digital Link, ADC Kentrox, RAD Data Communications and OnStream Networks (for which an acquisition by 3Com was recently announced). In the digital access market, the Company competes against traditional CSU/DSU vendors, such as ADC Kentrox, Verilink and Digital Link, and relatively newer entrants to the market such as ADTRAN and TxPort. The Company competes to a lesser extent with other telecommunications equipment companies.

    The key competitive factors in the Company's market include timely development of new products and features, product quality and performance, price, announcements by competitors, experienced sales, marketing and service organizations and evolving industry standards.

    In the broadband market, the Company believes that it competes favorably due to the wide functionality of its products and its superior customer service and support. In particular, the Orion 4000 platform has a unique WAN access architecture that accommodates both ATM and TDM technology, providing flexibility for hybrid networks. Also, the Orion 4000, in conjunction with the Mega-T and Access-T45, provides cost-effective and competitively distinctive hub and spoke concentration. However, sales of the Company's broadband products could be adversely affected by a significant increase in availability of public ATM services since some competitors could be better positioned at this time to support public ATM service. Some of the Company's competitors have developed partnerships with third parties for joint marketing or development efforts that could place the Company at a relative disadvantage.

    In the digital access market, the Company believes that it competes favorably due to its commitment to reliability, service and support. Since price is increasingly important, the Company will provide competitively priced products such as the recently announced Access-T100S. However, some of the Company's competitors are more advanced in developing indirect sales channels and this may be a disadvantage to the Company's sales of digital access products. The Company's digital access products could also be materially adversely affected by the integration of CSU/DSU functionality into switches and routers, by the entry of LAN equipment vendors into the Company's markets, or by the requirement for alternative methods of performance monitoring for services such as frame relay. There is also a risk to the digital access market generally from new technologies that could displace some parts of the T1/E1 CSU/ DSU product line. For example, ADSL and HDSL are subscriber loop technologies that can enable service providers to deploy T1/FT1 services. Since ISDN has made some headway in providing economic sub-rate and back-up connectivity options, the Company has already taken steps to incorporate ISDN into its Orion 200 family. These new technologies may ultimately enlarge the total addressable market for digital access products and services.

    The Company believes that it generally competes favorably in the factors discussed above. However, there can be no assurance that the Company will be able to continue to compete successfully with its existing or new competitors.

PROPRIETARY RIGHTS

    The telecommunications equipment industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. From time to time, third parties may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies that are important to the Company. The Company has not conducted a formal patent search relating to the technology used in its products, due in part to the high cost and limited benefits of a formal search. In addition, since patent applications in the U.S. are not publicly disclosed until the patent is issued, applications may have been filed by competitors of the Company which could relate to the Company's products. Software comprises a substantial portion of the technology in the Company's products. The scope of protection accorded to patents covering software-related inventions is evolving and is subject to a degree of uncertainty which may increase the risk and cost to the Company if the Company discovers third party patents related to its software products or if such patents are asserted against the Company in the future. The Company may receive communications from third parties in the future asserting that the Company's products infringe or may infringe on the proprietary rights of such third parties. In its distribution agreements, the Company typically agrees to indemnify its customers for any expenses or liabilities, resulting from claimed infringements of patents, trademarks or copyrights of third parties. In the event of litigation to determine the validity of any third-party claims, such litigation, whether or not determined in favor of the Company, could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel. In the event of an adverse ruling in such litigation, the Company might be required to discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses from third parties. There can be no assurance that licenses from third parties would be available on acceptable terms, if at all. A successful claim against the Company and the failure of the Company to develop or license a substitute technology could have a material adverse effect on the Company's business and operating results. In addition, the laws of certain foreign countries in which the Company's products are or may be developed, manufactured or sold may not protect the Company's products or intellectual property rights to the same extent as do the laws of the U.S. and thus make the possibility of misappropriation of the Company's technology and products more likely.

EMPLOYEES

    As of September 30, 1996, the Company had 236 full-time employees of whom 64 were primarily engaged in research and development, 56 in manufacturing and quality control, 61 in marketing and sales, 25 in customer service and 30 in administration and finance. The Company also employed a total of 16 temporary and contract personnel. None of the Company's employees is represented by a collective bargaining unit nor has the Company ever experienced any work stoppage. The Company believes its relationship with its employees is good.

PROPERTIES

    The Company leases approximately 66,000 square feet of office, development and manufacturing space in facilities in Santa Clara, California (approximately 50,000 square feet) and Research Triangle Park, North Carolina (approximately 16,000 square feet). The Company has a 33.3% ownership interest in the Santa Clara facility. The current lease for the Santa Clara facility expires in January 1998. The current lease for the Research Triangle Park facility expires in June 2001 and the Company has an option to extend the lease for an additional three years. The Company believes that its existing facilities are adequate to meet its needs for the immediate future and that future growth can be accommodated by leasing additional or alternate space near its current facilities.

LEGAL PROCEEDINGS

    America Online, Inc. ("AOL") has opposed Larscom's application for federal trademark registration of its logo, alleging that Larscom's design mark is similar to an AOL mark and that Larscom is attempting to register its mark for goods and services related to certain AOL goods and services. The Company does not believe the resolution of this opposition will have a material adverse effect on the Company's business and operating results. The Company is not involved in any other proceeding the outcome of which could have a material adverse effect on its business and operating results.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company are as follows:

NAME                                           AGE      POSITION
-----------------------------------------      ---      -------------------------------------------------------
Deborah M. Soon..........................          44   President, Chief Executive Officer and Director
Bruce D. Horn............................          45   Vice President, Finance and Chief Financial Officer
Jeffrey W. Reedy.........................          38   Vice President, Engineering
Paul A. Strudwick........................          44   Vice President, Marketing
George M. Donohoe........................          59   Vice President, Sales
William H. Cory..........................          43   Vice President, Operations
Paul E. Graf.............................          52   Chairman of the Board (2)
Donald G. Heitt..........................          61   Director (2)
Kevin N. Kalkhoven.......................          51   Director (1)
Harvey L. Poppel.........................          58   Director (1)(2)
Joseph F. Smorada........................          49   Director (1)

------------------------

(1) Member of Audit Committee.

(2) Member of Compensation Committee.

    DEBORAH M. SOON has served as President and Chief Executive Officer of the Company since July 1994. Previously, she served as Vice President of Marketing and Sales from June 1993 to June 1994, as Vice President of Marketing from January 1991 to May 1993, and as Director of Marketing from May 1990 to December 1990. Prior to joining the Company, Ms. Soon held management positions in engineering, marketing and sales with AT&T, Prime Computers, BBN Communications Corporation and Data Architects Systems Inc. Ms. Soon earned a B.A. in Mathematics from the University of California, San Diego and an M.B.A. from the Harvard Graduate School of Business. She has also completed special undergraduate studies at Cambridge University in England.

    BRUCE D. HORN has served as Vice President of Finance and Chief Financial Officer of the Company since January 1993. Previously, he served as Director of Finance and Chief Financial Officer from March 1991 to December 1992. Prior to joining the Company, Mr. Horn was Director of Finance at Insystems, Inc. and Corporate Controller at Anicon, Inc. Mr. Horn earned an M.B.A. in Finance from California State University, Hayward and a B.A. in Accounting from the University of Northern Iowa.

    JEFFREY W. REEDY has served as Vice President of Engineering of the Company since August 1994. Previously, he served as Vice President/Division Manager from January 1993 to August 1994, and Director of Engineering from November 1991 to January 1993. Prior to November 1991, Mr. Reedy was the Co-founder and Vice President of Engineering at T3 Technologies, Inc. (which was acquired by the Company in 1991). Mr. Reedy earned a B.S.E. in Electrical Engineering and Computer Science from Duke University and an M.S.E.E. from Stanford University.

    PAUL A. STRUDWICK has served as Vice President of Marketing of the Company since August 1994. Previously, he served as Director of Product Management from March 1992 to August 1994. Prior to joining the Company, he was Product Management/Marketing Consultant for PolyCom, Inc. from October 1991 to February 1992. Prior to October 1991, he was Director of Product Line Management with Northern Telecom, Inc. and held a number of positions with Bell-Northern Research in Canada. Mr. Strudwick earned a B.Sc. from the University of Sussex in England.

    GEORGE M. DONOHOE has served as Vice President of Sales of the Company since August 1994. Previously, he served as Director of Telco Sales from April 1994 to August 1994 and Western Region Sales Manager from November 1993 to March 1994. Prior to joining the Company, Mr. Donohoe was Director of LAN Product Sales at Teleglobe from February 1993 to October 1993, and Vice President of Sales at Halley Systems from December 1989 to January 1993. Other professional affiliations include Luxcom, Infinet, Honeywell Information Systems and IBM. Mr. Donohoe earned a B.S. in Industrial Engineering and Management Sciences from the University of South Dakota.

    WILLIAM H. CORY has served as Vice President of Operations of the Company since February 1990. Prior to joining the Company, Mr. Cory was Director of Quality Assurance for Verilink, Vice President for Wyken Technology, Director of Quality Assurance for Compression Labs., Inc. and Manager of Quality Assurance for Drivetec Inc. Mr. Cory earned a B.S. in Industrial Engineering and Management Science from Northwestern University.

    DONALD G. HEITT has been the Chairman of the Board of Voysys Corporation since December 1995. From April 1990 to January 1996, Mr. Heitt was the President and Chief Executive Officer of Voysys Corporation. Prior to 1990, Mr. Heitt served as Senior Vice President of Telebit Corporation, Vice President of Sales and Marketing and President of the computer division of General Automation, Inc., and Vice President of Honeywell Information Systems, Inc. Mr. Heitt earned a B.B.A. from the University of Iowa.

    KEVIN N. KALKHOVEN has been the President and Chief Executive Officer of Uniphase since 1992. Mr. Kalkhoven joined Uniphase in January 1992 and has been a member of its board of directors since February 1992. Prior to joining Uniphase, Mr. Kalkhoven held executive positions at a variety of software companies. He served as President and Chief Executive Officer of Demax Software and as President and Chief Executive Officer of AIDA Corporation. Previously, he was Vice President of Marketing for the European division of Comshare Corporation and Group Vice President for its U.S. subsidiary.

    PAUL E. GRAF has served as Chairman of the Board of Directors of the Company since June 1990.
Mr. Graf has served as President and Chief Executive Officer for Axel Johnson since 1989. Prior to joining Axel Johnson, Mr. Graf held various senior executive positions with Schroders, a venture capital company, Conrac Corporation and Texas Instruments. Mr. Graf earned a B.S. in Electrical Engineering from Rensselear Polytechnic Institute and an M.B.A. from Boston University.

    HARVEY L. POPPEL has served as Managing Director at Broadview Associates L.L.C. since January 1985, and President of Poptech, Inc. since 1984. Previously, he was Senior Vice President, Board Member and Managing Officer of the Information Industry Practice at Booz, Allen & Hamilton and managed communications software development at both Western Union and Westinghouse Electric. Mr. Poppel holds an M.S. and a B.S. from Rensselear Polytechnic Institute.

    JOSEPH F. SMORADA has served as a Director of the Company since June 1992. Mr. Smorada has served as Senior Vice President and Chief Financial Officer of Axel Johnson since April 1992. Prior to joining Axel Johnson, Mr. Smorada was Senior Vice President and Chief Financial Officer for Lone Star Industries from September 1988 to April 1992. Prior to 1988, Mr. Smorada also held senior executive positions with Conrac Corporation and Continental Group, Inc. Mr. Smorada earned a B.A. in Economics from California University of Pennsylvania.

    All directors hold office until the next annual meeting of stockholders and until their successors have been elected and qualified or upon their earlier resignation or removal. Officers are appointed to serve at the discretion of the Board of Directors.

DIRECTOR COMPENSATION

    Directors currently receive no cash compensation for their services, but are reimbursed for all reasonable expenses incurred in attending Board and Committee meetings. Beginning January 1, 1997, each director who is not an employee of the Company or Axel Johnson will receive fees of $6,000 per year plus $1,000 for attendance at each set of meetings of the Board of Directors and any of its Committees combined. In addition, upon consummation of this Offering, each director who is not an employee of the

Company or Axel Johnson will receive under the Stock Option Plan for Non-Employee Directors (i) a grant of options to purchase an aggregate of 18,000 shares of Class A Common Stock of the Company at the initial public offering price, which options will vest in three equal installments on the date of each of the three annual meetings of stockholders next following such grant and (ii) an annual grant of options, commencing in 1997, following each annual meeting of stockholders, to purchase 6,000 shares of Class A Common Stock of the Company at the fair market value, as determined on the date of grant, which options will vest on the date of the third anniversary of the annual meeting of stockholders next following such grant. See "--Stock Plans."

BOARD COMMITTEES

    The Board of Directors has a Compensation Committee and an Audit Committee. The Compensation Committee reviews and determines the salaries and bonuses of the Company's executive officers and administers the Stock Purchase Plan. The Compensation Committee also administers the Stock Incentive Plan unless the Board elects to be the administrator of that plan. The Compensation Committee currently consists of Messrs. Graf, Heitt and Poppel. The Audit Committee recommends the appointment of auditors and oversees the accounting and audit functions of the Company. The Audit Committee currently consists of Messrs. Kalkhoven, Poppel and Smorada.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Graf is the Chief Executive Officer of Axel Johnson, the controlling stockholder and owner of 100% of the Class B Common Stock of the Company. See "Relationship Between the Company and Axel Johnson." No other interlocking relationship exists between the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning the annual cash compensation for services in all capacities to the Company for the year ended December 31, 1995, of the Company's chief executive officer and the other executive officers of the Company (collectively, the "named executive officers"):

                           SUMMARY COMPENSATION TABLE

                                                       ANNUAL COMPENSATION        LONG-TERM
                                                  ------------------------------  INCENTIVE       ALL OTHER
                                                      SALARY         BONUS(1)      PLAN(2)    COMPENSATION(3)(4)
                                                  --------------  --------------  ----------  ------------------
Deborah M. Soon
 President and Chief Executive Officer            $   154,824     $   120,000     $   27,875      $    8,876
Bruce D. Horn
 Vice President, Finance and Chief
  Financial Officer                                   102,838          39,664             --           3,702
Jeffrey W. Reedy
 Vice President, Engineering                          100,884          76,308(5)          --           3,358
Paul A. Strudwick
 Vice President, Marketing                            101,509          39,664             --           3,654
George M. Donohoe
 Vice President, Sales                                166,822(6)       39,670             --           7,330
William H. Cory
 Vice President, Operations                           109,142          55,105         22,300           3,929

------------------------

(1) Represents the bonus earned in 1995 and paid out in 1996.

(2) Represents cash amounts received under the Axel Johnson Inc. Long-Term Incentive Plan for the 1993 through 1995 period which was paid out in 1996. See "--Axel Johnson Inc. Long-Term Incentive Plan."

(3) Represents the value of the Company match in the Axel Johnson Inc. Thrift Plan and, with respect to Ms. Soon and Mr. Donohoe, an automobile allowance of $5,546 and $4,004, respectively.

(4) The Company did not issue restricted stock or grant stock options or SARs in 1995.

(5) Includes an amount of $21,202 representing a bonus (related to the acquisition of T3T) based on a percentage of sales of certain products.

(6) Includes sales commissions of $84,026.

STOCK PLANS

    STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS. The Stock Option Plan for Non-Employee Directors (the "Directors Option Plan") is intended to provide a means to attract and retain qualified non-employee directors for the Company. The Directors Option Plan is administered by either the Board of Directors or the Compensation Committee of the Company which consists of two or more directors appointed from time to time by the Board (in either case, the "Administrator"). The Administrator has the full and final authority to make all administrative determinations required by the Directors Option Plan.

    An aggregate of 205,000 shares of Class A Common Stock has been reserved for issuance under the Directors Option Plan, subject to adjustment in the event of certain capital changes. Each non-employee director of the Company (which director shall not include employees of either Larscom or Axel Johnson) is entitled to receive, upon first becoming a director, an option to purchase an aggregate of 18,000 shares of Class A Common Stock. The options expire one year after termination of Board service or 10 years after the date of grant and have an exercise price equal to the fair market value of the Class A Common Stock on the date of grant. The initial grants under the Directors Option Plan will be made upon the consummation of this Offering and at the offering price. One-third of the options become exercisable each year on the date of the annual meeting of stockholders. The first third of the options becomes fully exercisable on the date of the first annual meeting of stockholders following the date of grant. In addition, under the Directors Option Plan, every year each non-employee director will receive an annual option grant to purchase 6,000 shares of Class A Common Stock at the fair market value on the date of grant, with each grant being made on the date of the annual meeting of stockholders. Such options vest on the date of the third annual meeting of stockholders following the date of grant. The exercisability of the options will be accelerated in the event of a change in control of the Company.

    STOCK INCENTIVE PLAN. The Stock Incentive Plan is primarily intended to provide competitive incentives that will attract, retain, motivate and reward employees of the Company. The Stock Incentive Plan allows for grants of incentive stock options, non-qualified stock options, SARs and stock bonus awards, which may, but need not, be performance unit awards or restricted stock awards. The Stock Incentive Plan is administered by either the Board of Directors or the Compensation Committee of the Company (in either case, the "Administrator"). The Administrator has the full and final authority to select employees and consultants to whom awards under the Stock Incentive Plan ("Stock Incentives") may be granted and to administer the Stock Incentive Plan. The Board may provide for the Stock Incentive Plan to be administered by the Board with respect to some employees and consultants and by a committee of the Board with respect to other employees and consultants. The exercisability, vesting and payment of awards will be accelerated in the event of a change in control of the Company.

    An aggregate of 2,485,000 shares of Class A Common Stock has been reserved for issuance under the Stock Incentive Plan, subject to adjustment in the event of certain capital changes, which includes 23,555 shares of Class A Common Stock to be granted to officers of the Company pursuant to the termination of the Company's participation in the Axel Johnson long-term incentive plan. Shares subject to Stock Incentives which are forfeited, canceled, exchanged or surrendered or which are settled in cash or otherwise terminated without a distribution of shares of Class A Common Stock will be available for further Stock Incentives.

    Under the Stock Incentive Plan, all employees, including directors of the Company who are employees, and consultants are eligible to participate; however, Incentive Stock Options (as defined in the Stock Incentive Plan) may only be granted to employees. Subject to adjustment as provided in the Stock Incentive Plan, grants of options or SARs to eligible employees or consultants are limited to a certain number during a calendar year.

    It is presently intended that options to purchase an aggregate of up to 1,300,000 shares of Class A Common Stock will be issued pursuant to the Stock Incentive Plan to employees and consultants of the Company effective upon consummation of this Offering, including options granted to the executive officers of the Company to purchase the following number of shares:

                                                          SHARES SUBJECT TO
                        NAME                                   OPTION
-----------------------------------------------------  -----------------------
Deborah M. Soon                                                 115,000
Bruce D. Horn                                                    25,000
Jeffrey W. Reedy                                                 35,000
Paul A. Strudwick                                                35,000
George M. Donohoe                                                35,000
William H. Cory                                                  35,000

It is anticipated that the options will have an exercise price equal to the initial public offering price and a maximum term of ten years, that they will become exercisable in five annual installments beginning on the first anniversary of the date of grant, and that they will be intended to be "incentive stock options" (within the meaning of Section 422 of the Internal Revenue Code) to the maximum extent possible.

    STOCK PURCHASE PLAN. The Stock Purchase Plan, which is administered by the Compensation Committee of the Board of Directors of the Company, provides eligible employees (substantially all full-time) of the Company and its subsidiaries with the opportunity to buy a total of 310,000 shares of Class A Common Stock from the Company at a discount and on a tax-favored basis. The Stock Purchase Plan will initially consist of six-month offering periods, provided that the initial offering period will commence on the date of this Offering and end on July 31, 1997. The Compensation Committee has the full and final authority to determine when each offering period will begin, as well as the duration of each offering period, which may not exceed 27 months. Unless the Compensation Committee establishes a higher price, the purchase price per share will be the lesser of 85% of the fair market value of Class A Common Stock at the beginning or the ending of the offering period. The Stock Purchase Plan terminates on the earlier of its termination by the Board or when the shares authorized under the Stock Purchase Plan have been issued.

    An aggregate of 310,000 shares of Class A Common Stock has been reserved for issuance under the Stock Purchase Plan, subject to adjustment in the event of certain capital changes. The maximum amount which any employee may contribute to the Stock Purchase Plan in any offering period is 10% of such employee's total compensation for such offering period. The maximum number of shares which each eligible employee may purchase in any offering period under the Stock Purchase Plan is equal to the maximum employee contribution in such offering period divided by 85% of the fair market value of a share of Class A Common Stock on the first day or last day of such offering period, whichever is lower. However, no participant may acquire rights to purchase more than 1,000 shares of Class A Common Stock per offering period, unless the Compensation Committee establishes a higher or lower amount for the offering period.

ANNUAL BONUS PLAN

    Employees of the Company above a specified salary grade participate in an Annual Bonus Plan (the "Annual Bonus Plan"). Participants are eligible to receive incentive cash bonus awards based on a combination of individual performance against established annual management objectives and the Company's performance standards established in advance by the Compensation Committee. The Company's performance standards in the past have been primarily based on profit-before-tax targets. The goals of the Annual Bonus Plan are to reward and encourage individual accomplishment and focus senior management on objectives that improve the intrinsic value of the Company. The "target" payment under the Annual Bonus Plan is based upon performance and varies by salary grade. Payments can range from 0% to 300% of the "target" level depending on the Company's performance against an established goal. The Compensation Committee of the Company establishes the performance targets and associated formulas for awards under the Annual Bonus Plan and will do so prior to or at the commencement of the 1997 fiscal year.

AXEL JOHNSON INC. LONG-TERM INCENTIVE PLAN

    Eligible executives of the Company have historically participated in the Axel Johnson Inc. Long-Term Incentive Plan (the "Long-Term Incentive Plan"). This Long-Term Incentive Plan will be eliminated for Larscom employees upon consummation of this Offering. The goal of the Long-Term Incentive Plan has been to focus executives on producing superior long-term returns for the Company over a period longer than one year. The Compensation Committee of Axel Johnson's Board of Directors selected the participants and established the performance targets and associated formulas for awards under the Long-Term Incentive Plan. The length of performance cycles under the Long-Term Incentive Plan has varied from three to five years and performance awards have historically been paid in cash at the end of each performance cycle. Certain executives of the Company are also participants in an alternative long-term incentive plan for the 1994 to 1996 performance cycle based on higher performance levels which, if met, would provide up to approximately $250,000 in additional cash in lieu of both the regular Long-Term Incentive Plan payment and the 1996 Annual Bonus Plan. Upon the discontinuation of the Long-Term Incentive Plan upon consummation of this Offering, participating executives will receive a pro rata payment for all open cycles in the form of stock. The estimated values of the cash or stock to be paid in settlement upon consummation of this Offering are as follows:

                   ESTIMATED LONG-TERM INCENTIVE PLAN PAYOUTS

                                                           TO BE PAID
                                                            IN CASH           TO BE PAID IN STOCK
                                                         --------------  ------------------------------
NAME                                                     1994-1996 PLAN  1995-1999 PLAN  1996-2000 PLAN
-------------------------------------------------------  --------------  --------------  --------------
Deborah M. Soon........................................    $   33,000      $   74,800      $   47,685
Bruce D. Horn..........................................            --          14,025          10,597
Jeffrey W. Reedy.......................................        16,500          32,725          18,544
Paul A. Strudwick......................................            --          23,375          15,895
George M. Donohoe......................................            --          18,700          13,246
William H. Cory........................................        22,000          23,375          13,246

AXEL JOHNSON INC. THRIFT PLAN

    The Company's full-time employees or part-time employees who work more than 1,000 hours in a calendar year are eligible to participate in the Axel Johnson Inc. Thrift Plan (the "Thrift Plan"). The Thrift Plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). Employees may elect to defer their eligible current compensation up to the statutorily and Thrift Plan prescribed limits and have the amount of such deferral contributed to the Thrift Plan. Employees may also elect to make contributions on an after-tax basis to the Thrift Plan up to the statutorily and Thrift Plan prescribed limits. A Company match of employee contributions up to the Thrift Plan prescribed limit also is contributed to the Thrift Plan and becomes the employee's upon vesting. The trustee under the Thrift Plan, at the direction of participants with regard to their particular contributions and Company match, invests the assets of the Thrift Plan in any of nine investment options.

AXEL JOHNSON INC. RETIREMENT PLAN AND RETIREMENT RESTORATION PLAN

    The Company's full-time employees over age 21 or part-time employees over age 21 who work more than 1,000 hours in a calendar year are eligible to participate in the Axel Johnson Inc. Retirement Plan (the "Retirement Plan"). The Retirement Plan is intended to qualify under the Code and is non-contributory. Employees who retire or terminate as vested participants are entitled to receive retirement benefits, usually beginning at the normal retirement age of 65, computed under a final average pay formula and may select either a single life annuity or one of several equivalent forms of the benefit at retirement. The Retirement Plan also provides benefits for employees electing early retirement from ages 55 to 64. If such an election is made, the benefits may be reduced to reflect the longer interval over which benefits will be paid. To the extent benefits cannot be provided under the Retirement Plan due to the limitations imposed by Sections 415 and 401(a)(17) of the Code, they will be provided by the Axel Johnson Inc. Retirement Restoration Plan (the "Restoration Plan"), a supplemental unfunded benefit plan which is not qualified under the Code.

    The following table shows estimated annual pension benefits payable under the single life annuity form to officers and other key employees of the Company assuming retirement on December 31, 1995, at age 65 under the provisions of the Retirement Plan and the Restoration Plan currently in effect:

                                                           BENEFITS BASED ON SERVICE OF
PENSIONABLE                       -------------------------------------------------------------------------------
COMPENSATION                       5 YEARS   10 YEARS   15 YEARS    20 YEARS    25 YEARS    30 YEARS    35 YEARS
--------------------------------  ---------  ---------  ---------  ----------  ----------  ----------  ----------
$100,000........................  $   7,000  $  14,000  $  21,000  $   28,000  $   35,000  $   42,000  $   49,000
 150,000........................     11,000     21,000     32,000      43,000      54,000      64,000      75,000
 200,000........................     14,000     29,000     43,000      58,000      72,000      87,000     101,000
 250,000........................     18,000     36,000     55,000      73,000      91,000     109,000     128,000
 300,000........................     22,000     44,000     66,000      88,000     110,000     132,000     154,000
 350,000........................     26,000     51,000     77,000     103,000     129,000     154,000     180,000
 400,000........................     29,000     59,000     88,000     118,000     147,000     177,000     206,000

    Pensionable compensation represents one-fifth of the highest consecutive 60 months of the total of base salary plus bonus plus commissions. As of December 31, 1995, the full years of service credited under both retirement plans for the following individuals were: Ms. Soon, 5; Mr. Horn, 4; Mr. Reedy, 7; Mr. Strudwick, 3; Mr. Donohoe, 2; and Mr. Cory, 5.

               RELATIONSHIP BETWEEN THE COMPANY AND AXEL JOHNSON

    Prior to this Offering, the Company has been a wholly-owned subsidiary of Axel Johnson. As the sole stockholder, Axel Johnson was responsible for providing the Company with financial, management, administrative and other resources. Furthermore, Axel Johnson had maintained substantial control over the day-to-day operations of the Company. Accordingly, the Company has had no recent history of operating as an independent entity.

    Prior to this Offering, Axel Johnson provided the Company with significant management functions and services, including treasury, accounting, tax, internal audit, legal, human resources and other support services. The Company was charged and/or allocated expenses of $491,000, $526,000 and $549,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and $412,000 and $395,000 for the nine months ended September 30, 1995 and 1996, respectively. The costs of these services have been directly charged and/or allocated using methods that the Company's management believes are reasonable. Such charges and allocations are not necessarily indicative of the costs the Company would have incurred to obtain these services had it been a separate entity. Neither Axel Johnson nor the Company has conducted any study or obtained any estimates from third parties to determine what the cost of obtaining such services from third parties may have been. See Note 3 to the Consolidated Financial Statements.

    In August 1996, the Company declared a dividend of $25.0 million to Axel Johnson, evidenced by a $25.0 million promissory note payable to Axel Johnson, bearing interest at a rate of 7.5% per annum, payable semi-annually. The principal amount of $25.0 million is repayable on August 22, 1999, or on the earliest occurrence of any of the following events: (i) the Company's total stockholders' equity equals or exceeds $40.0 million, (ii) the Company sells all or substantially all of its assets or (iii) Axel Johnson nominates less than a majority of the persons to be elected to the Company's Board of Directors. The sale of Class A Common Stock offered hereby will cause the Company's equity to exceed $40.0 million. As a result, it is anticipated that the Company will use $25.0 million of the net proceeds from the sale of the Class A Common Stock to repay the $25.0 million of indebtedness owed to Axel Johnson. See "Use of Proceeds."

    The Company and Axel Johnson have entered into a number of agreements for the purpose of defining the ongoing relationship between them. These agreements were negotiated in the context of a parent-subsidiary relationship and therefore are not the result of negotiations between independent parties. It is the intention of the Company and Axel Johnson that such agreements and the transactions provided for therein maintain certain mutually beneficial arrangements on overall terms which the Company and Axel Johnson believe to be at least as favorable to Larscom as could have been obtained from unrelated third parties. However, because of the complexity of the various relationships between the Company and Axel Johnson, there can be no assurance that the terms of any individual element of such arrangements are as favorable to the Company as could have been obtained from unaffiliated third parties. The agreements summarized in this section have been filed as exhibits to the Registration Statement of which this Prospectus forms a part. The following summaries address all material provisions of such agreements. While these agreements will provide the Company with certain benefits, the Company is only entitled to the ongoing assistance of Axel Johnson for a limited time and it may not enjoy benefits from its relationship with Axel Johnson beyond the term of the agreements. There can be no assurance that the Company upon termination of such assistance from Axel Johnson will be able to provide adequately such services internally or to obtain favorable arrangements from third parties to replace such services. See "Risk Factors--No Recent Independent Operating History" and "--Control by and Relationship with Axel Johnson."

    Additional or modified arrangements and transactions may be entered into by the Company and Axel Johnson upon consummation of this Offering. Any such future arrangements and transactions will be determined through negotiation between the Company and Axel Johnson. The Company has adopted a policy that all future agreements between the Company and Axel Johnson will be on terms that the

Company believes are no less favorable to the Company than the terms the Company believes would be available from unaffiliated parties. In that regard, the Company intends to follow the procedures provided by the Delaware General Corporation Law (the "DGCL") which include a vote to affirm any such future agreements by a majority of the Company's directors who are not employees of Axel Johnson (even though such directors may be less than a quorum). There can be no assurance that any such arrangements or transactions will be the same as that which would be negotiated between independent parties.

    The following is a summary of certain prospective arrangements between the Company and Axel Johnson that will become effective upon consummation of this Offering.

ADMINISTRATIVE SERVICES AGREEMENT

    The Company and Axel Johnson will enter into an administrative services agreement (the "Services Agreement") upon consummation of this Offering, pursuant to which Axel Johnson will continue to provide limited services to the Company, including treasury, accounting, tax, internal audit, legal and human resource functions.

    Each service under the Services Agreement is provided for a period of two years. However, to the extent legally permissible, the Company may terminate any individual service or all services that it receives under the Services Agreement at any time upon 45 days prior written notice. Otherwise, the Services Agreement shall terminate upon the earlier of, among other things, (i) two years after the consummation of this Offering or (ii) the date which Axel Johnson owns less than 50% of the voting control of the Company; provided, however, that if such reduction in voting control results from a sale or transfer of Class B Common Stock by Axel Johnson, the services shall continue to be provided for a period of 90 days thereafter. Prior to the second anniversary of the consummation of this Offering, the Company may unilaterally extend the period during which Axel Johnson provides any service for an additional twelve months by providing Axel Johnson at least 45 prior days written notice. The Company is obligated to take all steps necessary to obtain its own administrative and support services prior to the termination of the Services Agreement.

    The Company will be obligated to pay fees established in the Services Agreement based upon the type and amount of services rendered. It is estimated that Axel Johnson will charge an initial annual fee of approximately $622,000 for all of the services that it will initially provide under the Services Agreement. In addition, the Company will reimburse Axel Johnson for any out-of-pocket expenses it incurs in connection with providing the services.

TAX SHARING AGREEMENT

    The Company and Axel Johnson will enter into a tax sharing agreement (the "Tax Sharing Agreement") upon the consummation of this Offering, pursuant to which the Company will make a payment to Axel Johnson, or Axel Johnson will make a payment to the Company, as appropriate, of an amount in respect of taxes shown as due attributable to the operations of the Company on the consolidated federal income tax return filed along with Axel Johnson for the short period commencing on January 1, 1996 and ending on the date on which the Company ceases to be a member of the Axel Johnson consolidated group. For the post-Offering period, the Company may file combined state income tax returns with Axel Johnson or its subsidiaries, pursuant to which appropriate payments will be made by or to the Company. Axel Johnson will indemnify the Company from liability for certain matters, including, net of corresponding tax benefits, any federal, state or local income or other taxes attributable to any affiliated or combined group of which the Company is a member for any period ending after this Offering. The Company will indemnify Axel Johnson and its subsidiaries from liability for certain matters, including any federal, state or local income or other taxes attributable to the operations of the Company upon consummation of this Offering. After the consummation of this Offering, the Company will make its own tax filings.

CREDIT AGREEMENT

    The Company and Axel Johnson will enter into a credit agreement (the "Credit Agreement") upon the consummation of this Offering, pursuant to which Axel Johnson has agreed to provide a revolving credit/working capital facility (the "Credit Facility") to the Company in an aggregate amount of up to $15.0 million. The Credit Facility has a term of 24 months, and any loans thereunder will bear interest during each calendar quarter at a rate per annum equal to the sum of the three-month London Interbank Offered Rate (LIBOR), as quoted in the Wall Street Journal, plus two percent (2.0%), initially on the date when the initial loan is made, and adjusted thereafter on the first business day of each calendar quarter. Larscom shall pay a commitment fee equal to one-half of one percent (0.5%) per annum on the average daily unused portion of the aggregate amount of the loan to Axel Johnson, on each August 31, November 30, February 28 and May 31 during the term of the Credit Agreement and upon termination of the Credit Agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    The Credit Agreement contains various representations, covenants and events of default typical for financing of a similar size and nature. Pursuant to the Credit Agreement, Larscom represents that, among other things, it is duly incorporated and has the corporate authority to enter into the Credit Agreement, there are no conflicts with the Articles of Incorporation or Bylaws or any contract of Larscom, there has been no material adverse change in the financial condition or results of operations of Larscom and that there are no pending or threatened litigations that would have a material adverse effect on the Company. Larscom covenants to, among other things, keep its legal existence in effect, cause to be done all things necessary to maintain and operate its business in substantially the same manner, pay all indebtedness and other obligations, provide Axel Johnson with certain financial information and to use the proceeds of the loans for the purposes set forth in the Credit Agreement. The events of default under the Credit Agreement include any failure to pay punctually any principal or interest due under the Credit Agreement, any act of insolvency of Larscom and any sale by Larscom of all or substantially all of its assets. Upon an event of default, the line of credit shall become payable in full.

    The Credit Agreement also permits Axel Johnson to require, upon 90 days written notice, a mandatory prepayment of all, or a portion of all outstanding loans and to terminate the Credit Agreement in the event that Axel Johnson (i) owns less than the majority of the outstanding voting stock of Larscom or (ii) nominates less than a majority of the persons to be elected to the Board of Directors of Larscom. See "Risk Factors--No Recent Independent Operating History," "--Control by and Relationship with Axel Johnson" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                       PRINCIPAL AND SELLING STOCKHOLDER

    Axel Johnson currently owns all of the outstanding shares of Common Stock of the Company. Axel Johnson is a diversified manufacturing and service company that serves the environmental, telecommunications, energy and industrial markets. Its ultimate owner is Antonia Ax:son Johnson. Upon consummation of this Offering, Axel Johnson will own 100% of the Class B Common Stock representing 60.5% of the total outstanding Common Stock on a share-for-share basis and will control 85.9% of the total voting power of the outstanding Common Stock. Axel Johnson will not own any shares of Class A Common Stock. As a result of its ownership interest, Axel Johnson will be able to control the vote on most matters submitted to stockholders, including the election of directors and the approval of extraordinary corporate transactions. See "Risk Factors--Control by and Relationship with Axel Johnson."

    The following table sets forth certain information as of September 30, 1996 regarding beneficial ownership of the Company's Common Stock at the date hereof and adjusted to reflect the consummation of this Offering by (i) Axel Johnson,
(ii) the Company's named executive officers, (iii) each of the Company's directors and (iv) all executive officers and directors as a group. The executive officers of the Company are expected to have sole voting and investment power with respect to all shares of Class A Common Stock beneficially owned by them.

    The following table gives effect to (i) the Recapitalization, pursuant to which each share of the Common Stock of the Company then outstanding was exchanged for 1,190 shares of Class B Common Stock and (ii) the conversion by Axel Johnson of 1,200,000 shares of Class B Common Stock into 1,200,000 shares of Class A Common Stock:

                                    SHARES BENEFICIALLY OWNED                               SHARES BENEFICIALLY OWNED
                                        PRIOR TO OFFERING               SHARES OF              AFTER OFFERING (1)
                            -----------------------------------------    CLASS A    -----------------------------------------
                             NUMBER OF    NUMBER OF     PERCENT OF       COMMON      NUMBER OF    NUMBER OF     PERCENT OF
         NAME AND             CLASS A      CLASS B     TOTAL VOTING       STOCK       CLASS A      CLASS B     TOTAL VOTING
        ADDRESS(2)            SHARES       SHARES          POWER       OFFERED(1)    SHARES(3)     SHARES          POWER
--------------------------  -----------  -----------  ---------------  -----------  -----------  -----------  ---------------
Axel Johnson Inc..........   1,200,000   10,700,000            100%     1,200,000           --   10,700,000           85.9%
  300 Atlantic Street
  Stamford, Connecticut
  06901-3530
Deborah M. Soon...........          --           --             --             --        9,422           --              *
Bruce D. Horn.............          --           --             --             --        1,894           --              *
Jeffrey W. Reedy..........          --           --             --             --        3,944           --              *
Paul A. Strudwick.........          --           --             --             --        3,021           --              *
George M. Donohoe.........          --           --             --             --        2,457           --              *
William H. Cory...........          --           --             --             --        2,817           --              *
Paul E. Graf..............          --           --             --             --           --           --              *
Donald G. Heitt...........          --           --             --             --           --           --              *
Kevin N. Kalkhoven........          --           --             --             --           --           --              *
Harvey L. Poppel..........          --           --             --             --           --           --              *
Joseph F. Smorada.........          --           --             --             --           --           --              *
All executive officers and
 directors as a group
 (11 persons).............          --           --             --             --       23,555           --              *

------------------------

*   Less than 1%

(1) Assumes no exercise of the Underwriters' over-allotment option to purchase up to 350,000 shares and 700,000 shares from the Company and the Selling Stockholder, respectively.

(2) The address of all executive officers and directors is Larscom Incorporated, 4600 Patrick Henry Drive, Santa Clara, California 95054.

(3) See "Management--Stock Plans" for a description of options the Company intends to grant in connection with this Offering.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 100,000,000 shares of Class A Common Stock, 11,900,000 shares of Class B Common Stock and 5,000,000 million shares of Preferred Stock, each with a par value of $0.01. After the consummation of this Offering, 7,023,555 shares of Class A Common Stock and 10,700,000 shares of Class B Common Stock will be issued and outstanding.

    The following description of the capital stock of the Company and certain provisions of the Company's Amended and Restated Certificate of Incorporation and Amended By-laws is a summary and is qualified in its entirety by the provisions of the Amended and Restated Certificate of Incorporation and Amended By-laws, which have been filed as exhibits to the Company's Registration Statement, of which this Prospectus is a part.

COMMON STOCK

    DIVIDENDS. Holders of record of shares of Common Stock are entitled to receive such dividends when, if and as may be declared by the Board of Directors out of funds legally available for such purposes. No dividends (other than a dividend payable solely in shares of Class A Common Stock) may be declared or paid on any share of Class A Common Stock, unless such dividend, is simultaneously declared or paid on each share of Class B Common Stock equal to the amount which would have been payable with respect to such shares of Class B Common Stock had such shares been converted into Class A Common Stock immediately prior to the record date of such dividend. No dividends (other than a dividend payable solely in shares of Class B Common Stock) may be declared or paid on any share of Class B Common Stock, unless a similar dividend is simultaneously declared or paid on each share of Class A Common Stock. Stock dividends and distributions paid in shares of Class A Common Stock may only be declared and paid to the holders of Class A Common Stock.

    VOTING RIGHTS. Upon consummation of this Offering, holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to four votes per share, subject to adjustment to preserve the initial voting ratio. Holders of shares of Common Stock will vote as a single class on all matters submitted to a vote of stockholders, except as otherwise required by law.

    CONVERTIBILITY. Each share of Class B Common Stock is convertible, at the option of its holder, into one share of Class A Common Stock at any time, subject to adjustment for stock dividends, stock splits, subdivisions or combinations with respect to the shares of Class A Common Stock. The shares of Class A Common Stock are not convertible into shares of Class B Common Stock.

    LIQUIDATION RIGHTS. Upon liquidation, dissolution or winding up of the Company, the holders of Class A Common Stock are entitled to share ratably with the holders of Class B Common Stock in all assets available for distributions after payment in full to creditors, subject to adjustment for stock dividends, stock splits, subdivisions or combinations with respect to Class A Common Stock.

    OTHER PROVISIONS. The holders of Common Stock are not entitled to preemptive or subscription rights. In any merger, consolidation or business combination, the consideration to be received per share by holders of Class A Common Stock must be identical to that received by holders of Class B Common Stock on an as converted basis.

PREFERRED STOCK

    The Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Company's Amended and Restated Certificate of Incorporation contains provisions (i) eliminating the personal liability of its directors, officers, employees and other agents for monetary damages resulting from breaches of their fiduciary duty to the fullest extent permitted by the law and (ii) indemnifying its directors and officers to the fullest extent permitted by the DGCL. These provisions in the Amended and Restated Certificate of Incorporation do not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of a director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit and for improper distributions to stockholders. These provisions also do not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

    The Company's Amended and Restated Certificate of Incorporation and Amended By-laws also permit the Company to secure insurance on behalf of any person it is required or permitted to indemnify for any liability arising out of his or her actions in such capacity, regardless of whether Delaware law would permit indemnification. The Company maintains liability insurance for its directors and officers.

    At present there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted and the Company is not aware of any other threatened litigation or proceeding that might result in a claim for such indemnification.

ANTITAKEOVER EFFECTS OF PROVISIONS OF AMENDED AND RESTATED CERTIFICATE OF
  INCORPORATION,
  AMENDED BY-LAWS AND DELAWARE LAW

    The Company's Amended and Restated Certificate of Incorporation or Amended By-laws, as applicable, among other things, (i) require stockholders to follow an advance notification procedure for stockholder nominations of candidates to the Board of Directors and for new business to be conducted at stockholder meetings, and (ii) provide that the Board of Directors, without action by the stockholders, may issue and fix the rights and preferences of shares of Preferred Stock. These provisions may have the effect of delaying, deferring or preventing a change of control of the Company without further action by the stockholders, may discourage bids for the Class A Common Stock at a premium over the market price of the Class A Common Stock, may adversely affect the market price of, and the voting and other rights of the holders of, the Class A Common Stock and could have the effect of discouraging certain attempts to acquire the Company or remove incumbent management or members of the Company's Board of Directors even if some or a majority of the Company's stockholders deemed such an attempt to be in their best interests. Furthermore, after this Offering, Axel Johnson will have 85.9% of the voting control of the Company. Voting control by Axel Johnson may discourage certain types of transactions involving an actual or potential change of control of the Company, including transactions in which the holders of the Company's Class A Common Stock might receive a premium for their shares over the prevailing market price of the Class A Common Stock.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Class A Common Stock is The Bank of New York.

LISTING

    The Company has applied to have the Class A Common Stock approved for quotation on the Nasdaq National Market under the symbol "LARS."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon the consummation of this Offering, the Company will have outstanding an aggregate of 7,023,555 shares of Class A Common Stock (8,073,555 if the Underwriters' over-allotment option is exercised in full) and 10,700,000 shares of Class B Common Stock. Of the total outstanding shares of Common Stock, 7,000,000 shares of Class A Common Stock sold in this Offering will be freely tradable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act (which sales would be subject to certain volume limitations and other restrictions described below).

    The remaining 23,555 shares of Class A Common Stock and 10,700,000 shares of Class B Common Stock held by existing stockholders upon consummation of this Offering will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least two years (including, if the shares are transferred, the holding period of any prior owner except an affiliate) is entitled to sell in "broker's transactions" or to market makers, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of such class of the Common Stock (approximately 70,236 shares immediately after this Offering) or (ii) generally, the average weekly trading volume in such class of the Common Stock during the four calendar weeks preceding the filing of Form 144 with respect to such sale, and subject to certain other limitations and restrictions. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years, would be entitled to sell such shares under Rule 144(k) without regard to the volume and other requirements described above. Shares of Common Stock that would otherwise be deemed "restricted securities" could be sold at any time through an effective registration statement relating to such shares of Common Stock.

    Approximately 23,555 and 10,700,000 Restricted Shares will be eligible for sale in the public market beginning 180 days and 240 days, respectively, after the effective date of this Offering, pursuant to Rule 144 and the expiration of certain lock-up agreements entered into between the Underwriters and the holders of such Restricted Shares. Of such Restricted Shares, approximately 10,700,000 shares will be subject to certain volume limitations and other resale restrictions pursuant to Rule 144. In addition, the Company intends to file a Registration Statement on Form S-8 after the effective date of this Offering to register 3,000,000 shares of Class A Common Stock issuable upon the exercise of stock options or stock purchase rights to be granted under the Company's stock plans, which includes 23,555 shares of Class A Common Stock issued in connection with the termination of the Company's participation in the Selling Stockholder's existing long-term incentive plan. Such shares of Class A Common Stock issued pursuant to these plans after the effective dates of registration statements will be available for sale in the public market, subject to expiration of the lock-up agreements with the Underwriters. See "Management--Stock Plans."

    The Company and its directors and executive officers have agreed, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of any Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Montgomery Securities. The Selling Stockholder has agreed, subject to certain exceptions, not to offer, sell, consent to sell or otherwise dispose of any Common Stock for a period of 240 days after the date of this Prospectus without the prior written consent of Montgomery Securities.

REGISTRATION RIGHTS

    Pursuant to registration rights agreement (the "Registration Rights Agreement"), between Axel Johnson and the Company, to be entered into upon the consummation of this Offering, Axel Johnson and its affiliates (the "Holder") will be entitled to certain rights with respect to the registration under the

Securities Act of 10,700,000 shares of Class B Common Stock they hold. Subject to certain limitations (including a minimum registration of at least 10% of its shares), the Holder has the right to require the Company to register under the Securities Act the sale of all or part of the shares it holds (a "Demand Registration"). The Holder will be entitled to request an aggregate of three Demand Registrations, one per twelve-month period during each of the three twelve-month periods immediately following 240 days from the consummation of this Offering. The Holder is also entitled to include the shares of Class B Common Stock it holds in a registered offering of securities by the Company for its own account, subject to certain conditions and restrictions. The Company will pay all expenses associated with a registration of shares of Class A Common Stock converted from Class B Common Stock by the Holder other than underwriting discounts and commissions, Holder's out-of-pocket expenses and underwriters' counsel fees and disbursements, if any, relating to such shares. In addition, the Registration Rights Agreement contains certain indemnification provisions
(i) by the Company for the benefit of the Holder as well as any potential underwriter and (ii) by the Holder for the benefit of the Company and related persons. The Holder may transfer its registration rights under the Registration Rights Agreement, provided that such assignee or transferee agrees to be bound by the terms of the Registration Rights Agreement. The Registration Rights Agreement also provides that while Axel Johnson owns 50% or more of the voting power of the Company's Common Stock, the Company may not grant new registration rights to any other person without Axel Johnson's prior consent. Axel Johnson has no current intention to exercise its registration rights under the Registration Rights Agreement.

    Prior to this Offering, there has not been any public market for either class of the Common Stock. No prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Sales of substantial additional amounts of Class A Common Stock in the public market, or the perception that such sales may occur, could materially adversely affect the prevailing market price of the Class A Common Stock.

                                  UNDERWRITING

    The underwriters named below (the "Underwriters"), represented by Montgomery Securities, Cowen & Company and Punk, Ziegel & Knoell, L.P. (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase from the Company and the Selling Stockholder the number of shares of Class A Common Stock indicated below opposite their respective names at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of such shares, if any are purchased.

                                                                                  NUMBER OF
                                                                                  SHARES OF
                                                                                CLASS A COMMON
UNDERWRITER                                                                         STOCK
------------------------------------------------------------------------------  --------------
Montgomery Securities.........................................................
Cowen & Company...............................................................
Punk, Ziegel & Knoell, L.P....................................................

                                                                                --------------
  Total.......................................................................      7,000,000
                                                                                --------------
                                                                                --------------

    The Representatives have advised the Company and the Selling Stockholder that the Underwriters initially propose to offer the Class A Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow to selected dealers a concession of not more than $
per share; and the Underwriters may allow, and such dealers may allow, a
concession of not more than     per share to certain other dealers. After the
initial public offering, the offering price and other selling terms may be changed by the Representatives. The Class A Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

    The Company and the Selling Stockholder have granted to the Underwriters an option, exercisable for 30 calendar days after the date of this Prospectus, to purchase up to an aggregate of 350,000 and 700,000 additional shares of Class A Common Stock, respectively, solely to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 7,000,000 shares of Class A Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments in connection with the sale of the 7,000,000 shares of Class A Common Stock.

    The Company and its executive officers and directors have agreed not to offer, sell, contract to sell or dispose of any shares of Common Stock or securities convertible into or exchangeable for any shares of Common Stock, for a period of 180 days after the date of this Prospectus without the prior written consent of Montgomery Securities, except for securities issued pursuant to its stock plans. The Selling Stockholder has agreed, subject to certain exceptions, not to offer, sell, contract to sell or dispose of any shares of Common Stock or securities convertible into or exchangeable for any shares of Common Stock, for a period of 240 days after the date of this Prospectus without the prior written consent of Montgomery Securities. Montgomery Securities may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements.

    The Representatives have informed the Company that they do not intend to confirm sales to discretionary accounts by the Underwriters in excess of 5% of the total number of shares of Class A Common Stock offered by them.

    Prior to this Offering, there has been no public market for the Class A Common Stock. The initial public offering price will be negotiated among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price of the Class A Common Stock, in addition to prevailing market conditions, are the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    The Underwriting Agreement provides that the Company and Selling Stockholder have agreed to indemnify the several Underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the shares of Class A Common Stock offered hereby will be passed upon for the Company and the Selling Stockholder by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

    The consolidated financial statements of the Company as of December 31, 1994 and 1995 and September 30, 1996 and for each of the three years in the period ended December 31, 1995 and the nine months ended September 30, 1996 and included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-1 under the Securities Act of 1933 with respect to the Class A Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Class A Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to contain summaries of all material provisions but are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judicuary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Room 1400, Chicago, IL 60661, and 7 World Trade Center, Suite 1300, New York, NY 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

                               GLOSSARY OF TERMS

ACCESS-T -- A Larscom T1/FT1 CSU/DSU product line that provides from one to four ports for multiplexing serial data from customer equipment and transports it across a T1 WAN facility. Also includes a shelf-based version allowing Larscom to offer hub and spoke solutions.

ACCESS-T45 -- A Larscom product that connects one or two high-speed serial applications to a clear-channel T3 facility.

ADSL (ASYMMETRIC DIGITAL SUBSCRIBER LINE) -- A transmission facility using existing copper wire (as in a telephone subscriber's local loop) to transmit downstream at 1.5 to 6 Mbps and upstream at lower rates (e.g., 384 kbps).

ATM (ASYNCHRONOUS TRANSFER MODE) -- A cell-based, fast-packet technology that provides a protocol for transmitting voice and data over high-speed networks. Standards for ATM are developed and codified by an industry group, the ATM FORUM.

BACKBONE -- The top (highest-bandwidth) level in a hierarchical network, to which subnetworks and LANs are connected and over which they intercommunicate.

BANDWIDTH -- The maximum amount of data that can flow across a network segment. Bandwidth is generally measured in kilobits (thousands of bits), Megabits (million of bits), or Gigabits (billions of bits) per second, which are abbreviated kbps, Mbps, and Gbps, respectively.

BRIDGE -- A device that connects two or more physical LANs and forwards packets between them.

BROADBAND -- Transmission at greater than 2 Mbps, i.e., greater than the T1 or E1 rate.

BUFFERING -- The process of storing a large amount of data within a communication device to allow variations in receive and transmit speeds.

BUS -- A shared electronic pathway used for communication between devices or parts of a device, such as multiplexer modules.

CCA -- See CLEAR CHANNEL ATM.

CE CERTIFICATION MARK -- An indication that a product has been tested and approved for sale within 15 European countries. These countries currently include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Portugal, Spain, Sweden and the United Kingdom.

CELL-BASED TRAFFIC -- Communication between network sites based on individually-addressed packets or cells of data, which are independently routed through the network. As opposed to CIRCUIT-BASED TRAFFIC.

CHANNELIZED VS. CLEAR CHANNEL TRANSMISSION -- A transmission link which is divided into multiple "channels" capable of transporting separate lower-rate traffic streams is referred to as CHANNELIZED. A transmission link which transports only a single traffic stream is referred to as a CLEAR CHANNEL.

CLEAR CHANNEL ATM (CCA) -- Clear Channel ATM is Larscom's term for bit-based inverse multiplexing of ATM traffic. CCA provides an immediately-available alternative to the cell-based inverse multiplexing under development by the ATM Forum (see IMA).

CIRCUIT-BASED TRAFFIC -- Communication between two network sites based on a temporary or permanent circuit being established between the two sites. As opposed to CELL-BASED TRAFFIC.

CPE (CUSTOMER PREMISE EQUIPMENT) -- Network equipment--such as modems, multiplexers, CSUs and routers--located at the customer's site.

CSU (CHANNEL SERVICE UNIT) -- A device necessary to connect customer T1 (or E1) equipment to a carrier's T1 (or E1) service.

DIFFERENTIAL DELAY -- The difference in transit time between data taking separate transmission paths--for example, inverse-multiplexed T1s employing different routes through T1 networks.

DOWNLOADABLE SOFTWARE -- Operating software which can be upgraded over telephone and/or Internet connections.

DTE (DATA TERMINAL EQUIPMENT) -- Devices, such as multiplexers, PBXs, front-end processors, computers, terminals and LAN routers, which function as the source of a transmitted digital signal and the destination of a received digital signal.

DS1, DS3 -- See T1, T3.

DSU (DIGITAL SERVICE UNIT) -- A device that interfaces RS232, V.35, or other terminal interface protocols to T1, T3 or other digital telephone signals.

EL, E3 -- The primary digital transmission systems defined by the CCITT and used today in Europe, parts of the Pacific Rim and Latin America. Roughly analogous to the North American T1 and T3 transmission systems, E1 and E3 operate at 2.048 Mbps and 34.368 Mbps, respectively.

ETHERNET -- The most commonly-used LAN protocol, typically operating at 10 Mbps over twisted-pair wiring referred to as 10Base-T. Newer iterations of Ethernet use speeds of 100 Mbps and approximately 1 Gigabit as well as switching between LAN segments.

ETHERSPAN -- Larscom's Ethernet bridge, which in combination with a Larscom DSU connects a 10 Mbps Ethernet LAN to a WAN service at up to the full speed of the LAN. Used for remote LAN connections at or near the LAN speed.

FDDI (FIBER DISTRIBUTED DATA INTERFACE) -- A networking technology employing fiber optic cables, a token ring topology and transmission rates up to 100 Mbps.

FE1, FE3, FT1, FT3 -- See FRACTIONAL SERVICES.

FRACTIONAL SERVICES -- Communications channels which are subrates of standard digital service offerings such as T1, E1, T3 and E3 (designated FT1, FE1, FT3 and FE3, respectively).

FRAME RELAY -- A multiplexing data service based on fast transport of formatted information frames, without flow control or error correction. Currently, the most popular way of providing variable-bandwidth WAN services.

HDSL (HIGH-SPEED DIGITAL SUBSCRIBER LINE) -- A transmission facility using existing copper wire (as in the LOCAL LOOP) to transmit at 1.5 Mbps over two pairs or 768 kbps over one pair.

HSD (HIGH-SPEED DATA) -- A type of data interface, normally employing industry-standard V.35 or EIA530 electrical connections and typically used for speeds up to 6 Mbps.

HSSI (HIGH-SPEED SERIAL INTERFACE) -- A type of data interface capable of speeds up to 40 Mbps or more.

HUB AND SPOKE -- An architecture in which central high-capacity devices (hubs) serve multiple, geographically disperse lower-capacity devices (spokes).

IMA (INVERSE MULTIPLEXING FOR ATM) -- The cell-based inverse multiplexing standard currently under development by the ATM Forum.

INVERSE MULTIPLEXING -- Combining the bandwidth of two or more communications circuits into a single communication channel.

INVERSE-MULTIPLEXED ATM (IMA) -- The cell-by-cell inverse multiplexing standard currently being defined by the ATM FORUM.

ISDN (INTEGRATED SERVICES DIGITAL NETWORK) -- An evolving set of standards for a digital network carrying both voice and data communications. PRI (PRIMARY RATE INTERFACE) is the lowest-speed ISDN interface (144 kbps), intended for use on the local (subscriber) loop. PRI operates at T1 or E1 rates (or subrates). BISDN (BROADBAND ISDN) refers to ISDN at speeds higher than the PRI rate. ATM is a BISDN service.

ISP (INTERNET SERVICE PROVIDER) -- A commercial entity which leases connections to the Internet.

ITU (INTERNATIONAL TELECOMMUNICATIONS UNION) -- An organization that recommends telecommunications and data communications interconnection standards.

LEGACY -- A term denoting "holdover" equipment, applications, structures, etc., from an earlier network or other implementation.

LOW-SPEED SERVICES -- Data services operating at 56 or 64 kbps, or at subrates thereof.

MAN (METROPOLITAN AREA NETWORK) -- A technology evolved from local-area network designs that is optimized for network distances over 50 km, speeds more than 100 Mbps and diverse forms of information (voice, data, image, video).

MEGA-T -- Larscom's multiple T1 inverse multiplexer provides a multi-megabit communication channel equivalent to fractional T3 (FT3) channel.

MULTIPLEXER (MUX) -- A device that combines (multiplexes) input from two or more terminals, computer ports, or other multiplexers, and transmits the combined data stream over one high-speed channel. At the receiving end, the high-speed channel is de-multiplexed by another multiplexer.

NSP (NETWORK SERVICE PROVIDER) -- A commercial entity providing telecommunication services to end-users (e.g., Interexchange Carriers, Local Exchange Carriers, Regional Bell Operating Companies, Internet Service Providers and Alternate Carriers)

NXT1, NXE1 -- A multi-megabit transmission link created by inverse-multiplexing separate T1 or E1 links.

ORION 200/400/800 FAMILY -- Larscom's global access multiplexer family for full and fractional T1 and E1 networks.

ORION 4000 -- Larscom's flagship product, a modular broadband access multiplexer platform with a unique WAN access architecture that handles both cell-based
(ATM) and circuit-based (TDM) traffic.

PBX (PRIVATE BRANCH EXCHANGE) -- A telephone exchange serving an individual organization and having connections to a public telephone exchange.

PUBLIC VS. PRIVATE NETWORKS/CIRCUITS -- A public network or circuit is owned by an NSP and leased to private users. A private network or circuit is owned by the user.

REDUNDANT -- A relationship of dual network devices or facilities in which one device or facility functions as a backup for the other.

ROUTER -- A combination of hardware and software that allows the connection of two or more subnetworks.

SDH (SYNCHRONOUS DIGITAL HIERARCHY) -- The international structure of optical transmission standards, corresponding to the U.S. SONET standards. SDH starts at the 155 Mbps level and increases in 155-Mbps multiples.

SHELF-LEVEL PRODUCT -- A type of product employing a chassis or shelf in which multiple modules may be installed. A shelf-level product typically allows greater capacity and flexibility in a smaller physical space.

SONET (SYNCHRONOUS OPTICAL NETWORK) -- A standard for the multiplexing and transmission of broadband information in optical form, so that low-speed components of the optical channel can be easily extracted. Operates from 51.84 Mbps (OC-1) and 155 Mbps (OC-3), to 622 Mbps (OC-12) and beyond.

SPLIT-T -- Larscom's pioneering fractional T1 DSU, allowing users to channelize serial applications in specific DS0s within a T1.

SWITCHING -- The establishment of communication paths through a network dynamically set up and taken down on request. As opposed to dedicated facilities, permanent end-to-end connections which cannot be dynamically changed.

T1, T3 -- Digital transmission systems with data capacities of 1.544 and 44.736 Mbps, respectively; also known as Digital Signal Levels 1 and 3 (DS1 and DS3). T1 and T3 are part of the digital telephone network hierarchy used in North America. A T1 incorporates 24 standard voice channels (DS0s). A T3 incorporates 28 T1s.

T1/E1 CONVERSION -- The process of converting voice-frequency encoding signals and analog-to-digital encoding schemes between T1 and E1 networks.

TDM (TIME-DIVISION MULTIPLEXING) -- The technique used in the currently-dominant circuit-based networks to channelize transmission links by dedicating time slots within the data stream to the individual channels. For example, the 24 DS0s that make up a T1 (DS1) are created by dividing the data stream into 8-bit time slots and dedicating specific time slots to specific DS0s.

TNDS (T1 NETWORK DIAGNOSTIC SYSTEM) -- Larscom's multi-line T1 CSU system, which brought a new level of centralized CSU-based network performance management to T1 network users.

UNI (USER-TO-NETWORK INTERFACE) -- Any of a class of interfaces applicable to user equipment connecting to ATM networks.

                              LARSCOM INCORPORATED
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Accountants..........................................................................     F-2

Consolidated Financial Statements:

  Balance Sheets as of December 31, 1994 and 1995 and September 30, 1996...................................     F-3

  Statements of Operations for the Years Ended December 31, 1993, 1994 and 1995 and for the Nine Months
    Ended September 30, 1995 (unaudited) and 1996..........................................................     F-4

  Statements of Cash Flows for the Years Ended December 31, 1993, 1994 and 1995
    and for the Nine Months Ended September 30, 1995 (unaudited) and 1996..................................     F-5

  Statements of Stockholder's Equity for the Years Ended December 31, 1993, 1994 and 1995 and for the Nine
    Months Ended September 30, 1996........................................................................     F-6

Notes to Consolidated Financial Statements.................................................................     F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of

Larscom Incorporated

    The recapitalization and stock split in connection therewith described in
Note 1 to the consolidated financial statements have not been consummated at November 18, 1996. When they have been consummated, we will be in a position to furnish the following report:

        "In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of stockholder's equity (deficit) present fairly, in all material respects, the financial position of Larscom Incorporated (a wholly-owned subsidiary of Axel Johnson Inc.) and its subsidiary at December 31, 1994 and 1995 and September 30, 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 and for the nine months ended September 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."

PRICE WATERHOUSE LLP

San Jose, California
October 23, 1996, except for Note 8
 which is as of November 18, 1996

                              LARSCOM INCORPORATED

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                                     ASSETS

                                                                                   DECEMBER 31,
                                                                               --------------------  SEPTEMBER 30,
                                                                                 1994       1995         1996
                                                                               ---------  ---------  -------------

Current assets:
  Cash.......................................................................  $      94  $      30   $        31
  Accounts receivable, net...................................................      4,975      6,424         9,887
  Inventories................................................................      6,187      7,250        11,258
  Deferred income taxes......................................................      1,273      1,415         1,837
  Prepaid expenses and other current assets..................................        489        412           367
                                                                               ---------  ---------  -------------
        Total current assets.................................................     13,018     15,531        23,380

Property and equipment, net..................................................      3,806      4,358         5,035
Due from Axel Johnson........................................................      3,175      5,186         3,436
Intangible assets, net.......................................................      1,635        526           112
Other assets.................................................................        138        138           138
                                                                               ---------  ---------  -------------
        Total assets.........................................................  $  21,772  $  25,739   $    32,101
                                                                               ---------  ---------  -------------
                                                                               ---------  ---------  -------------

                                  LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

Current liabilities:
  Accounts payable...........................................................  $   2,183  $   2,416   $     3,110
  Accrued expenses and other current liabilities.............................      3,315      4,510         6,092
  Note payable to Axel Johnson...............................................         --         --        25,000
                                                                               ---------  ---------  -------------
        Total current liabilities............................................      5,498      6,926        34,202
                                                                               ---------  ---------  -------------
Deferred income taxes........................................................        567        577           562

Commitments and contingencies (Notes 7 and 8)

Stockholder's equity (deficit):
  Preferred Stock, $0.01 par value, 5,000,000 shares authorized, no shares
    issued or outstanding....................................................         --         --            --
  Class A Common Stock, $0.01 par value, 100,000,000 shares authorized, no
    shares issued and outstanding............................................         --         --            --
  Class B Common Stock, $0.01 par value, 11,900,000 shares authorized, issued
    and outstanding..........................................................        119        119           119
  Additional paid-in-capital.................................................     13,171     13,171        13,171
  Retained earnings (accumulated deficit)....................................      2,417      4,946       (15,953)
                                                                               ---------  ---------  -------------
        Total stockholder's equity (deficit).................................     15,707     18,236        (2,663)
                                                                               ---------  ---------  -------------
        Total liabilities and stockholder's equity (deficit).................  $  21,772  $  25,739   $    32,101
                                                                               ---------  ---------  -------------
                                                                               ---------  ---------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                              LARSCOM INCORPORATED

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                 NINE MONTHS
                                                                                                    ENDED
                                                              YEARS ENDED DECEMBER 31,          SEPTEMBER 30,
                                                           -------------------------------  ----------------------
                                                             1993       1994       1995                    1996
                                                           ---------  ---------  ---------     1995      ---------
                                                                                            -----------
                                                                                            (UNAUDITED)
Revenues.................................................  $  39,035  $  36,550  $  48,663   $   36,654  $  48,981
Cost of revenues.........................................     14,989     15,037     21,147       15,512     21,961
                                                           ---------  ---------  ---------  -----------  ---------
  Gross profit...........................................     24,046     21,513     27,516       21,142     27,020
                                                           ---------  ---------  ---------  -----------  ---------
Operating expenses:
  Research and development...............................      6,269      6,703      7,143        5,547      5,732
  Selling, general and administrative....................     13,629     13,385     15,762       11,768     14,132
                                                           ---------  ---------  ---------  -----------  ---------
      Total operating expenses...........................     19,898     20,088     22,905       17,315     19,864
                                                           ---------  ---------  ---------  -----------  ---------
Income from operations...................................      4,148      1,425      4,611        3,827      7,156
Interest expense charged by Axel Johnson.................         --         --         --           --       (195)
Interest income..........................................         --          9          3            3         --
                                                           ---------  ---------  ---------  -----------  ---------
Income before income taxes...............................      4,148      1,434      4,614        3,830      6,961
Provision for income taxes...............................      1,853        773      2,085        1,730      2,860
                                                           ---------  ---------  ---------  -----------  ---------
Net income...............................................  $   2,295  $     661  $   2,529   $    2,100  $   4,101
                                                           ---------  ---------  ---------  -----------  ---------
                                                           ---------  ---------  ---------  -----------  ---------
Supplemental net income per share (unaudited)............                        $    0.18               $    0.30
Shares used to compute supplemental net income per share
  (unaudited)............................................                           14,013                  14,013

  The accompanying notes are an integral part of these consolidated financial statements.

                              LARSCOM INCORPORATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                              NINE MONTHS
                                                                                                 ENDED
                                                           YEARS ENDED DECEMBER 31,          SEPTEMBER 30,
                                                        -------------------------------  ----------------------
                                                          1993       1994       1995                    1996
                                                        ---------  ---------  ---------     1995      ---------
                                                                                         -----------
                                                                                         (UNAUDITED)
Cash flows from operating activities:
  Net income..........................................  $   2,295  $     661  $   2,529   $    2,100  $   4,101
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation......................................      1,312      1,516      1,535        1,171      1,404
    Amortization......................................      1,150      1,109      1,109          832        414
    Deferred income taxes.............................       (143)      (126)      (132)          --       (437)
    Changes in assets and liabilities:
      Accounts receivable.............................     (1,264)       386     (1,449)     (2,938)     (3,463)
      Inventories.....................................        283     (1,078)    (1,063)       (933)     (4,008)
      Prepaid expenses and other current assets.......       (301)        82         77        (128)         45
      Accounts payable................................       (216)       983        233          373        694
      Accrued expenses and other
        current liabilities...........................        415       (594)     1,195        1,066      1,582
                                                        ---------  ---------  ---------  -----------  ---------
        Net cash provided by operating activities.....      3,531      2,939      4,034        1,543        332
                                                        ---------  ---------  ---------  -----------  ---------

Cash flows from investing activities used for the
  purchase of property and equipment..................     (1,926)    (1,407)    (2,087)     (1,333)     (2,081)
                                                        ---------  ---------  ---------  -----------  ---------

Cash flows from financing activities related to
  advances from (repayments to) Axel Johnson..........     (1,585)    (1,721)    (2,011)       (228)      1,750
                                                        ---------  ---------  ---------  -----------  ---------

Increase (decrease) in cash...........................         20       (189)       (64)        (18)          1
Cash at beginning of period...........................        263        283         94           94         30
                                                        ---------  ---------  ---------  -----------  ---------
Cash at end of period.................................  $     283  $      94  $      30   $       76  $      31
                                                        ---------  ---------  ---------  -----------  ---------
                                                        ---------  ---------  ---------  -----------  ---------

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITY:

Dividend declared.....................................  $      --  $      --  $      --   $       --  $  25,000

  The accompanying notes are an integral part of these consolidated financial statements.

                              LARSCOM INCORPORATED

           CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                       CLASS B                                                TOTAL
                                                     COMMON STOCK       ADDITIONAL    RETAINED EARNINGS    STOCKHOLDER'S
                                                ----------------------    PAID-IN        (ACCUMULATED         EQUITY
                                                 SHARES      AMOUNT       CAPITAL          DEFICIT)         (DEFICIT)
                                                ---------  -----------  -----------  --------------------  ------------
Balance at December 31, 1992..................     11,900   $     119    $  13,171        $     (539)       $   12,751

Net income....................................         --          --           --             2,295             2,295
                                                ---------       -----   -----------         --------       ------------
Balance at December 31, 1993..................     11,900         119       13,171             1,756            15,046

Net income....................................         --          --           --               661               661
                                                ---------       -----   -----------         --------       ------------
Balance at December 31, 1994..................     11,900         119       13,171             2,417            15,707

Net income....................................         --          --           --             2,529             2,529
                                                ---------       -----   -----------         --------       ------------
Balance at December 31, 1995..................     11,900         119       13,171             4,946            18,236

Dividend declared.............................         --          --           --           (25,000)          (25,000)

Net income....................................         --          --           --             4,101             4,101
                                                ---------       -----   -----------         --------       ------------
Balance at September 30, 1996.................     11,900   $     119    $  13,171        $  (15,953)       $   (2,663)
                                                ---------       -----   -----------         --------       ------------
                                                ---------       -----   -----------         --------       ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                              LARSCOM INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES:

    Larscom Incorporated (the "Company") is a wholly-owned subsidiary of Axel Johnson Inc. ("Axel Johnson"). The Company was acquired by Axel Johnson in December 1987 in a business combination accounted for as a purchase. On the date of acquisition, the financial position of the Company was adjusted to the fair value of assets acquired and liabilities assumed by Axel Johnson. All adjustments to the Company's financial position by Axel Johnson at the date of acquisition have been pushed down to the Company's financial statements.

    The Company develops, manufactures and markets a broad range of high speed, global internetworking solutions for network service providers and corporate users. The Company operates in one industry segment.

    THE RECAPITALIZATION

    In October 1996, the Company's Board of Directors approved a plan to recapitalize the Company to be effected prior to a proposed initial public offering (the "Offering") by authorizing (i) Class A Common Stock consisting of 100,000,000 shares, (ii) Class B Common Stock consisting of 11,900,000 shares and (iii) 5,000,000 shares of undesignated Preferred Stock. Additionally, the Company's existing Common Stock will be reclassified as Class B Common Stock and a 1,190-to-one stock split of the Class B Common Stock will be effected. The accompanying consolidated financial statements have been restated to reflect the recapitalization and the stock split in all periods presented.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All material intercompany transactions and balances have been eliminated in consolidation. The Company's investment in a less than 50% owned entity is accounted for using the equity method.

    MANAGEMENT ESTIMATES AND ASSUMPTIONS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH

    The Company participates in Axel Johnson's centralized cash management system. In general, the cash funding requirements of the Company have been met by, and substantially all cash generated by the Company has been transferred to, Axel Johnson. Subsequent to the Offering, the Company will continue to participate in Axel Johnson's centralized cash management system on a transitional basis until it establishes its own separate centralized cash management system. Average daily net balances owed to Axel Johnson will incur interest at the same rate as set forth in the Line of Credit Agreement. (See
Note 9.) Average daily net balances due from Axel Johnson will earn interest at the average rate earned by Axel Johnson on its investments. Proceeds of the Offering will be deposited in a separate account of the Company.

                              LARSCOM INCORPORATED

NOTE 1--THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES:
(CONTINUED)
    REVENUE RECOGNITION

    Revenue from product sales is recognized upon shipment of the product. The Company, in general, does not grant a right of return to its customers.

    The following table summarizes the percentage of total sales for customers accounting for more than 10% of the Company's sales:

                                             YEARS ENDED DECEMBER 31,
                                          -------------------------------    NINE MONTHS ENDED
                                            1993       1994       1995      SEPTEMBER 30, 1996
                                          ---------  ---------  ---------  ---------------------
MCI.....................................       13.0%      15.3%      17.9%            20.4%
IBM/Advantis............................                             13.7%            14.0%

    INVENTORIES

    Inventories are stated at the lower of cost, determined using the first-in first-out method, or market.

    INTANGIBLE ASSETS

    Purchased identifiable intangible assets are amortized using the straight-line method over their estimated useful lives of five to ten years. Goodwill, representing the excess of purchase price over the fair value of net assets acquired has been amortized over periods ranging from five to eight years on a straight-line basis. At each balance sheet date, a review is performed by management to ascertain whether intangibles have been impaired based on several criteria, including, but not limited to, revenue trends, undiscounted operating cash flows and other operating factors.

    On January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of." This statement established accounting standards for the impairment of long lived assets, certain identifiable intangibles and goodwill. The adoption of this statement had no effect on the Company's financial position or results of operations.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation and amortization are computed using the straight-line method based upon the estimated useful lives of the assets, which range from three to five years. Leasehold improvements are amortized using the straight-line method based upon the shorter of the estimated useful lives, or the lease term of the respective assets, if applicable.

    CONCENTRATIONS OF CREDIT RISK

    Financial instruments which subject the Company to concentrations of credit risk consist primarily of accounts receivable. The Company's accounts receivable is derived from sales to customers primarily in the United States. The Company performs ongoing credit evaluations of its customers, and generally requires no collateral from its customers. The Company maintains reserves for potential credit losses, and to date has not experienced any material losses. At December 31, 1994 and 1995, receivables from two customers represented 20.6% and 10.2%, and 22.9% and 11.5%, respectively, of gross accounts receivable. At

                              LARSCOM INCORPORATED

NOTE 1--THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES:
(CONTINUED)
September 30, 1996, receivables from three customers represented 16.6%, 15.1% and 12.2% of gross accounts receivable.

    RESEARCH AND DEVELOPMENT

    All research and development costs, including the software development costs discussed below, are charged to expense as incurred.

    SOFTWARE DEVELOPMENT COSTS

    Software development costs incurred prior to establishment of technological feasibility are expensed as research and development costs. Costs incurred subsequent to the establishment of technological feasibility, and prior to the general release of the product to the public, were not significant for all periods presented and accordingly have been expensed.

    WARRANTY

    The Company provides a two-year warranty for its products. A provision for the estimated cost of warranty, which includes material, labor and overhead, is recorded at the time revenue is recognized.

    INCOME TAXES

    Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their financial statement reported amounts. Current tax expense has been determined as if the Company was a separate taxpayer. Income taxes currently payable are deemed to have been remitted by the Company to Axel Johnson in the period that the liability arose. Income taxes currently receivable are deemed to have been received by the Company from Axel Johnson in the period that a refund could have been recognized by the Company had the Company been a separate taxpayer. The Company has entered into an income tax sharing agreement with Axel Johnson effective upon the consummation of the Offering, pursuant to which either the Company or Axel Johnson, as appropriate, will make a payment to the other, an amount in respect of income taxes attributable to the Company for the period from January 1, 1996 to the date on which the Company ceases to be a member of the Axel Johnson consolidated group. After the consummation of the Offering, the Company will make its own tax filings.

    PENSIONS

    Axel Johnson has a noncontributory funded defined benefit pension plan and an unfunded retirement restoration plan covering substantially all the Company's employees. The cost of these plans has been allocated to the Company based on the compensation of the Company's employees. Amounts so allocated are not necessarily indicative of the pension cost that would have been incurred if the Company maintained its own benefit plans.

    Pension cost allocated to the Company is recorded in the "Due from Axel Johnson" balance. The Company's exposure to retirement benefits is limited to the cost so allocated.

                              LARSCOM INCORPORATED

NOTE 1--THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES:
(CONTINUED)
    FAIR VALUE OF FINANCIAL INSTRUMENTS

    For all financial instruments, including accounts receivable, accounts payable, accrued expenses and other liabilities, the carrying value is considered to approximate fair value due to the relatively short maturities of the respective instruments.

    SUPPLEMENTAL NET INCOME PER SHARE

    Supplemental net income per share is computed using the weighted average number of shares of common stock outstanding during the period. The weighted average number of shares of common stock also includes a number of common shares, calculated using the assumed net proceeds per share of common stock in the proposed Offering, which would be required to pay the $25.0 million dividend to Axel Johnson. Net income for the nine months ended Septmeber 30, 1996 has been increased by interest expense, net of income taxes, of approximately $115,000 on the note payable to Axel Johnson. Net income per share for periods prior to 1995 has not been presented as such presentation is not meaningful.

    INTERIM RESULTS (UNAUDITED)

    The accompanying consolidated statements of operations and of cash flows for the nine months ended September 30, 1995 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for the fair statement of the results for such nine month period.

                              LARSCOM INCORPORATED

NOTE 2--BALANCE SHEET COMPONENTS:

                                                                         DECEMBER 31,
                                                                     --------------------  SEPTEMBER 30,
                                                                       1994       1995         1996
                                                                     ---------  ---------  -------------
                                                                               (IN THOUSANDS)
Accounts receivable:
  Gross accounts receivable........................................  $   5,035  $   6,514    $  10,022
  Less: Allowance for doubtful accounts............................        (60)       (90)        (135)
                                                                     ---------  ---------  -------------
                                                                     $   4,975  $   6,424    $   9,887
                                                                     ---------  ---------  -------------
                                                                     ---------  ---------  -------------
Inventories:
  Raw materials....................................................  $   1,714  $   1,338    $   2,566
  Work-in-process..................................................      2,823      3,834        3,173
  Finished goods...................................................      1,650      2,078        5,519
                                                                     ---------  ---------  -------------
                                                                     $   6,187  $   7,250    $  11,258
                                                                     ---------  ---------  -------------
                                                                     ---------  ---------  -------------
Property and equipment:
  Machinery and equipment..........................................  $   4,621  $   5,848    $   7,051
  Computers and software...........................................      2,708      3,486        4,319
  Leasehold improvements...........................................        922        979          989
  Furniture and fixtures...........................................        622        647          682
                                                                     ---------  ---------  -------------
                                                                         8,873     10,960       13,041
  Less: Accumulated depreciation...................................     (5,067)    (6,602)      (8,006)
                                                                     ---------  ---------  -------------
                                                                     $   3,806  $   4,358    $   5,035
                                                                     ---------  ---------  -------------
                                                                     ---------  ---------  -------------
Intangible assets:
  Goodwill.........................................................  $   6,481  $   6,481    $   6,481
  Other intangible assets..........................................      1,013      1,013        1,013
                                                                     ---------  ---------  -------------
                                                                         7,494      7,494        7,494
  Less: Accumulated amortization...................................     (5,859)    (6,968)      (7,382)
                                                                     ---------  ---------  -------------
                                                                     $   1,635  $     526    $     112
                                                                     ---------  ---------  -------------
                                                                     ---------  ---------  -------------
Accrued expenses and other current liabilities:
  Accrued compensation.............................................  $   1,517  $   2,687    $   3,423
  Accrual for contractual matters (See Note 8).....................        663        757          800
  Other current liabilities........................................      1,135      1,066        1,869
                                                                     ---------  ---------  -------------
                                                                     $   3,315  $   4,510    $   6,092
                                                                     ---------  ---------  -------------
                                                                     ---------  ---------  -------------

                              LARSCOM INCORPORATED

NOTE 3--RELATED PARTY TRANSACTIONS:

TRANSACTIONS WITH AXEL JOHNSON

    Related party transactions with Axel Johnson not disclosed elsewhere in the consolidated financial statements are as follows:

    DUE FROM AXEL JOHNSON

    Amounts due from Axel Johnson consist of cash remittances made by the Company to Axel Johnson from its operating bank accounts offset by cash advances to the Company from Axel Johnson for purchases of property and equipment, acquisitions, current income tax liabilities and fluctuating working capital needs. Neither Axel Johnson nor the Company has charged interest on the balances due.

    The following is an analysis of the balance due from Axel Johnson:

                                                                            DECEMBER 31,
                                                                 -----------------------------------  SEPTEMBER 30,
                                                                   1993                      1995         1996
                                                                 ---------      1994       ---------  -------------
                                                                            -------------
                                                                                 (IN
                                                                             THOUSANDS)
Balance at beginning of the period.............................  $    (131)   $   1,454    $   3,175    $   5,186
Cash remittances to Axel Johnson, net of
 cash advances.................................................      5,305        4,180        6,209        3,074
Charges from Axel Johnson for:
  Income taxes.................................................     (1,996)        (899)      (2,217)      (3,297)
  Pension and thrift plan......................................       (701)        (382)        (898)        (768)
  Insurance and workmen's compensation.........................       (532)        (652)        (534)        (364)
  Administrative services......................................       (491)        (526)        (549)        (395)
  Interest on note payable.....................................         --           --           --         (195)
                                                                 ---------       ------    ---------  -------------

Balance at the end of the period...............................  $   1,454    $   3,175    $   5,186    $   3,436
                                                                 ---------       ------    ---------  -------------
                                                                 ---------       ------    ---------  -------------

    NOTE PAYABLE TO AXEL JOHNSON

    In August 1996, the Company declared a dividend of $25.0 million, evidenced by a note payable to Axel Johnson, bearing interest at 7.5% per annum, payable semi-annually. The principal amount is repayable on the earlier of August 22, 1999 or the occurrence of any of the following events: (i) the Company's total stockholders' equity equals or exceeds $40.0 million or (ii) the Company sells all or substantially all of its assets or (iii) Axel Johnson nominates less than a majority of the persons to be elected to the Board of Directors. The Company recorded interest expense of $195,000 related to this note for the nine months ended September 30, 1996.

    EMPLOYEE BENEFIT PROGRAMS

    The Company participates in various employee benefit programs which are sponsored by Axel Johnson. These programs include medical, dental and life insurance and workers' compensation. The Company reimburses Axel Johnson for its proportionate cost of these programs based on historical experience and relative headcount. The costs reimbursed to Axel Johnson include costs for reported claims, as well as incurred but not reported claims. The Company recorded expense related to the reimbursement of these costs of approximately $532,000, $652,000, $534,000 and $364,000 in 1993, 1994,

                              LARSCOM INCORPORATED

NOTE 3--RELATED PARTY TRANSACTIONS: (CONTINUED)
1995 and the nine months ended September 30, 1996, respectively. The costs are charged to cost of revenues, research and development expenses and selling, general and administrative expenses based on the relative aggregate compensation of the employees in each of these categories. The Company believes the allocation by Axel Johnson of the proportionate cost is reasonable but is not necessarily indicative of the costs that would have been incurred had the Company maintained its own benefit plans.

    ADMINISTRATIVE SERVICES

    Axel Johnson provides limited services to the Company, including certain treasury, accounting, tax, internal audit, legal and human resources functions. The costs of these functions have been allocated to the Company based on estimates of actual costs incurred. Management believes that such allocations are reasonable. Such charges and allocations are not necessarily indicative of the costs that would have been incurred if the Company had been a separate entity. The allocated costs of these services amounting to $491,000, $526,000, $549,000 and $395,000 in 1993, 1994, 1995 and the nine months ended September 30, 1996, respectively, have been included in selling, general and administrative expenses in the consolidated statements of operations. The Company will enter into a transitional administrative services agreement with Axel Johnson effective upon consummation of the Offering, pursuant to which Axel Johnson will continue to provide the services outlined above for an initial annual fee of $622,000.

LARVAN LEASE

    The Company leases its principal facilities from Larvan Properties ("Larvan"), a general partnership in which the Company owns a one-third interest. The Company paid $275,000, $278,000, $278,000 and $209,000 in rent expense to Larvan and earned partnership income of $27,000, $46,000, $36,000 and $27,000 in 1993, 1994, 1995 and the nine months ended September 30, 1996, respectively.

NOTE 4--CAPITAL STOCK:

    The authorized capital stock of the Company consists of 100,000,000 shares of Class A Common Stock, 11,900,000 shares of Class B Common Stock and 5,000,000 shares of Preferred Stock, each with a par value of $0.01 per share.

COMMON STOCK

    DIVIDENDS

    Holders of Common Stock are entitled to receive such dividends when, if and as may be declared by the Board of Directors out of funds legally available for such purposes. No dividends may be declared or paid on any share of any class of Common Stock, unless such dividends, at the same rate per share on an as converted basis, are simultaneously declared or paid on each share of the other class of Common Stock.

    VOTING RIGHTS

    Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to four votes for each share of Class A Common Stock into which the Class B Common Stock is convertible. Holders of shares of Common Stock will vote as a single class on all matters submitted to a vote of stockholders, except as otherwise required by law.

                              LARSCOM INCORPORATED

NOTE 4--CAPITAL STOCK: (CONTINUED)
    CONVERTIBILITY

    Each share of Class B Common Stock is convertible, at the option of its holder, into one share of Class A Common Stock at any time, subject to adjustment for stock dividends, stock splits, subdivisions or combinations with respect to the Class A Common Stock. The shares of Class A Common Stock are not convertible into shares of Class B Common Stock.

    LIQUIDATION RIGHTS

    Upon liquidation, dissolution or winding up of the Company, the holders of Class A Common Stock are entitled to share ratably on an as converted basis with the holders of Class B Common Stock in all assets available for distributions after payment in full to creditors.

    OTHER PROVISIONS

    The holders of Common Stock are not entitled to preemptive or subscription rights. In any merger, consolidation or business combination, the consideration to be received per share by holders of Class A Common Stock must be identical to that received by holders of Class B Common Stock on an as converted basis.

PREFERRED STOCK

    The Board of Directors has the authority to issue up to 5,000,000 undesignated shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders.

NOTE 5--INCOME TAXES:

    The provision for income taxes consists of the following:

                                                 YEARS ENDED DECEMBER 31,       NINE MONTHS ENDED
                                              -------------------------------     SEPTEMBER 30,
                                                1993       1994       1995            1996
                                              ---------  ---------  ---------  -------------------
                                                      (IN THOUSANDS)
Current:
  Federal...................................  $   1,586  $     764  $   1,782       $   2,663
  State.....................................        410        135        435             634
                                              ---------  ---------  ---------          ------
                                                  1,996        899      2,217           3,297
                                              ---------  ---------  ---------          ------
Deferred:
  Federal...................................       (117)      (149)       (63)           (350)
  State.....................................        (26)        23        (69)            (87)
                                              ---------  ---------  ---------          ------
                                                   (143)      (126)      (132)           (437)
                                              ---------  ---------  ---------          ------
Provision for income taxes..................  $   1,853  $     773  $   2,085       $   2,860
                                              ---------  ---------  ---------          ------
                                              ---------  ---------  ---------          ------

                              LARSCOM INCORPORATED

NOTE 5--INCOME TAXES: (CONTINUED)
    The following is a reconciliation of the U.S. federal income tax rate to the Company's effective income tax rate:

                                                  YEARS ENDED DECEMBER 31,           NINE MONTHS ENDED
                                            -------------------------------------      SEPTEMBER 30,
                                               1993         1994         1995              1996
                                            -----------  -----------  -----------  ---------------------
Provision at statutory rate...............       34.0%        34.0%        34.0%             34.0%
State income taxes, net of federal tax
 benefits.................................        6.1          7.3          5.2               5.2
Research and development credits..........       (3.4)       (11.6)        (1.9)               --
Non-deductible goodwill amortization......        7.7         22.2          6.9               1.2
Other.....................................        0.3          2.0          1.0               0.7
                                                -----        -----        -----               ---
Effective rate............................       44.7%        53.9%        45.2%             41.1%
                                                -----        -----        -----               ---
                                                -----        -----        -----               ---

    Deferred tax assets (liabilities) are comprised of the following:

                                                                 DECEMBER 31,
                                                             --------------------  SEPTEMBER 30,
                                                               1994       1995         1996
                                                             ---------  ---------  -------------
                                                                       (IN THOUSANDS)
Deferred tax assets:
  Accrued expenses.........................................  $     471  $     579    $     703
  Reserves.................................................        628        641          876
  Other....................................................        174        195          258
                                                             ---------  ---------       ------
                                                             $   1,273  $   1,415    $   1,837
                                                             ---------  ---------       ------
                                                             ---------  ---------       ------
Deferred tax liabilities:
  Depreciation and amortization............................       (554)      (513)        (498)
  Other....................................................        (13)       (64)         (64)
                                                             ---------  ---------       ------
                                                             $    (567) $    (577)   $    (562)
                                                             ---------  ---------       ------
                                                             ---------  ---------       ------

NOTE 6--EMPLOYEE BENEFIT PLANS:

THRIFT PLAN

    The Company participates in the Axel Johnson Inc. Thrift Plan (the "Thrift Plan") qualified under Section 401(k) of the Internal Revenue Code. The Thrift Plan allows employees to defer up to 16% of their compensation not to exceed the amount allowed by the applicable Internal Revenue Service guidelines. The Company matches 60% of employee contributions made on a pre-tax basis and 30% of employee contributions made on a post-tax basis, subject to a maximum of 6% of total eligible employee compensation. Company contributions vest ratably over five years of service or two years of plan participation, whichever occurs first. Contributions by the Company under the Thrift Plan amounted to $247,000, $297,000, $345,000 and $282,000 in 1993, 1994, 1995 and the nine months ended
September 30, 1996, respectively.

PENSION PLAN

    The Company's employees participate in a noncontributory defined benefit pension plan sponsored by Axel Johnson. Benefits under the plan are based on years of service and employees' compensation. The

                              LARSCOM INCORPORATED

NOTE 6--EMPLOYEE BENEFIT PLANS: (CONTINUED) plan's assets are invested principally in equity and fixed-income securities. It is Axel Johnson's policy to satisfy the minimum funding requirements of the Employee Retirement Income Security Act of 1974 (ERISA).

    Net periodic pension cost was determined by measuring the Projected Benefit Obligation ("PBO") for the Company's employees using a discount rate of 7.4%, 8.3%, 8.5% and 7.3%, and an assumed long-term rate of compensation of 5.0%, 4.0%, 5.3% and 4.5% in 1993, 1994, 1995 and the nine months ended September 30, 1996, respectively. The PBO for such employees was determined using a discount rate of 8.5% and 7.3% at December 31, 1994 and 1995, respectively. The PBO so measured was $2,504,000 and $3,566,000 at December 31, 1994 and 1995,
respectively.

    Certain elements of pension cost, including expected return on assets (which was 9% in 1993, 1994 and 1995 and 9.5% for the nine months ended September 30,
1996), and net amortization, were allocated based on the relationship of the PBO for the Company to the total PBO of the defined benefit pension plan. The elements of pension cost allocated to the Company using this method were:

                                                    YEARS ENDED DECEMBER 31,       NINE MONTHS ENDED
                                                 -------------------------------     SEPTEMBER 30,
                                                   1993       1994       1995            1996
                                                 ---------  ---------  ---------  -------------------
                                                                    (IN THOUSANDS)
Service cost...................................  $     433  $     504  $     496       $     417
Interest cost..................................        160        192        245             204
Net amortization...............................         (6)        (3)        (7)             (1)
Expected return on assets......................       (133)      (173)      (213)           (196)
                                                 ---------  ---------  ---------           -----
    Net periodic pension cost..................  $     454  $     520  $     521       $     424
                                                 ---------  ---------  ---------           -----
                                                 ---------  ---------  ---------           -----

    The Company's employees also are eligible to participate in the Axel Johnson retirement restoration plan. This plan is for employees whose benefits under the defined benefit pension plans are reduced due to limitation under federal tax laws. The Company's pension expense for this plan, using the same methodology as described above, was $0, $33,000, $32,000 and $62,000 in 1993, 1994, 1995 and
the nine months ended September 30, 1996, respectively. The projected benefit obligation at December 31, 1994, 1995 and September 30, 1996 was $118,000, $150,000 and $365,000, respectively.

NOTE 7--LEASES:

    The Company leases its primary facilities from a related party under a lease which expires in January 1998. (See Note 3.) Total rent expense in 1993, 1994, 1995 and the nine months ended

                              LARSCOM INCORPORATED

NOTE 7--LEASES: (CONTINUED)
September 30, 1996 was $557,000, $585,000, $515,000, and $381,000, respectively.
Future annual minimum lease payments under all noncancelable operating leases as of September 30, 1996 are as follows:

                                                                                    AMOUNT
                                                                                 -------------
                                                                                      (IN
                                                                                  THOUSANDS)
October to December 31, 1996...................................................    $     109
Years ending December 31,
  1997.........................................................................          448
  1998.........................................................................          171
  1999.........................................................................          142
  2000 and thereafter..........................................................          210
                                                                                      ------
                                                                                   $   1,080
                                                                                      ------
                                                                                      ------

NOTE 8--COMMITMENTS AND CONTINGENCIES:

    The Company is one of the guarantors of a $150.0 million revolving line of credit and a $50.0 million term loan obtained by Axel Johnson. Axel Johnson expects to obtain the release of such guarantees on behalf of the Company prior to the consummation of the Offering.

    There are potential unasserted claims against the Company relating to pricing deficiencies under two product supply contracts subject to General Services Administration ("GSA") regulations. Management has completed an assessment of its performance under the GSA contracts, assessed its potential liability with the assistance of the Company's outside experts and legal counsel, and voluntarily disclosed the identified pricing deficiencies to the GSA contracting officer responsible for the Company's contracts. Although the ultimate resolution of this matter potentially could involve purchase price rebates and associated legal, audit and other costs of up to an aggregate of $1.3 million or more, management believes, after consultation with its outside experts and legal counsel, that the Company's exposure for this matter is not likely to exceed $800,000, which includes estimated purchase price rebates and associated legal, audit and other costs, and the Company has established a reserve for this amount. In management's opinion, the ultimate resolution of this matter will not have a material adverse effect on the Company's financial position or results of operations. The Company has recorded expenses of $238,000, $100,000, $94,000 and $43,000 for 1993, 1994, 1995 and the nine months ended September 30, 1996, respectively, and has recorded accruals related to the potential unasserted claim of $563,000, $663,000, $757,000 and $800,000 at
December 31, 1993, December 31, 1994, December 31, 1995 and September 30, 1996, respectively.

    In its distribution agreements, the Company typically agrees to indemnify its customers for any expenses or liabilities resulting from claimed infringements of patents, trademarks or copyrights of third parties.

NOTE 9--SUBSEQUENT EVENTS:

PROPOSED INITIAL PUBLIC OFFERING (UNAUDITED)

    In October 1996, the Company filed a Registration Statement related to the sale of 7,000,000 shares of Class A Common Stock to underwriters for sale to the public of which 5,800,000 shares are being sold by the Company and 1,200,000 shares are being sold by Axel Johnson. Following completion of such Offering, Axel Johnson will continue to own approximately 60.5% of the Company's total outstanding Common

                              LARSCOM INCORPORATED

NOTE 9--SUBSEQUENT EVENTS: (CONTINUED)
Stock. It is expected that the Offering will trigger payment of the promissory note to Axel Johnson, as discussed in Note 3.

EMPLOYEE STOCK PURCHASE PLAN

    Effective October 1996, the Company's Board of Directors adopted an Employee Stock Purchase Plan (the "Purchase Plan"), for which 310,000 shares of Class A Common Stock have been reserved for issuance. Eligible employees can have up to 10% of their total compensation withheld to be used to purchase shares of the Class A Common Stock on specified dates determined by the Board of Directors. The price of Class A Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Class A Common Stock on the first or last date of each offering period or a higher price if specified by the Board of Directors. The Purchase Plan will become effective upon the closing of the Offering.

STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

    In October 1996, the Company adopted a Stock Option Plan for Non-Employee Directors (the "Directors' Plan") and reserved a total of 205,000 shares of the Company's Class A Common Stock for issuance thereunder. The Directors' Plan provides for the grant of stock options pursuant to an automatic grant mechanism to members of the Board of Directors who are not employees of the Company or of Axel Johnson. Each non-employee director will receive an initial grant, upon first becoming a director (or, in the case of current non-employee directors, upon consummation of the Offering), to purchase a total of 18,000 shares of Class A Common Stock, and each year thereafter will receive an option to purchase a total of 6,000 shares of Class A Common Stock. Each option is granted at an exercise price equal to fair market value on date of grant. Each initial grant vests in three equal annual occurrences, and each annual grant vests in full on the three years following the date of grant. Options expire one year after termination of Board Service or ten years after the date of grant and vest over approximately a three year period. The Directors Plan will become effective upon the closing of the Offering.

STOCK INCENTIVE PLAN

    In October 1996, the Company's Board of Directors approved a Stock Incentive Plan (the "Incentive Plan") for which 2,485,000 shares of Class A Common Stock have been reserved for issuance thereunder. The Incentive Plan which will become effective upon the closing of the Offering, provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights and stock bonus awards to employees or eligible consultants. The Incentive Plan is administered by the Compensation Committee of the Board of Directors (the "Administrator"). With respect to any participant who owns stock possessing more than ten percent of the voting power of all classes of the Company's outstanding capital stock (a 10% stockholder), the exercise price of any incentive stock option granted must equal 110% of the fair market value on the grant date. The exercise price of incentive stock options for all other employees shall be no less than 100% of the fair market value per share on the date of the grant. The maximum term of an option granted under the Incentive Plan may not exceed ten years from the date of grant (five years in the case of an incentive stock option granted to a 10% stockholder).

                              LARSCOM INCORPORATED

NOTE 9--SUBSEQUENT EVENTS: (CONTINUED)
LINE OF CREDIT AGREEMENT (UNAUDITED)

    The Company and Axel Johnson will enter into a credit agreement upon the consummation of the Offering, pursuant to which Axel Johnson has agreed to provide a revolving credit/working capital facility (the "Credit Agreement") to the Company in an aggregate amount of up to $15.0 million. The Credit Agreement has a term of 24 months, and any loans thereunder bear interest during each calendar quarter at a rate per annum equal to the sum of the three month London Interbank Offered Rate (LIBOR), plus 2.0% initially on the date when the loan is made and adjusted thereafter on the first business day of each calendar quarter. Additionally, the Company will be required to pay a commitment fee of 0.5% per annum on the unused portion of the Credit Agreement. The Company will be required to maintain compliance with certain covenants under the Credit Agreement.

                                 [CHART]

    Set forth here, under the title Customer Applications, are two separate diagrams illustrating applications of Larscom products. Each diagram is in a separate outline box. The Larscom wordmark appears above the title at the top of the page.

    The upper diagram is labeled Digital Network Microwave--Broadband WAN at the bottom within the outline box. A map of the states of INDIANA, KENTUCKY, OHIO,
W. VIRGINIA, and VIRGINIA (so labeled) serves as the background for the diagram. Arranged across the map are six boxes labeled Orion 4000 and also containing one of the following place indications (clockwise from top right): Canton OH; Roanoke, VA; Charleston, WV; Columbus, OH; Fort Wayne, IN; Cook Nuclear Plant. There are also seven boxes labeled ATM Switch. Six of these are associated with the individual Orion 4000 boxes, and each is connected to its associated Orion 4000 box by a single line. The seventh ATM Switch box is located between the Orion 4000 boxes labeled Charleston, WV and Columbus, OH, and is labeled Ashland, KY below the box; it is connected by one line each to the ATM switch boxes associated with the three Orion 4000 boxes labeled Canton, OH, Charleston, WV, and Columbus, OH. An additional line connects the two Orion 4000 boxes labeled Canton, OH and Charleston, WV.

    The following lines are labeled 4 T1s via Digital Microwave: ATM Switch to associated Orion 4000 box labeled Cook Nuclear Plant; Orion 4000 box labeled Cook Nuclear Plant to Orion 4000 box labeled Canton, OH: Orion 4000 box labeled Canton, OH to Orion 4000 box labeled Roanoke, VA; Orion 4000 box labeled Canton, OH to Orion 4000 box labeled Charleston, WV; Orion 4000 box labeled Columbus, OH to Orion 4000 box labeled Fort Wayne, IN. The following lines are labeled Leased T3: ATM Switch labeled Ashland, KY to ATM Switch associated with Orion 4000 box labeled Cook Nuclear Plant; ATM Switch associated with Orion 4000 box labeled Roanoke, VA to ATM Switch associated wtih Orion 4000 box labeled Charleston, WV. The following lines are labeled Leased T3: ATM Switch labeled Ashland, KY to ATM Switch associated with Orion 4000 box labeled Columbus, OH; ATM Switch labeled Ashland, KY to ATM Switch associated with Orion 4000 box labeled Charleston, WV.

    The lower diagram is labeled European University Network -- NORDUNet at the bottom within the outline box. A map of Scandinavia serves as the background for the diagram, at the center of which is a representation of a cloud labeled Network. At each of the four corners of the diagram is a box labeled Orion 4000/5 outside, each associated with a small small box labeled Router to which it is connected by a single short line. Each Orion 4000/5 and router combination is labeled with a city name: Helsinki in the upper right, Stockholm in the lower right, Copenhagen in the lower left, and Oslo in the upper left. The Orion 4000/5 labeled Oslo is connected to the Network cloud by four parallel lines labeled E1s. The Orion 40000/5 boxes labeled Helsinki and Copenhagen are connected to the Network cloud in exactly the same manner. The Orion 4000/5 labeled Stockholm is connected to an associated unlabeled box by three sets of four parallel lines labeled E1s; the unlabeled box is in turn connected to the Network cloud by two parallel lines labeled E3s (redundant). The diagram represents an internetwork in which each of the Oslo, Helsinki, and Copenhagen sites is linked to the Stockholm site by a 4xE1 channel.

----------------------------------------------
                                  ----------------------------------------------
----------------------------------------------
                                  ----------------------------------------------

    NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SHARES OF CLASS A COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATES ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ----------------------

                               TABLE OF CONTENTS
                             ----------------------

                                                                            PAGE
                                                                            ----
PROSPECTUS SUMMARY........................................................    3
RISK FACTORS..............................................................    7
USE OF PROCEEDS...........................................................   15
DIVIDEND POLICY...........................................................   15
CAPITALIZATION............................................................   16
DILUTION..................................................................   17
SELECTED CONSOLIDATED FINANCIAL DATA......................................   18
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..............................................................   19
BUSINESS..................................................................   26
MANAGEMENT................................................................   39
RELATIONSHIP BETWEEN THE COMPANY AND AXEL JOHNSON.........................   47
PRINCIPAL AND SELLING STOCKHOLDER.........................................   50
DESCRIPTION OF CAPITAL STOCK..............................................   51
SHARES ELIGIBLE FOR FUTURE SALE...........................................   53
UNDERWRITING..............................................................   55
LEGAL MATTERS.............................................................   57
EXPERTS...................................................................   57
ADDITIONAL INFORMATION....................................................   57
GLOSSARY OF TERMS.........................................................   58
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS................................  F-1

                             ----------------------

    UNTIL               , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                7,000,000 SHARES

                                     [LOGO]

                              CLASS A COMMON STOCK

                               -----------------

                                   PROSPECTUS
                               -----------------

                             MONTGOMERY SECURITIES

                                COWEN & COMPANY

                             PUNK, ZIEGEL & KNOELL

                                           , 1996

----------------------------------------------
                                  ----------------------------------------------
----------------------------------------------
                                  ----------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of the Class A Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC Registration Fee............................................  $   34,152
NASD Filing Fee.................................................      11,770
Nasdaq NMS Fees.................................................      50,000
Printing Expenses...............................................     200,000
Legal Fees and Expenses.........................................     400,000
Accounting Fees and Expenses....................................     350,000
D&O Liability Insurance.........................................     250,000
Blue Sky Fees and Expenses......................................       7,500
Transfer Agent, Custodial and Registrar Fees....................       7,500
Miscellaneous...................................................     189,078
                                                                  ----------
  Total.........................................................  $1,500,000
                                                                  ----------
                                                                  ----------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the DGCL authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article Ninth of the Registrant's Amended and Restated Articles of Incorporation (Exhibit 3.2 hereto) and Article VI of the Registrant's Amended By-laws (Exhibit 3.4 hereto) will provide for indemnification of its directors, officers, employees, and other agents to the maximum extent permitted by the DGCL. Reference is also made to Section 11 of the Underwriting Agreement contained in Exhibit 1.1 hereto, which provides for the indemnification of officers, directors, and controlling persons of the Registrant against certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    Not applicable.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


      1.1+ Form of Underwriting Agreement
      3.1+ Certificate of Incorporation of the Registrant
      3.2+ Form of Amended and Restated Certificate of Incorporation of the
             Registrant
      3.3+ By-laws of the Registrant
      3.4+ Form of Amended By-laws of the Registrant
      5.1+ Opinion of Cahill Gordon & Reindel (a partnership including a professional corporation)
     10.1+ Form of Larscom Incorporated Stock Option Plan For Non-Employee
             Directors
     10.2+ Form of Larscom Incorporated Stock Incentive Plan
     10.3+ Form of Larscom Incorporated Stock Purchase Plan
     10.4+ Lease Agreement between Larvan Properties and the Company
     10.5+ Partnership Agreement among Vanderson Construction, Donn H. Byrne,
             John D. Brady, Thomas J. Cunningham, Jr. and the Company
     10.6+ Form of Services Agreement between Axel Johnson and the Company
     10.7+ Form of Credit Agreement between Axel Johnson and the Company
     10.8+ Form of Tax Sharing Agreement between Axel Johnson and the Company
     10.9+ Note between Axel Johnson and the Company dated August 23, 1996
    10.10+ Form of Registration Rights Agreement between Axel Johnson and the
             Company
     11.1+ Statement re computation of per share earnings
     21.1+ Subsidiaries of the Registrant
     23.1  Consent of Price Waterhouse LLP
     23.2+ Consent of Cahill Gordon & Reindel (included in Exhibit 5.1)
     24.1+ Power of Attorney
     27.1+ Financial Data Schedule


------------------------

+   Previously filed.

    (b) Financial Statement Schedules

    Report of Independent Auditors on Financial Statement Schedule.

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

    The undersigned registrant hereby undertakes:

        (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) That for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

        (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED AMENDMENT NO. 4 TO THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PALO ALTO, STATE OF CALIFORNIA, ON THE 4TH DAY OF DECEMBER, 1996.


                                          LARSCOM INCORPORATED

                                          By:        /s/ DEBORAH M. SOON

                                              ----------------------------------
                                                       Deborah M. Soon
                                                PRESIDENT AND CHIEF EXECUTIVE
                                                         OFFICER


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AMENDMENT NO. 4 TO THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:



             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

                                President, Chief Executive
              *                   Officer, and Director
------------------------------    (Chief Executive           December 4, 1996
       Deborah M. Soon            Officer)

                                Vice President, Finance
              *                   and Chief Financial
------------------------------    Officer (Chief Financial   December 4, 1996
        Bruce D. Horn             Officer and Principal
                                  Accounting Officer)

              *
------------------------------  Director                     December 4, 1996
         Paul E. Graf

              *
------------------------------  Director                     December 4, 1996
       Donald G. Heitt

              *
------------------------------  Director                     December 4, 1996
      Kevin N. Kalkhoven

              *
------------------------------  Director                     December 4, 1996
       Harvey L. Poppel

              *
------------------------------  Director                     December 4, 1996
      Joseph F. Smorada

*Pursuant to Power of Attorney
 filed with the Commission as
Exhibit 24.1

     /s/ DEBORAH M. SOON
------------------------------  Attorney-in-Fact             December 4, 1996
       Deborah M. Soon

                                 EXHIBIT INDEX


      1.1+ Form of Underwriting Agreement

      3.1+ Certificate of Incorporation of the Registrant

      3.2+ Form of Amended and Restated Certificate of Incorporation of the Registrant

      3.3+ By-laws of the Registrant

      3.4+ Form of Amended By-laws of the Registrant

      5.1+ Opinion of Cahill Gordon & Reindel (a partnership including a professional corporation)

     10.1+ Form of Larscom Incorporated Stock Option Plan For Non-Employee Directors

     10.2+ Form of Larscom Incorporated Stock Incentive Plan

     10.3+ Form of Larscom Incorporated Stock Purchase Plan

     10.4+ Lease Agreement between Larvan Properties and the Company

     10.5+ Partnership Agreement among Vanderson Construction, Donn H. Byrne, John D. Brady,
             Thomas J. Cunningham, Jr. and the Company

     10.6+ Form of Services Agreement between Axel Johnson and the Company

     10.7+ Form of Credit Agreement between Axel Johnson and the Company

     10.8+ Form of Tax Sharing Agreement between Axel Johnson and the Company

     10.9+ Note between Axel Johnson and the Company dated August 23, 1996

    10.10+ Form of Registration Rights Agreement between Axel Johnson and the Company

     11.1+ Statement re computation of per share earnings

     21.1+ Subsidiaries of the Registrant

     23.1  Consent of Price Waterhouse LLP

     23.2+ Consent of Cahill Gordon & Reindel (included in Exhibit 5.1)

     24.1+ Power of Attorney

     27.1+ Financial Data Schedule


------------------------
+   Previously filed.